Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

by and among

NABORS ENERGY TRANSITION CORP.,

VAST SOLAR PTY LTD,

NEPTUNE MERGER SUB, INC.,

NABORS ENERGY TRANSITION SPONSOR LLC (SOLELY WITH RESPECT TO SECTIONS 5.20, 7.10(a) and 7.16)

and

NABORS INDUSTRIES LTD. (SOLELY WITH RESPECT TO SECTIONS 7.8(d) and 7.18)

Dated as of February 14, 2023

i

(Continued)

(Continued)

(Continued)

(Continued)

EXHIBIT A	Form of Shareholder and Registration Rights Agreement

EXHIBIT B	Form of Second Amended and Restated Certificate of Incorporation of Surviving Corporation

EXHIBIT C	Form of Amended and Restated Bylaws of Surviving Corporation

EXHIBIT D	Form of Constitution of Company

v

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT, dated as of February 14, 2023 (as may be further amended, restated or amended and restated from time to time, this “Agreement”), is made by and among Nabors Energy Transition Corp., a Delaware corporation (“SPAC”), Vast Solar Pty Ltd, an Australian proprietary company limited by shares (the “Company”), NEPTUNE MERGER SUB, INC., a Delaware corporation and wholly owned direct subsidiary of the Company (“Merger Sub”), Nabors Energy Transition Sponsor LLC, a Delaware limited liability company (the “Sponsor”) (solely with respect to Sections 5.20, 7.10(a) and 7.16), and Nabors Industries Ltd. (“Nabors”) (solely with respect to Sections 7.8(d) and 7.18).

WHEREAS, SPAC is a special purpose acquisition company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub will merge with and into SPAC (the “Merger”), with SPAC surviving the Merger as a wholly owned direct subsidiary of the Company;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously approved the Merger, this Agreement and the Transactions (as defined herein);

WHEREAS, the Board of Directors of SPAC (the “SPAC Board”) has unanimously (a) approved and adopted this Agreement and declared its advisability and approved the Transactions to which SPAC is a party, including the Merger, (b) determined that this Agreement and the Transactions to which SPAC is a party, including the Merger, are fair to, and in the best interests of, SPAC and its stockholders and (c) recommended the approval and adoption of this Agreement, the Merger and the other transactions contemplated by this Agreement by the stockholders of SPAC;

WHEREAS, the Board of Directors of Merger Sub (the “Merger Sub Board”) has unanimously (a) determined that the Merger is fair to, and in the best interests of, Merger Sub and its sole stockholder, and (b) approved and adopted this Agreement and declared its advisability and approved the Merger and the other transactions contemplated by this Agreement;

WHEREAS, SPAC, the Company and the Sponsor, concurrently with the execution and delivery of this Agreement, are entering into the Support Agreement with Nabors Lux 2 S.A.R.L., a Luxembourg private limited liability company (société à responsabilité limitée) (“Nabors Lux 2”), and each of the other signatories thereto, dated as of the date hereof (the “Support Agreement”), providing that, among other things, the Sponsor and its affiliates will vote their shares of Class A common stock, par value $0.0001 per share, of SPAC (“Class A Common Stock”) and Founder Shares (as defined herein) in favor of this Agreement and the transactions contemplated by this Agreement and the Founder Shares held by the Sponsor will be exchanged for a fixed number of Company Shares and the right to receive additional Company Shares during the Earnout Period (as defined herein) upon the achievement of certain share price targets, in each case, as more specifically set forth therein;

WHEREAS, concurrently with the execution and delivery of this Agreement, AgCentral Energy Pty Limited (“AgCentral”), in its capacity as the sole holder of Existing Company Convertible Notes and in its capacity as holder of certain indebtedness of the Company pursuant to the AgCentral Loan Agreements, entered into a noteholder support and loan termination deed (the “Noteholder Support and Loan Termination Agreement”), pursuant to which, among other things, AgCentral agreed (a) to, immediately prior to the Closing, as applicable, (i) exercise (or be deemed to have exercised) the conversion rights under each of the Existing Company Convertible Notes to convert all such Existing Company Convertible Notes into Company Shares (as defined herein) on the terms thereof or, (ii) accept Company Shares as settlement of their Existing Company Convertible Notes whereupon such notes shall be canceled, (iii) accept Company Shares as repayment of all of the principal outstanding and accrued interest under each AgCentral Loan Agreement whereupon each of the AgCentral Loan Agreements shall be discharged and terminated (clauses (i)-(iii), collectively, the “Existing Convertible Note Conversion”), and (iv) discharge and release all financier security granted by the Company to AgCentral in respect of the Existing Company Convertible Notes and the AgCentral Loan Agreements, and (b) not to transfer, prior to the Closing or termination of this Agreement, AgCentral’s rights under any AgCentral Loan Agreement, AgCentral’s Company Shares or the Existing Company Convertible Notes, subject to the exceptions set forth therein;

WHEREAS, in connection with the Closing, SPAC, the Company, certain stockholders of SPAC and certain holders of Company Shares (“Company Shareholders”) shall enter into a Shareholder and Registration Rights Agreement substantially in the form attached hereto as Exhibit A (the “Shareholder and Registration Rights Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Nabors Lux 2 and AgCentral are each entering into a subscription agreement with the Company (the “Notes Subscription Agreements”), pursuant to which, among other things, Nabors Lux 2 and AgCentral have agreed to subscribe for and purchase senior convertible notes from the Company, in exchange for an aggregate purchase price of $10,000,000 to be funded in accordance with the Notes Subscription Agreements;

WHEREAS, certain additional investors may enter into Additional Notes Subscription Agreements (as defined herein) with the Company (the financing contemplated under the Notes Subscription Agreement and the Additional Notes Subscription Agreements hereinafter referred to as the “Convertible Financing”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Nabors Lux 2 and AgCentral are entering into subscription agreements with the Company (the “Equity Subscription Agreements”), pursuant to which, among other things, Nabors Lux 2 and AgCentral shall agree, subject to the Closing occurring, to subscribe for and purchase, and the Company will issue and sell to each of Nabors Lux 2 and AgCentral up to the number of Company Shares provided for in the applicable Equity Subscription Agreement in exchange for the purchase price set forth therein, in each case, on the terms and subject to the conditions set forth therein;

WHEREAS, certain additional investors may enter into Additional Equity Subscription Agreements (as defined herein) with the Company (the equity financing under the Equity Subscription Agreements and the Additional Equity Subscription Agreements hereinafter referred to as the “PIPE Financing”);

WHEREAS, immediately prior to the Merger, the MEP Share Conversion (as defined herein), the Existing Convertible Note Conversion and a conversion of Company Shares (whether by way of subdivision or consolidation) will be undertaken (the “Company Split Adjustment”), whereby the aggregate number of Company Shares outstanding immediately following such corporate actions will be 20,500,000 Company Shares (subject to adjustments as contemplated herein);

WHEREAS,     prior to the Closing, the Company shall change from a proprietary company limited by shares to a public company limited by shares and replace the constitution of the Company;

WHEREAS, concurrently with the execution and delivery of this Agreement, (a) the Company and Nabors Corporate Services, Inc. are entering into a Services Agreement (the “Services Agreement”) and (b) the Company and Nabors Energy Transition Ventures LLC are entering into a Joint Development and License Agreement (the “Development Agreement”); and

WHEREAS, prior to the consummation of the Transactions, the Company shall adopt the 2023 Equity Incentive Plan (as defined herein).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I
DEFINITIONS

Section 1.1             Certain Definitions. For purposes of this Agreement:

“Additional Equity Subscription Agreements” means subscription agreements entered into with investors between the date of this Agreement and the Effective Time or the earlier termination of this Agreement pursuant to which such investors, upon the terms and subject to the conditions set forth therein, have agreed to subscribe for and purchase Company Shares in the PIPE Financing. Additional Equity Subscription Agreements shall be with investors reasonably acceptable to SPAC who have agreed to purchase Company Shares at a price at least equal to the price per share provided in the Equity Subscription Agreements and on terms and conditions that are no more favorable to such investor in any material respect than the Equity Subscription Agreements unless SPAC provides its prior written consent (such consent not to be unreasonably withheld, conditioned or delayed, having regard to, inter alia (a) market conditions prevailing at the date consent is requested, for instruments such as the Company Shares offered in the PIPE Financing and (b) other alternative transactions available to SPAC, at the date that consent is required).

“Additional Notes Subscription Agreements” means subscription agreements entered into with investors between the date of this Agreement and the Effective Time or the earlier termination of this Agreement pursuant to which such investors, upon the terms and subject to the conditions set forth therein, have agreed to subscribe for and purchase senior convertible notes in the Convertible Financing. Additional Notes Subscription Agreements shall be with investors reasonably acceptable to SPAC who have agreed to purchase Senior Convertible Notes at a price at least equal to the price per note provided in the Notes Subscription Agreements and on terms and conditions that are no more favorable to such investor in any material respect than the Notes Subscription Agreements unless SPAC provides its prior written consent (such consent not to be unreasonably withheld, conditioned or delayed, having regard to, inter alia (a) market conditions prevailing at the date consent is requested, for instruments such as the senior convertible notes offered in the Convertible Financing and (b) other alternative transactions available to SPAC, at the date that consent is required).

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person; “control” means the ownership, directly or indirectly, of voting securities representing the right generally to elect a majority of the directors (or similar officials) of a person or the possession, as a director, manager, officer or equivalent position or by Contract or otherwise, of the authority to direct the management and policies of a person.

“AgCentral Loan Agreements” means the loan agreements set forth on Section 1.1(a) of the Company Disclosure Schedule.

“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), (b) the UK Bribery Act 2010, (c) Divisions 70 and 142 of Australia’s Criminal Code Act 1995 (Cth), as amended, (d) Australia’s Anti-Money Laundering and Counter-Terrorism Financing Act 2006 (Cth), as amended, (e) anti-bribery legislation promulgated by the European Union and implemented by its member states, (f) Laws or any other type of legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and (g) all other applicable, similar or equivalent anti-corruption, anti-bribery or anti-money laundering Laws or any other type of legislation of any jurisdiction applicable to the Company, the Company’s subsidiaries, or the Company’s operations.

“ASIC” means the Australian Securities and Investments Commission.

“Australian Tax Laws” means the Income Tax Assessment Act 1936 (Cth) and the Income Tax Assessment Act 1997 (Cth).

“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Business Systems or otherwise in the course of the conduct of the business of the Company or any Company Subsidiaries.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, NY in the United States of America or Sydney, Australia.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, that are owned, licensed, or leased by the Company or any Company Subsidiaries and used or held for use in the conduct of the Company Business.

“Change of Control” means (a) any transaction or series of transactions (other than any transaction or series of transactions described in clause (b) hereof) following which a person or “group” (within the meaning of Section 13(d) of the Exchange Act) of persons (other than AgCentral or its affiliates, the Company or any of its subsidiaries), has direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing fifty percent (50%) or more of the voting power of or economic rights or interests in the Company, (b) any transaction or series of transactions constituting a merger, consolidation, reorganization or other business combination involving the Company, however effected, following which either (i) the members of the Company Board immediately prior to such merger, consolidation, reorganization or other business combination do not constitute at least a majority of the board of directors of the company surviving the combination or, if the surviving company is a subsidiary, the ultimate parent thereof or (ii) the voting securities of the Company immediately prior to such merger, consolidation, reorganization or other business combination do not continue to represent or are not converted into fifty percent (50%) or more of the combined voting power of the then-outstanding voting securities of the person resulting from such combination or, if the surviving company is a subsidiary, the ultimate parent thereof, or (c) any transaction or series of transactions the result of which is a sale of all or substantially all of the assets of the Company to any person.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Business” means the business of the Company and any Company Subsidiaries as conducted as of the date hereof.

“Company Change of Control Payment” means any success, change of control, retention, transaction bonus or other similar payment or amount that the Company is required to pay to any current or former officer, director or employee of the Company or any affiliate of the Company (including any “double trigger” payments or similar amounts that may become due and payable based upon the occurrence of the Transactions followed by or combined with one or more additional circumstances, matters or events) pursuant to the express terms of any plan, policy, arrangement or Contract to which the Company is a party or by which any of its assets are bound as of or prior to the Closing, in each case, as a result of the consummation of the Transactions.

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to the Company or any Company Subsidiary or that the Company or any Company Subsidiary otherwise has a right to use.

“Company Material Adverse Effect” means any event, circumstance, change, fact, condition, development, effect or occurrence (collectively “Effect”) that, individually or in the aggregate with all other Effects, (a) has had or would reasonably be expected to have a material adverse effect to the business, condition (financial or otherwise), assets, liabilities or operations of the Company and the Company Subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law, GAAP or applicable Local GAAP after the date of this Agreement; (ii) events or conditions generally affecting the industries or geographic areas in which the Company or the Company Subsidiaries operate; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest or terrorism (including in the Ukraine), or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, natural disaster, or other acts of God, epidemic, pandemic, or disease outbreak (including COVID-19), (vi) any actions taken by the Company or the Company Subsidiaries as required by this Agreement or any other Transaction Document or at SPAC’s written request, (vii) any failure by the Company to meet any projections or forecasts or estimates of revenues or earnings for any period (provided, that this clause (vii) shall not prevent a determination that any Effect underlying such failure has resulted in a Company Material Adverse Effect), or (viii) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities) (provided, that this clause (viii) shall not apply to any representations or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the Transactions), except in the cases of clauses (i) through (v), to the extent that the Company and the Company Subsidiaries, taken as a whole, are materially and disproportionately affected thereby as compared with other participants in the industries in which the Company and the Company Subsidiaries operate.

“Company-Owned IP” means all Intellectual Property rights owned or purported to be owned by the Company or any Company Subsidiary.

“Company Shares” means ordinary shares in the capital of the Company.

“Company Software” means Software owned or purported to be owned by or developed by or for the Company or any Company Subsidiary.

“Company Subsidiary” means a subsidiary of the Company.

“Confidential Information” means any information, knowledge or data concerning the businesses and affairs of the Company, the Company Subsidiaries, or any Suppliers or customers of the Company or any Company Subsidiary or SPAC or its subsidiaries (as applicable) that is not already generally available to the public.

“Contract” shall mean any written contract, mortgage, deed of trust, bond, bank guarantee, indenture, lease, sublease, license, sublicense, note, franchise, option, warrant, right or other written obligation or agreement.

“Copyleft License” means any license that requires, as the result of and as a condition of the Company’s use, modification or distribution of software subject to such license in the conduct of the Company’s Business, that such software subject to such license, or any material Company Software as incorporated into, derived from, used or distributed with such software subject to such license by the Company in the conduct of the Company’s Business (a) be made available or distributed in a form other than binary (e.g., source code form), (b) be licensed for the purpose of preparing derivative works or (c) be redistributable at no license fee. Copyleft Licenses include the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “sharealike” licenses.

“Corporations Act” means the Australian Corporations Act 2001 (Cth).

“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“Dollars” or “$” means the lawful currency of the United States of America.

“Earnout Period” means the time period between the date that is seventy (70) days after the Closing Date and the five-year anniversary of the Closing Date.

“Eligible Company Shareholder” means a holder of a Company Share (after taking into account the Existing Convertible Note Conversion in accordance with the Noteholder Support and Loan Termination Agreement and the MEP Share Conversion) immediately prior to the Effective Time; provided, that no person that becomes a holder of Company Shares prior to the Effective Time solely as a result of the consummation of the Convertible Financing or the PIPE Financing shall be an Eligible Company Shareholder with respect to such Company Shares.

“Environmental Laws” means any United States federal, state or local or non-United States laws relating to: (a) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (b) the manufacture, handling, transport, use, treatment, storage, exposure to or disposal of Hazardous Substances or materials containing Hazardous Substances; or (c) pollution or protection of human health, safety, or the environment or natural resources.

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“Existing Company Convertible Notes” means the convertible promissory notes issued by the Company set forth on Section 1.1(a) of the Company Disclosure Schedule.

“Extension Amount” means the amount, which, pursuant to the SPAC Certificate of Incorporation, the Sponsor shall deposit, or cause to be deposited, into the Trust Account in the form of a non-interest bearing loan in order to extend the deadline for SPAC to consummate its initial business combination by three months to May 18, 2023.

“FATA” means the Australian Foreign Acquisitions and Takeovers Act 1975 (Cth).

“Founder Shares” means the shares of Class F common stock, par value $0.0001 per share, of SPAC (“Class F Common Stock”), the shares of Class B common stock, par value $0.0001 per share, of SPAC (“Class B Common Stock”) issued upon conversion of the Class F Common Stock and the shares of Class A Common Stock issued upon conversion of the Class B Common Stock.

“GAAP” means generally accepted accounting principles as in effect in the United States from time to time.

“Government Official” means any officer or employee of a government, a public international organization, or any department, agency, or instrumentality thereof or any person acting in an official capacity for such government or organization, including (i) a foreign official as defined in the FCPA, (ii) a foreign public official as defined in the UK Border Agency, (iii) an officer or employee of a government-owned, controlled, operated enterprise, such as a national energy company, and (iv) any non-U.S. political party or party official or any candidate for non-U.S. political office.

“Hazardous Substance(s)” means: (a) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (b) petroleum and petroleum products, including crude oil and any fractions thereof; (c) natural gas, synthetic gas, and any mixtures thereof; (d) polychlorinated biphenyls, asbestos, per- and polyfluoroalkyl substances, and radon; and (e) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“Insolvency Event” means, in relation to an entity:

(a)	the entity is unable to pay its debts as and when they fall due or has stopped or suspended, or threatened to stop or suspend, payment of all or a class of its debts or is insolvent within meaning of section 95A of the Corporations Act;

(b)	the entity goes, or proposes to go, into bankruptcy or liquidation;

(c)	the entity: (A) receives a deregistration notice under section 601AB of the Corporations Act or any communication from ASIC that might lead to such a notice; or (B) applies for deregistration under section 601AA of the Corporations Act;

(d)	an order is made or an effective resolution is passed for the winding up or dissolution without winding up (otherwise than for the purposes of a solvent reconstruction or amalgamation) of the entity;

(e)	a receiver, receiver and manager, judicial manager, liquidator, administrator or like official is appointed, or threatened or expected to be appointed, over the entity, the whole or a substantial part of the undertaking or property of the entity;

(f)	the holder of a Lien takes possession of the whole or substantial part of the undertaking or property of the entity;

(g)	a writ of execution is issued against the entity or any of the entity’s assets;

(h)	the entity proposes or takes any steps to implement a scheme or arrangement or other compromise with its creditors or any class of them or to enter into a deed of company arrangement;

(i)	the entity is declared or taken under applicable Law to be insolvent or the entity’s board of directors resolve that it is, or is likely to become insolvent; or

(j)	an event that is the effective equivalent of an event described in paragraphs (a) to (i) above occurs in respect of the entity under the Laws applicable to it; and

in relation to a natural person, the person is made bankrupt, declared bankrupt or files a petition for relief under bankruptcy Laws, a certificate is issued for the summary administration of the person’s estate or an equivalent or similar event to any of the foregoing occurs in respect of the person under the Laws applicable to it.

“Intellectual Property” means: (a) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof; (b) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans and other source identifiers together with all applications, registrations, and renewals in connection therewith, together with all of the goodwill symbolized by the foregoing; (c) copyrights, mask works, rights in topography, and other works of authorship (whether or not copyrightable), and registrations and applications for registration, renewals and extensions thereof; (d) trade secrets and know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), customer and supplier lists, improvements, protocols, processes, methods and techniques, research and development information, industry analyses, algorithms, architectures, layouts, drawings, specifications, designs, plans, methodologies, proposals, industrial models, technical data, financial and accounting and all other data, databases, database rights, including rights to use any pricing and cost information, business and marketing plans and proposals, and customer and supplier lists (including lists of prospects) and related information; (e) Internet domain names, social media accounts, websites and proprietary content; (f) Software and rights in Software; and (g) all other intellectual property or proprietary rights of any kind or description.

“International Trade Laws” means (a) all U.S. import and export Laws (including those Laws administered by the U.S. Departments of Commerce (Bureau of Industry and Security) codified at 15 C.F.R., Parts 700-774; Homeland Security (Customs and Border Protection) codified at 19 C.F.R., Parts 1-192; State (Directorate of Defense Trade Controls) codified at 22 C.F.R., Parts 103, 120-130; and the Treasury (Office of Foreign Assets Control) codified at 31 C.F.R., Parts 500-598) and (b) all comparable applicable Laws outside the United States.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“knowledge” or “to the knowledge” of a person shall mean in the case of the Company, the actual knowledge of the persons listed on Section 1.1 of the Company Disclosure Schedule, after reasonable inquiry of their direct reports with administrative or supervisory responsibility for the relevant matter that is being represented, and in the case of SPAC, the actual knowledge of William J. Restrepo and Guillermo Sierra, after reasonable inquiry of their direct reports with administrative or supervisory responsibility for the relevant matter that is being represented.

“Law” statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order, in each case, of any Governmental Authority.

“Leased Real Property” means the real property leased or licensed by the Company or any Company Subsidiary as tenant or licensee, together with, to the extent leased or licensed by the Company or a Company Subsidiary, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company relating to the foregoing.

“Lien” means any lien, security interest, mortgage, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities laws).

“Local GAAP” means the generally accepted accounting principles in the jurisdiction of organization of any non-U.S. entity.

“MEP Deed” means the Company’s Management Equity Plan Deed dated on or around 30 July 2020, as amended on February 13, 2023.

“MEP De-SPAC Deed” means the Company’s Management Equity Plan De-SPAC Side Deed, dated on or around February 13, 2023.

“MEP Shares” means all outstanding shares granted under the MEP Deed.

“Merger Sub Common Stock” means the authorized common stock of Merger Sub consisting of 1,000 shares of common stock, par value of $0.0001 per share.

“Merger Sub Organizational Documents” means the certificate of incorporation and bylaws of Merger Sub, in each case as amended, modified or supplemented from time to time.

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License. For the avoidance of doubt, Open Source Licenses include Copyleft Licenses.

“Open Source Materials” means any Software subject to an Open Source License.

“Owned Real Property” means all real property owned in fee simple by the Company or any Company Subsidiary.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permitted Liens” means: (a) defects or imperfections of title, easements, encumbrances, Liens or restrictions that do not, in the aggregate, materially impair the current use of the Company’s or any Company Subsidiary’s assets that are subject thereto; (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens; (c) Liens for Taxes not yet delinquent, or, if delinquent, being contested in good faith by appropriate proceedings and for which appropriate reserves have been made by the Company or applicable Company Subsidiary; (d) zoning, building, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities; (e) licenses, sublicenses or other rights to Intellectual Property owned by or licensed to the Company granted in the ordinary course of business; (f) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property; (g) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest; and (h) as set forth on Section 1.1(b) of the Company Disclosure Schedule.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means (a) information related to an identified or identifiable individual, device or household (e.g., name, address telephone number, email address, financial account number, health information, government-issued identifier), (b) any other data used or intended to be used or which allows one to identify, contact, or precisely locate an individual, device or household, including any internet protocol address or other persistent identifier, and (c) any other, similar information or data regulated by Privacy/Data Security Laws.

“Privacy/Data Security Laws” means all Laws, self-regulatory standards, third-party system and platform requirements, and industry regulations governing (a) the receipt, collection, use, storage, processing, sharing, security, disclosure, transfer, sale, unauthorized access or modification, theft, loss, inaccessibility, breach, or transfer of Personal Information, protected health information, Confidential Information, the Company’s Business Systems or Business Data and (b) unfair and deceptive practices, accessibility, advertising communications (e.g., text messages, emails, calls), PCI-DSS, location tracking and marketing.

“Pro Rata Share” means, for each Eligible Company Shareholder, a percentage determined by dividing (a) the total number of Company Shares issued and outstanding immediately prior to the Effective Time (after taking into account the conversion of Existing Company Convertible Notes in accordance with the Noteholder Support and Loan Termination Agreement and the MEP Share Conversion) held by such Eligible Company Shareholder by (b) the total number of Company Shares issued and outstanding immediately prior to the Effective Time (after taking into account the conversion of Existing Company Convertible Notes in accordance with the Noteholder Support and Loan Termination Agreement and the MEP Share Conversion) held by all Eligible Company Shareholders.

“Products” mean any products or services, developed, manufactured, performed, out-licensed, sold, distributed or otherwise made available by or on behalf of the Company, from which the Company has derived previously or is currently deriving revenue from the sale or provision thereof.

“Redemption Rights” means the redemption rights provided for in Section 9.2 of the SPAC Certificate of Incorporation.

“Registered Company IP” means all Company-Owned IP that is the subject of registration or a pending application for registration, including domain names.

“Sanctioned Country” means at any time, a country, region or territory which is itself the subject or target of any comprehensive economic or trade restrictions amounting to embargo, which may change from time to time (as of the date of this Agreement, certain regions of Ukraine, Cuba, Iran, North Korea, and Syria).

“Sanctioned Person” means at any time any person that is: (a) listed on any Sanctions-related list of designated or blocked persons administered by a Governmental Authority to the extent that it has jurisdiction over the Company, any Company Subsidiary, or any agent thereof to the extent that it is conducting business involving the Company or any Company Subsidiary (including the U.S. Department of Treasury’s Office of Foreign Assets Control’s Specially Designated Nationals List, Sectoral Sanctions Identifications List, Non-SDN Menu-Based Sanctions List, and Foreign Sanctions Evaders List; the Denied Persons, Entity, or Unverified Lists of the U.S. Department of Commerce’s Bureau of Industry and Security; the Debarred List of the U.S. Department of State’s Directorate of Defense Trade Controls; any list of sanctioned persons administered and maintained by the U.S. Department of State relating to nonproliferation, terrorism, Cuba, Iran, or Russia; the EU Consolidated Financial Sanctions List; and any similar lists of other jurisdictions), (b) the government of, located in, resident in, or organized under the laws of a Sanctioned Country, (c) the Government of Venezuela, as defined in Executive Order 13884 of August 5, 2019; (d) otherwise the subject or target of sanctions or blocking measures under applicable Sanctions Laws; or (e) fifty percent (50%) or more owned or controlled by a person or persons described in clauses (a) through (d).

“Sanctions Laws” means applicable trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures administered or enforced by (i) the United States (including without limitation the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, and the U.S. Department of Commerce), (ii) Australia (including without limitation the various sanctions Laws administered by the Australian Government’s Department of Foreign Affairs and Trade), (iii) the European Union and enforced by its member states, (iv) the United Nations, (v) His Majesty’s Treasury, or (vi) any country in which the Company, any Company Subsidiary, or any agent acting on behalf of the forgoing is performing activities.

“SiliconAurora JV” means SiliconAurora Pty Ltd, an Australian proprietary company limited by shares.

“Software” means all computer software (in object code or source code format), databases, and related required documentation and materials.

“SPAC Bylaws” means the Bylaws of SPAC, dated March 26, 2021, as may be amended or modified.

“SPAC Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of SPAC, dated November 16, 2021, as may be amended or modified.

“SPAC Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, (a) has had or would reasonably be expected to be materially adverse to the business, financial condition or results of operations of SPAC; or (b) would reasonably be expected to prevent, materially delay or materially impede the performance by SPAC of its obligations under this Agreement or the consummation of the Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a SPAC Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law or GAAP after the date of this Agreement; (ii) any change or proposed changes in or change in the interpretation in accounting or reporting principles or requirements after the date of this Agreement; (iii) events or conditions generally affecting the industries or geographic areas in which SPAC operates; (iv) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (v) acts of war, sabotage, civil unrest or terrorism (including in the Ukraine), or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (vi) any hurricane, tornado, flood, earthquake, natural disaster, or other acts of God, (vii) any actions taken by SPAC as required by this Agreement or any other Transaction Document or at the Company’s written request, or (viii) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Transactions (provided, that this clause (viii) shall not apply to any representations or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the Transactions), except in the cases of clauses (i) through (vi), to the extent that SPAC is materially and disproportionately affected thereby as compared with other participants in the industry in which SPAC operates.

“SPAC Organizational Documents” means the SPAC Certificate of Incorporation, SPAC Bylaws, SPAC Warrant Agreements and the Trust Agreement, in each case as amended, modified or supplemented from time to time.

“SPAC Units” means one share of Class A Common Stock and one-half of one SPAC Warrant.

“SPAC Warrant Agreements” means the Warrant Agreements, dated as of November 16, 2021, by and between SPAC and Continental Stock Transfer & Trust Company, as warrant agent, as may be amended or modified.

“SPAC Warrants” means warrants to purchase shares of Class A Common Stock, with each warrant exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share.

“Standard Inbound License” means any nonexclusive license granted to the Company or any Company Subsidiary (a) for uncustomized software that is generally commercially available to the public or commercial entities generally on standard terms and conditions, (b) for Open Source Materials, (c) to Intellectual Property that is not material to the Company Business pursuant to employee or consulting agreements, (d) in the ordinary course of business for the use of a name, logo or feedback for marketing or similar purposes, (e) in nondisclosure agreements for use in evaluation and negotiation permitted by such agreements or (f) pursuant to a perpetual, irrevocable, fully paid up, royalty-free license agreement that is not subject to any termination by the licensor.

“Standard Outbound License” means any nonexclusive license granted by the Company or any Company Subsidiary (a) to its customers or distributors in the ordinary course of business or (b) to vendors and service providers for the purpose of providing the applicable services to the Company or any Company Subsidiary.

“subsidiary” or “subsidiaries” means, with respect to any person, any other person of which at least a majority of the Equity Securities having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such person and/or one or more of its subsidiaries; provided, that, the SiliconAurora JV shall be deemed a subsidiary of the Company for purposes of this Agreement.

“Supplier” means any person that supplies inventory or other materials or personal property, components, or other goods or services (including, design, development and manufacturing services) that are utilized in, including in connection with the design, development, manufacture or sale of, or comprise the Products of the Company or any Company Subsidiary.

“Takeover Laws” means any “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar Law applicable to the Company.

“Tax” (including, with correlative meaning, the term “Taxes”) means any and all federal, state and local and non-U.S. taxes (and other fees, assessments and similar charges in the nature of a tax) imposed by a Governmental Authority, including with respect to income, profits, franchise, gross receipts, environmental, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, social insurance, customs, occupancy, duties, and tariffs, together with all interest, penalties and additions imposed with respect thereto.

“Tax Return” means any return or report (including any election, declaration, disclosure, schedule, estimate and information return, as well as attachments thereto and amendments thereof) supplied or required to be supplied to a Taxing Authority and related to Taxes or the administration of Tax-related matters.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority competent to impose such Tax or responsible for the administration or collection of such Tax or enforcement of any Law in relation to Tax.

“Trading Day” means any day on which Company Shares are actually traded on the principal securities exchange or securities market on which Company Shares are then traded.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the SPAC Disclosure Schedule, the Noteholder Support and Loan Termination Agreement, the Notes Subscription Agreements, the Additional Notes Subscription Agreements, the Equity Subscription Agreements, the Additional Equity Subscription Agreements, the Support Agreement, the Shareholder and Registration Rights Agreement, the Services Agreement, the Development Agreement and all other agreements, certificates and instruments executed and delivered by SPAC, Merger Sub, or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents, including the Merger, the Company Split Adjustment, the MEP Share Conversion, the Existing Convertible Note Conversion, the Convertible Financing, the PIPE Financing and the conversion of the senior convertible notes pursuant to their terms.

“Treasury Regulations” means the U.S. Treasury regulations issued pursuant to the Code.

“Triggering Event I” means the date on which the volume-weighted average closing sale price of one Company Share quoted on the New York Stock Exchange (or the exchange on which the Company Shares are then listed) is greater than or equal to $12.50 for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period within the Earnout Period.

“Triggering Event II” means the date on which the volume-weighted average closing sale price of one Company Share quoted on the New York Stock Exchange (or the exchange on which the Company Shares are then listed) is greater than or equal to $15.00 for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period within the Earnout Period.

“Triggering Event III” means the date on which the volume-weighted average closing sale price of one Company Share quoted on the New York Stock Exchange (or the exchange on which the Company Shares are then listed) is greater than or equal to $17.50 for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period within the Earnout Period.

“Triggering Event IV” means the date on which a notice to proceed (howsoever defined) is issued (as determined in good faith by the Company Board) under a contract in respect of the procurement of a 30MW/288MWhr concentrated solar power project at Port Augusta in South Australia.

“Triggering Events” means Triggering Event I, Triggering Event II, Triggering Event III and Triggering Event IV, collectively.

Section 1.2             Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
2023 Equity Incentive Plan	Section 7.5(a)
Action	Section 4.10
Affected Shareholder	Section 3.3(h)
AgCentral	Recitals
Agreement	Preamble
Antitrust Laws	Section 7.13(a)
Balance Sheet	Section 4.8(a)
Blue Sky Laws	Section 4.5(b)
Certificate of Merger	Section 2.2(a)
Change in Recommendation	Section 7.2
Change in Recommendation Notice	Section 7.2
Class A Common Stock	Recitals
Closing	Section 2.2(a)
Closing Date	Section 2.2(a)
Company	Preamble
Company Acquisition Proposal	Section 7.4(a)
Company Board	Recitals
Company Constitution	Section 2.4(c)
Company Disclosure Schedule	Article IV
Company Permits	Section 4.6
Company Shareholders	Recitals
Company Split Adjustment	Recitals
Company Warrant	Section 3.1(c)(iv)
Confidentiality Agreement	Section 7.3(b)
Contracting Parties	Section 10.11
Contribution	Section 4.14(e)
Contributor	Section 4.14(e)
Convertible Financing	Recitals
Development Agreement	Recitals
DGCL	Recitals
D&O Insurance	Section 7.6(c)
Earnout Shares	Section 3.3(a)
Effective Time	Section 2.2(a)
Environmental Permits	Section 4.16
Equity Subscription Agreements	Recitals
ERISA	Section 4.11(a)
ERISA Affiliate	Section 4.11(d)
Exchange Act	Section 4.23
Exchange Agent	Section 3.2(a)
Exchange Fund	Section 3.2(a)

Defined Term	Location of Definition
Exchange Ratio	Section 3.1(b)
Existing Convertible Note Conversion	Recitals
Extension Proposal	Section 7.16
Financial Statements	Section 4.8(a)
Financing Agreements	Section 7.8(d)
Foreign Plan	Section 4.11(k)
Fully Diluted Common Stock	Section 7.5(a)
Governmental Authority	Section 4.5(b)
IRS	Section 3.2(g)
Lease	Section 4.13(b)
Material Contracts	Section 4.17(a)
MEP Share Conversion	Section 3.1(a)
Merger	Recitals
Merger Sub	Preamble
Merger Sub Board	Recitals
Nabors	Recitals
Nabors Lux 2	Recitals
Nonparty Affiliates	Section 10.11
Noteholder Support and Loan Termination Agreement	Recitals
Notes Subscription Agreement	Recitals
Outside Date	Section 9.1(b)
Outstanding Company Transaction Expenses	Section 3.6(a)
Outstanding SPAC Transaction Expenses	Section 3.6(b)
PCAOB Audited Financial Statements	Section 7.14
PCAOB Financial Statements	Section 7.14
PCAOB Reviewed Financial Statements	Section 7.14
Per Share Merger Consideration	Section 3.1(c)(ii)
PIPE Financing	Recitals
Plans	Section 4.11(a)
Pre-Closing Transactions	Section 3.1(a)
Proxy Statement	Section 7.1(a)
Redemption Shares	Section 3.1(b)
Registration Statement	Section 7.1(a)
Released Claims	Section 6.3
Remedies Exceptions	Section 4.4
Representatives	Section 7.3(a)
Retained Claims	Section 6.3
SEC	Section 5.7(a)
Securities Act	Section 5.7(a)
Services Agreement	Recitals
SGA Act	Section 4.12(l)
Shareholder and Registration Rights Agreement	Recitals
SPAC	Preamble
SPAC Acquisition Proposal	Section 7.4(b)

Defined Term	Location of Definition
SPAC Board	Recitals
SPAC Disclosure Schedule	Article V
SPAC Merger Proposal	Section 7.1
SPAC Preferred Stock	Section 5.3(a)
SPAC Proposals	Section 7.1(a)
SPAC SEC Reports	Section 5.7(a)
SPAC Stockholder Approval	Section 5.10(b)
SPAC Stockholders’ Meeting	Section 7.1(a)
SPAC Tail Policy	Section 7.6(d)
Sponsor	Preamble
Stock Buyback Tax	Section 7.10(b)
Support Agreement	Recitals
Surviving Corporation	Section 2.1
Tax Claim	Section 4.15(a)
Terminating Company Breach	Section 9.1(f)
Terminating SPAC Breach	Section 9.1(g)
Transfer Taxes	Section 7.10(b)
Trust Account	Section 5.13
Trust Agreement	Section 5.13
Trust Fund	Section 5.13
Trustee	Section 5.13
Unissued Earnout Shares	Section 3.3(h)
WARN Act	Section 4.12(j)

Section 1.3             Construction.

(a)             Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (v) the word “including” means “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, (vii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto and (viii) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(b)             The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c)             Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

Article II
AGREEMENT AND PLAN OF MERGER

Section 2.1             The Merger. Upon the terms and subject to the conditions set forth in Article VIII, and in accordance with the DGCL, at the Effective Time (as defined herein), Merger Sub shall be merged with and into SPAC. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and SPAC shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 2.2             Effective Time; Closing.

(a)             The closing of the Merger (the “Closing”) shall take place, by electronic delivery of documents and release of signatures (by .PDF (portable document format) and/or electronic mail), as promptly as practicable, but in no event later than three (3) Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), or at such other place and time as the parties shall agree in writing. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

(b)             As promptly as practicable following the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (a “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and mutually agreed by the parties (the date and time of the filing of such Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in such Certificate of Merger) being the “Effective Time”).

Section 2.3             Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of SPAC and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

Section 2.4             Organizational Documents.

(a)             At the Effective Time, SPAC shall amend and restate, effective as of the Effective Time, the SPAC Certificate of Incorporation in its entirety to be as set forth on Exhibit B, and as so amended shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such certificate of incorporation (subject to Section 7.6).

(b)             At the Effective Time, SPAC shall amend and restate, effective as of the Effective Time, the SPAC Bylaws in their entirety to be as set forth on Exhibit C, and as so amended shall be the bylaws of the Surviving Corporation until thereafter amended as provided by the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws (subject to Section 7.6).

(c)             Prior to the Closing, the Company shall change from a proprietary company limited by shares to a public company limited by shares and replace the constitution of the Company in its entirety to be as set forth on Exhibit D (the “Company Constitution”).

Article III
issue AND CONVERSION of securities; EXCHANGE OF CERTIFICATES

Section 3.1             Issue and Conversion of Securities.

(a)             The Company shall (either contemporaneously with, immediately prior to, or immediately after, the Company Split Adjustment and the Existing Convertible Note Conversion) cause each MEP Share that is outstanding immediately prior to such time to be settled by way of a conversion and subdivision of those MEP Shares into Company Shares in accordance with the MEP Deed and the MEP De-SPAC Side Deed (the “MEP Share Conversion” and, together with the Existing Convertible Note Conversion and the Company Split Adjustment, the “Pre-Closing Transactions”); provided, that, for the avoidance of doubt, following the completion all of the Pre-Closing Transactions, the aggregate number of Company Shares outstanding immediately following such corporate actions and immediately prior to the Effective Time shall be 20,500,000 Company Shares (subject to adjustments as contemplated herein). After the MEP Share Conversion, all of the MEP Shares shall no longer be outstanding and shall cease to exist, and each holder of MEP Shares shall thereafter cease to have any rights with respect thereto.

(b)             As used in this Agreement, “Exchange Ratio” means one (1); provided, however, that (i) the Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change, in each case with respect to Class A Common Stock and Founder Shares occurring at or after the Company Split Adjustment and prior to the Effective Time; and (ii) the Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change, in each case with respect to Company Shares following the Company Split Adjustment and prior to the Effective Time. Notwithstanding the foregoing, this Section 3.1(b) shall not be construed to permit the Company or SPAC to take any actions with respect to its securities that is prohibited by this Agreement.

(c)             At the Effective Time, by virtue of the Merger and without any action on the part of SPAC, the Company, Merger Sub or any holder of any securities of SPAC, the Company or Merger Sub, the following events will take place simultaneously:

(i)             all shares of Class A Common Stock and Founder Shares held in the treasury of SPAC shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereof;

(ii)             (A) each share of Class A Common Stock issued and outstanding immediately prior to the Effective Time (other than the Redemption Shares) shall be exchanged for a number of Company Shares equal to the Exchange Ratio, (B) all shares of Class F Common Stock and Class B Common Stock issued and outstanding and held by the Sponsor or its transferees (based on a transfer following the date of this Agreement) immediately prior to the Effective Time shall be collectively exchanged for 2,825,000 validly issued and fully paid Company Shares, (C) each share of Class B Common Stock issued and outstanding and not held by the Sponsor immediately prior to the Effective Time shall be exchanged for a number of Company Shares equal to the Exchange Ratio, and (D) each share of Class F Common Stock issued and outstanding and not held by the Sponsor immediately prior to the Effective Time shall be exchanged for a number of Company Shares equal to the Exchange Ratio, in each case, after giving effect to the Company Split Adjustment (collectively, the “Per Share Merger Consideration”) and thereafter each share of Class A Common Stock, Class F Common Stock and Class B Common Stock shall automatically be cancelled and shall cease to exist and each holder of Class A Common Stock, Class F Common Stock and Class B Common Stock shall cease to have any rights with respect thereto except the right to receive the Per Share Merger Consideration (other than pursuant to and in accordance with the Support Agreement);

(iii)             each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation, par value $0.0001 per share, and shall constitute the only outstanding shares of capital stock of the Surviving Corporation as of immediately after the Effective Time; and

(iv)             the Company shall assume the SPAC Warrant Agreements and enter into such amendments thereto as are necessary to give effect to the provisions of this Section 3.1(c)(iv), and each SPAC Warrant then outstanding and unexercised shall automatically, without any action on the part of its holder, be converted into a warrant to acquire a number of Company Shares as provided in this Section 3.1(c)(iv) (each such newly-issued warrant, a “Company Warrant”). Each Company Warrant shall be subject to the same terms and conditions (including exercisability terms) as were applicable to the corresponding SPAC Warrant immediately prior to the Effective Time, except to the extent such terms or conditions are rendered inoperative by the Transactions. Accordingly, effective as of the Effective Time: (I) each Company Warrant shall be exercisable solely for Company Shares; (II) the number of Company Shares subject to each Company Warrant shall be equal to (x) the number of shares of Class A Common Stock subject to the applicable SPAC Warrant multiplied by (y) the Exchange Ratio; and (III) the per share exercise price for the Company Shares issuable upon exercise of such Company Warrant shall be equal to (x) the per share exercise price for the shares of Class A Common Stock subject to the applicable SPAC Warrant, as in effect immediately prior to the Effective Time, divided by (y) the Exchange Ratio, rounding the resulting exercise price up to the nearest whole cent; and (IV) no fraction of a Company Share will be issued upon any exercise of any Company Warrants and, if the aggregate number of Company Shares that a holder of any Company Warrants would be entitled to receive upon any exercise of any Company Warrants would otherwise include a fraction of a Company Share, the Company shall, upon such exercise, round down to the nearest whole number the aggregate number of Company Shares to be issued to such holder as a result of the exercise of all such Company Warrants so exercised. The Company shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Company Warrants remain outstanding, a sufficient number of Company Shares for delivery upon the exercise of such Company Warrants.

(d)             Each share of Class A Common Stock issued and outstanding immediately prior to the Effective Time with respect to which a SPAC stockholder has validly exercised its Redemption Rights (the “Redemption Shares”) (i) shall be redeemed immediately prior to the Effective Time and shall at such time be converted into the right to receive from SPAC, in cash, an amount per share calculated in accordance with such stockholder’s Redemption Rights and (ii) shall not be entitled to receive the Per Share Merger Consideration. At or as promptly as practical after the Effective Time, SPAC shall make such cash payments in respect of each such Redemption Share. As of immediately prior to the Effective Time, all such Redemption Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a Redemption Share (or related certificate or book-entry share) shall cease to have any rights with respect thereto, except the right to receive the cash payments from SPAC referred to in the immediately preceding sentence.

(e)             In the event that the Class A Common Stock and SPAC Warrants comprising a single SPAC Unit have not been detached so as to permit separate transferability or trading thereof prior to the Effective Time, then effective immediately prior to the conversions contemplated by Section 3.1(c), any and all SPAC Units shall be automatically detached and broken out into their constituent parts, such that a holder of one SPAC Unit shall thereupon hold one share of Class A Common Stock and one-half of one SPAC Warrant, and such underlying constituent securities shall be converted in accordance with Section 3.1(c), respectively; provided, however, that if upon such detachment, a holder of SPAC Warrants would be deemed to hold a fractional SPAC Warrant, then prior to such conversion the number of SPAC Warrants deemed to be held by such holder shall be rounded down to the nearest whole number.

Section 3.2             Exchange.

(a)             Exchange Agent. On the Closing Date, the Company shall deposit, or shall cause to be deposited, with a bank or trust company that shall be designated by the Company and is reasonably satisfactory to SPAC (the “Exchange Agent”), for the benefit of the holders of the Class A Common Stock, Class F Common Stock and Class B Common Stock, for exchange in accordance with this Article III, the number of Company Shares issuable pursuant to this Agreement (such Company Shares, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). The Company shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay the Per Share Merger Consideration out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any other purpose.

(b)             Exchange Procedures. Within two (2) Business Days after the Closing Date (but in no event prior to the Effective Time), the Company shall cause the Exchange Agent to deliver to each holder of the Class A Common Stock, Class F Common Stock and Class B Common Stock, as of immediately prior to the Effective Time, the applicable Per Share Merger Consideration in accordance with the provisions of Section 3.1.

(c)             No Further Rights. Other than pursuant to and in accordance with the Support Agreement, the Per Share Merger Consideration payable upon exchange of the Class A Common Stock, Class F Common Stock and Class B Common Stock to the then holders of such shares in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights of such holders pertaining to such Class A Common Stock, Class F Common Stock and Class B Common Stock, as applicable.

(d)             Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Class A Common Stock, Class F Common Stock and Class B Common Stock for one (1) year after the Effective Time shall be delivered to the Company, upon demand, and any holders of Class A Common Stock, Class F Common Stock or Class B Common Stock who have not theretofore complied with this Section 3.2 shall thereafter look only to the Company for the Per Share Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by holders of Class A Common Stock, Class F Common Stock and Class B Common Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable law, become the property of the Company free and clear of any claims or interest of any person previously entitled thereto.

(e)             No Liability. None of the Exchange Agent, the Company, Merger Sub or the Surviving Corporation shall be liable to any holder of Class A Common Stock, Class F Common Stock or Class B Common Stock for any share of Class A Common Stock, Class F Common Stock or Class B Common Stock (or dividends or distributions with respect thereto), respectively, or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(f)             Fractional Shares. No certificates or scrip or shares representing fractional Company Shares shall be issued upon the exchange of Class A Common Stock, Class F Common Stock or Class B Common Stock and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a Company Shareholder. In lieu of any fractional Company Share to which any holder of Class A Common Stock, Class F Common Stock and Class B Common Stock would otherwise be entitled, the Exchange Agent shall round up or down to the nearest whole Company Share, with a fraction of 0.5 rounded up. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

(g)             Withholding.

(i)             Notwithstanding anything in this Agreement to the contrary, each of SPAC, the Company, Merger Sub and the Surviving Corporation shall be entitled to deduct or withhold from the consideration (including shares, warrants, options or other property) otherwise payable, issuable or transferable pursuant to this Agreement such amounts as it reasonably determines it is required to deduct or withhold with respect to such payment, issuance or transfer under the Code or any other provision of U.S. federal, state or local or non-U.S. Tax Law, as applicable. To the extent that amounts are so deducted or withheld and paid to the applicable Taxing Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid, issued or transferred to the person in respect of which such deduction or withholding was made. To the extent any party hereto becomes aware of any obligation to deduct or withhold from amounts otherwise payable, issuable or transferable pursuant to this Agreement, such party shall use reasonable best efforts to notify the other parties hereto as soon as reasonably practicable, and the parties hereto shall reasonably cooperate to obtain any certificates or other documentation required in respect of such deduction or withholding obligation and to reduce or eliminate any applicable deduction or withholding.

(ii)             On or prior to the Closing Date, SPAC shall deliver to the Company a certificate signed by an officer of SPAC, prepared in a manner consistent and in accordance with the requirements of Treasury Regulations Sections 1.897-2(g)-(h) and 1.1445-2(c)(3), certifying that no interest in SPAC is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service (“IRS”) prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

Section 3.3             Earnout.

(a)             Following the Closing, subject to Section 3.3(h), within five (5) Business Days after the occurrence of a Triggering Event, the Company shall issue or cause to be issued to the Eligible Company Shareholders (in accordance with their respective Pro Rata Share), the following Company Shares (which shall be equitably adjusted for any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to Company Shares occurring after the Closing, the “Earnout Shares”), upon the terms and subject to the conditions set forth in this Agreement and the other Transaction Documents:

(i)              upon the occurrence of Triggering Event I, a one-time issuance of 433,333 Earnout Shares;

(ii)             upon the occurrence of Triggering Event II, a one-time issuance of 433,333 Earnout Shares;

(iii)            upon the occurrence of Triggering Event III, a one-time issuance of 433,333 Earnout Shares; and

(iv)            upon the occurrence of Triggering Event IV, a one-time issuance of 1,500,000 Earnout Shares.

(b)             For the avoidance of doubt, the Eligible Company Shareholders shall be entitled to receive Earnout Shares upon the occurrence of each Triggering Event; provided, however, that each Triggering Event shall only occur once, if at all, and in no event shall the Eligible Company Shareholders be entitled to receive more than an aggregate of 2,799,999 Earnout Shares (other than in connection with any adjustments as set forth herein).

(c)             If, during the Earnout Period, there is a Change of Control, then (A) immediately prior to such Change of Control, the Company shall issue an aggregate of 1,500,000 Company Shares to the Eligible Company Shareholders (in accordance with each Eligible Company Shareholder’s respective Pro Rata Share) (less any Earnout Shares issued prior to such Change of Control pursuant to Section 3.3(a)(iv)) and (B) thereafter, Section 3.3(a)(iv) and this Section 3.3(c) shall terminate and no further Earnout Shares shall be issuable thereunder or hereunder.

(d)             If, during the Earnout Period, there is a Change of Control pursuant to which the Company or the Company Shareholders have the right to receive consideration implying a value per Company Share (as determined in good faith by the Company Board) of:

(i)             less than $12.50, then Section 3.3(a)(i)-(iii) and this Section 3.3(d) shall terminate and no further Earnout Shares shall be issuable thereunder or hereunder;

(ii)             greater than or equal to $12.50 but less than $15.00, then, (A) immediately prior to such Change of Control, the Company shall issue 433,333 Company Shares to the Eligible Company Shareholders (in accordance with their respective Pro Rata Share) (less any Earnout Shares issued prior to such Change of Control pursuant to Section 3.3(a)(i)-(iii); provided, that such reduction shall not reduce the number of Company Shares required to be issued to a number that is below zero) and (B) thereafter, Section 3.3(a)(i)-(iii) and this Section 3.3(d) shall terminate and no further Earnout Shares shall be issuable thereunder or hereunder;

(iii)             greater than or equal to $15.00 but less than $17.50, then, (A) immediately prior to such Change of Control, the Company shall issue 866,666 Company Shares to the Eligible Company Shareholders (in accordance with their respective Pro Rata Share) (less any Earnout Shares issued prior to such Change of Control pursuant to Section 3.3(a)(i)-(iii); provided, that such reduction shall not reduce the number of Company Shares required to be issued to a number that is below zero) and (B) thereafter, Section 3.3(a)(i)-(iii) and this Section 3.3(d) shall terminate and no further Earnout Shares shall be issuable thereunder or hereunder; or

(iv)             greater than or equal to $17.50, then, (A) immediately prior to such Change of Control, the Company shall issue 1,299,999 Company Shares to the Eligible Company Shareholders (in accordance with their respective Pro Rata Share) (less any Earnout Shares issued prior to such Change of Control pursuant to Section 3.3(a)(i)-(iii); provided, that such reduction shall not reduce the number of Company Shares required to be issued to a number that is below zero) and (B) thereafter, Section 3.3(a)(i)-(iii) and this Section 3.3(d) shall terminate and no further Earnout Shares shall be issuable thereunder or hereunder.

(e)             The Company Share price targets set forth in the definitions of Triggering Event I, Triggering Event II and Triggering Event III, and in clauses (i), (ii), (iii) and (iv) of Section 3.3(d) shall be equitably adjusted for any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to Company Shares occurring after the Closing.

(f)             No certificates or scrip or shares representing fractional Earnout Shares shall be issued pursuant to this Section 3.3 and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a Company Shareholder. In lieu of any fractional Earnout Shares to which any holder of Eligible Company Shareholder would otherwise be entitled, the Company shall round down to the nearest whole Earnout Share. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

(g)             The Company shall use its reasonable best efforts to do all things necessary (including obtaining any shareholder or other approvals required under applicable Laws) to issue Earnout Shares in accordance with this Section 3.3 as soon as practicable following a Triggering Event.

(h)             If, in respect of an Eligible Company Shareholder (“Affected Shareholder”), (A) the Company reasonably determines that obtaining any approval of its shareholders or any other approval is required under applicable Law in order to issue Earnout Shares to such Eligible Company Shareholder pursuant to this Section 3.3, the Company promptly seeks such requisite shareholder or other approval and fails to obtain such shareholder or other approval within six (6) months after the occurrence of a Triggering Event, or (B) an issue of Earnout Shares to an Affected Shareholder is subsequently unwound by order of a Governmental Authority, (collectively “Unissued Earnout Shares”), then, the Company shall promptly (and in any event within ten (10) Business Days)) pay to such Affected Shareholder an amount of cash to the value of the Unissued Earnout Shares calculated based upon a price per Unissued Earnout Share equal to:

(i)             if the Unissued Earnout Shares relate to Triggering Events I, II or III, the price per Company Share that gives rise to the relevant Triggering Event; or

(ii)             if the Unissued Earnout Shares relate to Triggering Event IV, the volume-weighted average closing sale price of publicly traded Company Shares for the ten (10) days immediately prior to the occurrence of Triggering Event IV.

Section 3.4             SPAC Stock Transfer Books. At the Effective Time, the stock transfer books of SPAC shall be closed and there shall be no further registration of transfers of Class A Common Stock or Founder Shares thereafter on the records of SPAC.

Section 3.5             No Appraisal and Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger.

Section 3.6             Payment of Expenses.

(a)             No sooner than five (5) Business Days or later than two (2) Business Days prior to the Closing Date, the Company shall provide to SPAC a written report setting forth a list of all of the following costs, fees and expenses incurred by or on behalf of the Company in connection with the review, preparation, negotiation and execution of this Agreement and the consummation of the Transactions (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date: (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, auditors and accountants, due diligence expenses and other advisors, consultants and service providers, (ii) change-in-control payments, transaction bonuses, retention payments, severance or similar compensatory payments payable by the Company to any current or former employee (including any amounts due under any consulting agreement with any such former employee), independent contractor, officer, or director of the Company as a result of the Transactions (and not tied to any subsequent event or condition, such as a termination of employment), including the employer portion of payroll Taxes arising therefrom, (iii) any and all filing fees payable by the Company to any Governmental Authorities under Antitrust Laws in connection with the Transactions and (iv) amounts owing or that may become owed, payable or otherwise due, directly or indirectly, by the Company to any affiliate of the Company or any Company Subsidiary in connection with the consummation of the Transactions (collectively, the “Outstanding Company Transaction Expenses”). On the Closing Date, the Company shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Company Transaction Expenses. For the avoidance of doubt, the Outstanding Company Transaction Expenses shall not include any fees and expenses incurred by the Company’s stockholders.

(b)             No sooner than five (5) Business Days or later than two (2) Business Days prior to the Closing Date, SPAC shall provide to the Company a written report setting forth a list of all fees, expenses and disbursements incurred by or on behalf of SPAC, including the SPAC Tail Policy and fees, expenses and disbursements for outside counsel, agents, advisors, consultants, experts, financial advisors and other service providers engaged by or on behalf of SPAC in connection with the Transactions (including the Convertible Financing and the PIPE Financing) or otherwise in connection with SPAC’s operations (together with written invoices and wire transfer instructions for the payment thereof) (collectively, the “Outstanding SPAC Transaction Expenses”). On the Closing Date, the Company shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding SPAC Transaction Expenses.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered by the Company in connection with this Agreement (the “Company Disclosure Schedule”) (provided, that any matter required to be disclosed shall only be disclosed by specific disclosure in the corresponding section of the Company Disclosure Schedule, except to the extent that such information is cross-referenced to another part of the Company Disclosure Schedule or it is reasonably apparent on the face of such disclosure that such information would qualify another provision in the Agreement), the Company hereby represents and warrants to SPAC as follows; provided, that all of the representations and warranties set forth in this Article IV (other than those representations and warranties set forth in Section 4.3(f)) shall be deemed to be qualified by the phrase “to the knowledge of the Company” to the extent any such representations and warranties are applicable to SiliconAurora JV:

Section 4.1             Organization and Qualification; Subsidiaries.

(a)             The Company and each Company Subsidiary is a corporation or other organization duly incorporated and validly existing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate or other organizational power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each Company Subsidiary is duly qualified or licensed to do business, in each jurisdiction where the character of the properties owned, leased, licensed or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary (other than Merger Sub) is duly qualified or licensed to do business in the United States.

(b)             Set forth in Section 4.1(b) of the Company Disclosure Schedule is a true and complete list of all of the Company Subsidiaries, together with the jurisdiction of organization of each Company Subsidiary and the percentage of the outstanding Equity Securities of each Company Subsidiary owned by the Company and each other Company Subsidiary. The Company does not directly or indirectly own any Equity Securities in any other corporation, partnership, joint venture or business association or other entity except as set forth in Section 4.1(b) of the Company Disclosure Schedule.

Section 4.2             Organizational Documents. The Company has prior to the date of this Agreement made available to SPAC a complete and correct copy of the certificate of incorporation and constitution as replaced as of the date of this Agreement, of the Company and each Company Subsidiary. Such certificates of incorporation and constitution are in full force and effect. Neither the Company nor any Company Subsidiary is in violation in any material respect of the provisions of its respective constituent documents.

Section 4.3             Capitalization.

(a)             Section 4.3(a) of the Company Disclosure Schedule sets forth a true and complete statement as of the date of this Agreement of (i) the number and class or series (as applicable) of all of the Equity Securities of the Company issued and outstanding and (ii) the identity of the persons that are the owners thereof. Except as set forth on Section 4.3(a) of the Company Disclosure Schedule, the Company does not have any issued and outstanding Equity Securities as of the date of this Agreement. All of the outstanding Company Shares have been validly issued and are fully paid.

(b)             The Company has made available to SPAC an accurate and complete copy of the MEP Deed and MEP De-SPAC Side Deed pursuant to which the Company has granted the MEP Shares that are currently outstanding and the form of all share and share based award agreements evidencing the MEP Shares, as applicable. All Company Shares subject to issuance upon the settlement of the MEP Shares in accordance with the MEP Deed and MEP De-SPAC Side Deed, upon issuance on the terms and conditions specified in the MEP Deed and MEP De-SPAC Side Deed, will be, subject to any restrictions in the MEP Deed and MEP De-SPAC Side Deed, validly issued and fully paid and the former holders of those MEP Shares will have no rights in respect of those MEP Shares other than arising from the holding of Company Shares so issued.

(c)             The Equity Securities of the Company (i) were not issued in violation of the constituent documents of the Company, or in violation of any other Contract to which the Company is party or bound, and (ii) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, or similar rights of any person. Except for the Existing Company Convertible Notes, the MEP Shares and as contemplated by the Convertible Financing and the PIPE Financing, neither the Company nor any Company Subsidiary has any outstanding (x) equity appreciation, phantom equity or profit participation rights or (y) options, phantom shares, warrants, purchase rights, preemptive rights, subscription rights, convertible securities, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require the Company or any Company Subsidiary to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities of the Company or any Company Subsidiary.

(d)             Except as set forth on Section 4.3(d) of the Company Disclosure Schedule, there are no voting trusts, proxies or other Contracts with respect to the voting or transfer of the Company’s or any Company Subsidiary’s Equity Securities to which the Company or any Company Subsidiary is a party.

(e)             Section 4.3(e) of the Company Disclosure Schedule sets forth a list of all Company Change of Control Payments as of the date of this Agreement.

(f)             Each outstanding share of each Company Subsidiary is validly issued and fully paid, and each such share is owned 100% by the Company or another Company Subsidiary free and clear of all Liens, options, rights of first refusal and limitations on the Company’s or any Company Subsidiary’s voting rights, other than transfer restrictions under applicable securities laws and their respective constituent documents.

(g)             Each offer and sale, redemption, and repurchase of Equity Securities of the Company and the Company Subsidiaries, was in compliance with all applicable Laws in all material respects.

(h)             To the Company’s knowledge, all Company Shareholders and holders of Existing Company Convertible Notes and MEP Shares that are expected to receive Company Shares pursuant to this Agreement are “accredited investors” within the meaning of Regulation D promulgated by the SEC under the Securities Act and persons in respect of which “disclosure to investors” within the meaning of Chapter 6D of the Corporations Act is not required.

(i)             As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock. As of the date of this Agreement, 1,000 shares of Merger Sub Common Stock are issued and outstanding. All outstanding shares of Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by the Company free and clear of all Liens (other than Permitted Liens), applicable securities laws and the Merger Sub Organizational Documents.

Section 4.4             Authority Relative to this Agreement.

(a)             The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by SPAC, Nabors, Sponsor and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”).

(b)             Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the approval and adoption of this Agreement by the holders of a majority of the then outstanding shares of Merger Sub Common Stock, to consummate the Transactions. The execution and delivery of this Agreement by Merger Sub and the consummation by Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than the approval and adoption of this Agreement by the holders of a majority of the then outstanding shares of Merger Sub Common Stock, and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery by SPAC, Nabors, Sponsor and the Company, constitutes a legal, valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, except as limited by the Remedies Exceptions.

(c)             The Merger Sub Board has approved this Agreement and the Transactions, and such approvals are sufficient so that the restrictions on business combinations set forth in Section 203 of the DGCL shall not apply to the Merger, this Agreement, any Transaction Documents or any of the other Transactions. To the knowledge of the Company, no other state takeover statute is applicable to the Merger or the other Transactions.

Section 4.5             No Conflict; Required Filings and Consents.

(a)             The execution and delivery of this Agreement by the Company and Merger Sub does not, and the performance of this Agreement by the Company and Merger Sub will not, and subject to receipt of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 4.5(a) of the Company Disclosure Schedule, the performance of this Agreement by the Company and Merger Sub and the consummation of the Transactions by the Company and Merger Sub will not (i) conflict with or violate the certificate of incorporation or constituent documents of the Company or any Company Subsidiary, (ii) assuming compliance with the matters referred to in Section 4.5(b), conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any property or asset of the Company or any Company Subsidiary pursuant to, any Contract to which the Company or any Company Subsidiary is a party or any of their property or assets are bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not individually or in the aggregate have or reasonably be expected to have a Company Material Adverse Effect.

(b)             The execution and delivery of this Agreement by the Company and Merger Sub does not, and the performance of this Agreement by the Company and Merger Sub and the consummation of the Transactions by the Company and Merger Sub will not, require the Company or Merger Sub to obtain any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or non-United States government, governmental or quasi-governmental, regulatory or administrative authority or office, any political or other subdivision thereof, agency, instrumentality, bureau, authority, body or commission or any court, tribunal, or judicial or arbitral body (each a “Governmental Authority”), except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act and state securities or “blue sky” laws (“Blue Sky Laws”), and the filing and approval requirements under the FATA (if required) and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not individually or in the aggregate have or reasonably be expected to have a Company Material Adverse Effect.

Section 4.6             Permits; Compliance. Except for such failures that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries are in possession of all authorizations, licenses, permits, consents, certificates, approvals and orders of any Governmental Authority necessary for the Company and the Company Subsidiaries to own, lease and operate its properties and to carry on its business as it is now being conducted (the “Company Permits”), and, to the extent that further Company Permits have been sought by the Company and the Company Subsidiaries but not yet obtained, the Company and the Company Subsidiaries have complied with all processes, Laws and orders of any Governmental Authority related thereto. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened. Neither the Company nor any Company Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (b) any Company Permit except, in each case, for any such conflicts, defaults, breaches or violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.7             Information Privacy and Security Compliance.

(a)             Since January 1, 2020, except for such failures that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, the collection, use, analysis, disclosure, retention, storage, security and dissemination of Personal Information by the Company or any Company Subsidiary complies with, and has not violated, (i) any applicable Contract, (ii) any applicable Law, including Privacy/Data Security Laws, (iii) any person’s right of publicity or (iv) any published privacy policy of the Company or any Company Subsidiary, then in effect.

(b)             Since January 1, 2020, the Company has maintained commercially reasonable security measures to protect the confidentiality, integrity and availability of Personal Information and non-public information in its or any Company Subsidiary’s possession or control.

(c)             Since January 1, 2020, to the knowledge of the Company, no person has gained unauthorized access to or made any unauthorized use of any Personal Information or other non-public information maintained by the Company or any Company Subsidiary and, to the knowledge of the Company, neither the Company nor any Company Subsidiary has been legally required to provide notice to any individuals, customers, third parties, or any Governmental Authority, nor has the Company or any Company Subsidiary provided any such notice relating to any unauthorized access to or use of Personal Information or other non-public information.

(d)             To the knowledge of the Company, since January 1, 2020, (i) there have been no material security breaches in the Business Systems used by the Company or any Company Subsidiary, and (ii) the Business Systems and all Software owned by the Company or any Company Subsidiary is free from any material software defect, and does not contain any virus, software routine or hardware component designed to permit unauthorized access or to disable or otherwise harm any computer, systems or software.

(e)             To the knowledge of the Company, (i) no Company Shareholder is under investigation by any Governmental Authority for a violation of any Privacy/Data Security Laws; (ii) since January 1, 2020, neither the Company nor any Company Subsidiary has received any written notices from any Governmental Authority relating to any such violations; and (iii) to the Company’s knowledge, since January 1, 2020, no representative of the Company or any Company Subsidiary has acted in a manner that would trigger a notification or reporting requirement under any Contract, or any Privacy/Data Security Laws related to the collection, use, disclosure, or security of Personal Information.

Section 4.8             Financial Statements.

(a)             The Company has made available to SPAC true and complete copies of (i) the audited consolidated balance sheets and the related audited consolidated statements of operations and cash flows (or equivalent financial statements, as applicable) of the Company and the Company Subsidiaries for the fiscal years ended June 30, 2020 and June 30, 2021, each audited in accordance with the Australian Auditing Standards and Interpretations, and (ii) the unaudited consolidated balance sheets and the related unaudited consolidated statements of operations and cash flows (or equivalent financial statements, as applicable) of the Company and the Company Subsidiaries for the fiscal year ended June 30, 2022 (collectively, the “Financial Statements” and the balance sheet as of June 30, 2022 included in the Financial Statements being referred to herein as the “Balance Sheet”), each of which are attached as Section 4.8(a) of the Company Disclosure Schedule. Each of the Financial Statements (including the notes thereto) (i) was prepared in accordance with applicable Local GAAP, applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as at the date thereof and for the period indicated therein. No financial statements of any person other than the Company and the Company Subsidiaries are required by Local GAAP to be included in the consolidated financial statements of the Company.

(b)             Except as and to the extent set forth on the Balance Sheet, the Company and the Company Subsidiaries do not have any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for: (i) liabilities that were incurred in the ordinary course of business since the date of the Balance Sheet (and in any event do not relate to breach of Contract, tort or noncompliance with Law), (ii) obligations for future performance under any Contract, Law or Company Permit to which the Company or the relevant Company Subsidiary is a party or (iii) liabilities and obligations which, individually or in the aggregate, have not had and would not reasonably be expected to result in a Company Material Adverse Effect.

(c)             Since January 1, 2020, neither the Company nor any Company Subsidiary nor, to the Company’s knowledge, any director, officer, employee, auditor or accountant, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding any fraud or whistle-blower allegations, whether or not material, that involved the Company’s management or other employees who have a role in the preparation of financial statements by the Company. Since January 1, 2020, there have been no internal unresolved, material investigations regarding accounting or revenue recognition initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof or any of the Company’s auditors or accounting advisors.

(d)             To the knowledge of the Company, since January 1, 2020, no employee of the Company or any Company Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law.

(e)             Except for the Existing Company Convertible Notes and indebtedness of the Company under the AgCentral Loan Agreements, the Company has no indebtedness for borrowed money and has not granted any Liens (other than Permitted Liens). Any Lien in respect of the Existing Company Convertible Notes, indebtedness under the AgCentral Loan Agreements or any other indebtedness of the Company will be fully discharged at or prior to the Closing Date.

Section 4.9             Absence of Certain Changes or Events. Since the date of the Balance Sheet and prior to the date of this Agreement, except as otherwise reflected in the Financial Statements, or as expressly contemplated by this Agreement, (a) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course, (b) the Company and the Company Subsidiaries have not sold, assigned, transferred, permitted to lapse, abandoned or otherwise disposed of any right, title, or interest in or to any of their respective material assets (including Intellectual Property and Business Systems) other than nonexclusive licenses or assignments or transfers in the ordinary course of business, (c) there has not been any Company Material Adverse Effect and (d) neither the Company nor any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.1(b)(iii), Section 6.1(b)(v), Section 6.1(b)(vii), Section 6.1(b)(x), Section 6.1(b)(xx), Section 6.1(b)(xxi), and, only with respect to the covenants in each of the foregoing subsections of Section 6.1(b), Section 6.1(b)(xxiii).

Section 4.10             Absence of Litigation. There is no litigation, suit, claim, charge, grievance, action or proceeding (either formal or informal) or investigation by or before any Governmental Authority (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, none of the Company, any Company Subsidiary or any property or asset of the Company or any Company Subsidiary is, subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

Section 4.11             Employee Benefit Plans.

(a)             Section 4.11(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, all material Plans; provided, that such list need not include (i) offer letters or employment agreements for at-will employment without an obligation to pay severance or similar benefits and that can be terminated by the Company or a Company Subsidiary with less than thirty (30) days’ advance notice, and without liability or that use a form of agreement provided to SPAC, (ii) individual consulting agreements that may be terminated by the Company by providing fewer than 30 days’ prior notice, or (iii) arrangements that are statutorily required, sponsored by a Governmental Authority or not otherwise maintained, sponsored or controlled by the Company. For purposes of this Agreement, “Plans” means employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and all bonus, stock option, stock purchase, restricted stock, restricted stock unit, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, gratuity, change in control, employment (except for offer letter agreements establishing employment terminable at-will without advance notice or penalty), severance, provident fund, pension, fringe benefit, sick pay and vacation plans or arrangements or other compensation and employee benefit plans, programs or arrangements, in each case which are maintained, contributed to or sponsored by the Company or a Company Subsidiary for the benefit of any current or former employee, officer, director and/or consultant, or under which the Company or a Company Subsidiary has or could incur any material liability (contingent or otherwise).

(b)             None of the Company’s or any of the Company Subsidiaries’ employees, independent contractors or consultants are (i) located in the United States or (ii) subject to United States Tax. No Plan is maintained in the United States or is subject to the Laws of the United States or any Governmental Authority located within the United States.

(c)             With respect to each Plan, the Company has made available to SPAC, if applicable (i) a true and complete copy of the current Plan and all amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications thereto, and (iii) any material non-routine correspondence from any Governmental Authority with respect to any Plan since January 1, 2020. Neither the Company nor any Company Subsidiary has any express commitment to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law.

(d)             None of the Plans is or was within the past six (6) years, nor does the Company nor any of its ERISA Affiliates have any liability or obligation under (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code and/or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code. The Company does not have or reasonably expect to have any liability under a multiple employer welfare arrangement under ERISA. None of the Plans that is intended to be qualified under Section 401(a) of the Code has ever held employer securities or employer real property as a plan asset. For purposes of this Agreement, “ERISA Affiliate” shall mean any entity that together with another person would be deemed a “single employer” with such person for purposes of Section 4001(b)(1) of ERISA and/or Sections 414(b), (c) and/or (m) of the Code.

(e)             Except as set forth in Section 4.11(e) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is, or will be, obligated, whether under any Plan or otherwise, to pay separation, severance, termination, pay in lieu of notice or similar benefits to any person as a result of any Transactions, nor will the Transactions accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any individual.

(f)             None of the Plans provides, nor does the Company or any Company Subsidiary have any obligation to provide, retiree medical coverage to any current or former employee, officer, director or consultant of the Company or any Company Subsidiary after termination of employment or service except as may be required under applicable Laws. The Company does not have any obligation to gross-up or indemnify any individual for any Tax.

(g)             Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has (i) timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income taxation under Section 501(a) of the Code or (ii) with respect to a preapproved or “volume submitter” plan, is entitled to rely on a favorable opinion or advisory letter from the IRS with respect to the underlying preapproved plan, and to the knowledge of the Company, no fact or event has occurred since the date of such determination, opinion or advisory letter or letters from the IRS that would reasonably be expected to result in the revocation of the qualified status of any such Plan or the exempt status of any such trust by the IRS.

(h)             There has not been any non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) that is reasonably likely to result in material liability of the Company. There have been no acts or omissions by the Company or any of its ERISA Affiliates that have given or would reasonably be expected to give rise to any material fines, penalties, taxes or related charges on the Company or any Company Subsidiary under Sections 502 or 4071 of ERISA or Chapter 43 of the Code.

(i)             All contributions, premiums or payments required to be made with respect to any Plan have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company, except as would not result in material liability to the Company. Each Plan required to be funded by applicable Law or the terms of such Plan has been, is and will be materially funded as of the Closing, subject to and to the extent required by applicable Law or the relevant Plan.

(j)             None of the Company or any Company Subsidiary has made any payments, or is obligated to make any payments or is a party to any plan or Contract that would reasonably be expected to obligate it to make any payments that would not be deductible under Section 280G of the Code or result in the payment of an excise tax by any person under Section 4999 of the Code.

(k)             With respect to each Plan that is subject to the Laws of a jurisdiction other than the United States (whether or not United States Law also applies) (a “Foreign Plan”), except as would not be reasonably likely to result in material liability to the Company and the Company Subsidiaries, taken as a whole: (i) all employer and employee contributions to each Foreign Plan required by applicable Laws or by the terms of such Foreign Plan have been timely made in all material respects, or, if applicable, accrued in accordance with normal accounting practices; (ii) each Foreign Plan required by applicable Laws to be registered as of the date hereof has been so registered and has been maintained in good standing in all material respects with applicable Laws; and (iii) no Foreign Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA) or has any material unfunded or underfunded liabilities.

Section 4.12             Labor and Employment Matters.

(a)             The Company has maintained true, correct and complete records of all employees of the Company and each Company Subsidiary as of the date hereof that sets forth for each such individual his or her: (i) title or position (including whether full or part time); (ii) location and employing entity; (iii) hire date (and employment commencement date, if different to the hire date); (iv) exemption treatment by the Company under applicable wage and hour Laws; (v) current annual base salary (or, for hourly employees, the applicable hourly compensation rate); (vi) bonus or other incentive based compensation (including profit sharing or equity entitlements (e.g., shares, share options, or rights related to shares)); (vii) accrued paid time off (including annual leave, long service leave and personal leave entitlements); (viii) details of any applicable industrial instrument coverage; (ix) details of any employees who are currently receiving or are due to receive workers’ compensation payments; (x) full details of all employees’ termination entitlements, including notice, severance/redundancy entitlements and any other benefits payable or which vest upon termination; and (xi) to the extent applicable, details of employment with the Company or a Company Subsidiary as a result of the transmission of business from a previous employer to the Company or a Company Subsidiary. The Company has also provided SPAC with a true, correct and complete list of all individuals providing services to the Company or a Company Subsidiary (either directly or through an entity that they own or control) in the capacity of an independent contractor or consultant. The individuals referenced in the previous two sentences represent the entirety of the individuals necessary to manage and operate the business of the Company and the Company Subsidiaries as currently managed and operated in all material respects, and the Company has further provided SPAC with true, correct and complete details of all incentive schemes (whether set out earlier at Section 4.12(a)(vi) or otherwise) which are applicable to these individuals.

(b)             Neither the Company nor any Company Subsidiary: (i) employs, or has ever employed, any employees in the United States; or (ii) engages, or has ever engaged, any individuals as independent contractors or consultants to provide services to the Company or any Company Subsidiary in the United States.

(c)             As of the date of this Agreement, all compensation, including wages and salaries, commissions, fees and bonuses and any termination indemnities, required to be paid to or accrued with respect to current and former employees, independent contractors and consultants, and directors and officers of the Company and any Company Subsidiary, have been paid or accrued as required by applicable law in all material respects.

(d)             The Company has provided SPAC with true and complete copies of: (i) all employment contracts or other terms of service applicable to executive, managerial, or other key employees, of the Company or a Company Subsidiary; and (ii) all standard forms of employment contracts used by the Company and the Company Subsidiaries. To the knowledge of the Company, each employee is (i) employed exclusively by the Company or a Company Subsidiary, and (ii) not under any confidentiality or other post-employment restraint to a previous employer which would restrict that employee from fully performing their obligations to the Company or a company Subsidiary, or which would cause the Company or a Company Subsidiary to infringe the rights of that previous employer.

(e)             Other than as set forth on Section 4.12(e) of the Company Disclosure Schedule, no employee is entitled to any retention payment, bonus or other payment or the vesting of any other benefit which is triggered by the execution or completion of this Agreement.

(f)             The Company and each Subsidiary Company have materially complied with all labor and employment Laws in relation to any person currently or formerly engaged as an independent contractor, including laws relating to Tax, superannuation and workers compensation.

(g)             There are no, and since January 1, 2020, have been no, material Actions pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary by any of its current or former employees, contractors, consultants or any other individuals who have provided services to the Company or any Company Subsidiary.

(h)             (i) The Company and the Company Subsidiaries are not, nor have they been a party to, bound by, or negotiating any collective bargaining agreement, collective agreement, or other Contract or industrial agreement with a labor union, works council, trade union, labor organization, or other employee representative applicable to persons employed by the Company or any Company Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (ii) there are no material unfair labor practice complaints pending against the Company or any Company Subsidiary before any Governmental Authority, including any labor relations agency; and (iii) since January 1, 2020, neither the Company nor any Company Subsidiary has been affected by or, received any threat of, any strike, work stoppage, lockout, picketing, concerted refusal to work overtime or other similar labor disruption or industrial dispute with respect to the Company or a Company Subsidiary, and to the knowledge of the Company, there are no matters which would give rise to any such dispute.

(i)             There are no industrial awards and agreements (including unregistered agreements) which apply to employees of the Company or any Company Subsidiary.

(j)             Except as would not reasonably be expected to be material to the Company and Company Subsidiaries as a whole, the Company and each Company Subsidiary is and has been, since January 1, 2020, in compliance with all applicable Laws and Contracts relating to labor, and employment, including all such Laws and Contracts relating to employment practices, industrial instruments and awards, immigration, employment discrimination, harassment and retaliation, terms and conditions of employment, including individual contracts of employment with their employees, mass layoffs and plant closings including the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), or any similar state or local Laws including in respect of redundancy, immigration, recordkeeping, meal and rest breaks, pay equity, affirmative action obligations, workers’ compensation, family and medical leave, sick leave, all other employee leaves (including the accrual of annual leave, personal leave and long service leave in accordance with the Fair Work Act 2009 (Cth), any applicable industrial instruments (including but not limited to modern awards, individual flexibility agreements and enterprise agreements) and otherwise as required by law), employee notices, working time, redundancy pay, pre-termination notices, data privacy, occupational safety and health requirements (including any federal, state, local or foreign Laws and orders by Governmental Authorities related to COVID-19), and all Laws related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums and social contributions as required by the appropriate Governmental Authority. Except as would not result in material liability for the Company, (i) all current and former employees of the Company and each Company Subsidiary are and have been properly classified as exempt or non-exempt under the Fair Labor Standards Act and applicable state and foreign wage and hour Laws; and (ii) all current and former independent contractors, consultants and temporary workers of the Company and each Company Subsidiary are and have been properly classified under applicable Law. Since January 1, 2020, there have been no misclassification claims filed or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary by any current or former employees, independent contractors or temporary workers or by any Governmental Authority.

(k)             There are no, and since January 1, 2020, have been no, material investigations, notices, prosecutions or fines pending or, to the knowledge of the Company, threatened with respect to or against the Company or any Company Subsidiary: (i) relating to compliance with labor laws (including any industrial instruments); or (ii) under workplace health and safety laws.

(l)             As of the date of this Agreement no executive, managerial, or other key employee, nor group of employees, of the Company or a Company Subsidiary has provided or been given notice of an intent not to continue his or her employment with the Company or a Company Subsidiary. There has been and will be no layoff, plant closing, termination, redundancy or any other forms of employment losses in the six-month period prior to Closing that would trigger the obligations of the Company under the WARN Act or similar state, local or foreign Laws.

(m)             Each employee is a member of a superannuation fund and neither the Company nor any Company Subsidiary contributes (in respect of the employees) to any other superannuation fund, scheme or other arrangement providing superannuation, retirement, death, disability or similar benefits. Except for any superannuation obligations under the Superannuation Guarantee (Administration) Act 1992 (Cth) (“SGA Act”), neither the Company nor any Company Subsidiary is under any present legal liability or voluntary commitment (whether or not legally binding) to pay any of its employees any pension, superannuation, retirement or similar benefit. The obligations of the Company and each Company Subsidiary in respect of such superannuation funds satisfy the terms of all agreements, arrangements, understandings and awards relating to the employment of their employees.

(n)             Neither the Company nor any Company Subsidiary contributes, or is required to contribute, in respect of its employees to a superannuation fund which provides a defined benefit.

(o)             Other than as provided for in the Financial Statements, neither the Company nor any Company Subsidiary has any liability to pay any amount by way of superannuation guarantee charge pursuant to the SGA Act, or any other amount by reason of the application of the SGA Act, in respect of any of the employees or any other ‘employee’ (as defined in the SGA Act) of the Company or any Company Subsidiary for any ‘quarter’ (as defined in the SGA Act) up to the date of Closing. The Company and each Company Subsidiary have complied, or will comply with, and has discharged all of, their obligations in respect of the employees under Part 3A of the SGA Act up to Closing.

Section 4.13             Real Property; Title to Assets.

(a)             The Company and the Company Subsidiaries do not hold any Owned Real Property.

(b)             True, correct and complete copies of all leases, subleases and licenses pursuant to which the Company or any Company Subsidiary leases, subleases or licenses any real property (each, a “Lease”), together with each amendment thereto, have been made available to SPAC. Except as otherwise set forth in Section 4.13(b) of the Company Disclosure Schedule, (i) there are no Leases, concessions or other Contracts, and the Company or Company Subsidiaries are not a party to any Lease, concession or other Contract, granting to the Company or Company Subsidiaries, the right to use or occupy any real property, and (ii) all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or, to the Company’s knowledge, by the other party(ies) to such Leases, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has leased, subleased, sublicensed or otherwise granted to any person any right to use, occupy or possess any portion of the Leased Real Property or any portion of the Owned Real Property.

(c)             There are no contractual or legal restrictions that preclude or restrict the ability of the Company or any Company Subsidiary to use any Owned Real Property or Leased Real Property by such party for the purposes for which it is currently being used, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. There are no latent defects or adverse physical conditions affecting the Owned Real Property or Leased Real Property, and improvements thereon, other than those that would not have a Company Material Adverse Effect.

(d)             The Company and each Company Subsidiary has legal and valid title to, or, in the case of Leased Real Property and assets, valid contractual, leasehold or subleasehold interests in, all of its respective properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.14             Intellectual Property.

(a)             Section 4.14(a) of the Company Disclosure Schedule contains a true, correct and complete list of all of the following: (i) Registered Company IP (showing in each, as applicable, the title, the country, the filing date, date of issuance, expiration date, registration number and application number, and registrar); and (ii) Company Software owned by the Company that is material to the Company Business. To the Company’s knowledge, the Company IP constitutes all Intellectual Property rights necessary for the conduct of the Company Business.

(b)             Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company or one of the Company Subsidiaries solely and exclusively owns, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to all Company-Owned IP; (ii) the Company has the right to use, pursuant to a valid and enforceable (subject to the Remedies Exceptions) written license, all Company-Licensed IP; and (iii) the consummation of the Transactions will not result in the loss or impairment of the Company’s ownership of any Company-Owned IP or use of material Company IP. All Registered Company IP material to the Company Business is subsisting and, to the Company’s knowledge, valid and enforceable. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, no loss or expiration of any of the Company-Owned IP, or to the Company’s knowledge, any of the Company-Licensed IP, is threatened, or pending, in writing.

(c)             The Company and each of its applicable Company Subsidiaries have taken and take commercially reasonable actions to maintain the secrecy, confidentiality and value of its trade secrets and other Confidential Information. To the knowledge of the Company, neither the Company nor any Company Subsidiaries has disclosed any trade secrets or other Confidential Information that is material to the Company Business to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality of such information or where such person is subject to ethical obligations to maintain such confidentiality.

(d)             (i) Since January 1, 2020, there have been no Actions filed and served, or threatened in writing (including email), against the Company or any Company Subsidiary in any forum, by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the material Company-Owned IP, or (B) alleging any infringement, violation or misappropriation of any Intellectual Property rights of other persons (including any written demands or unsolicited offers to license any Intellectual Property rights from any other person); (ii) since January 1, 2020, except as would not reasonably be expected to be material to the Company and Company Subsidiaries as a whole, the operation of the Company Business (including the use, development, manufacture, marketing, license, sale, distribution or furnishing by the Company of any Products) has not and does not infringe, misappropriate or violate, any Intellectual Property rights of other persons; (iii) since January 1, 2020, to the Company’s knowledge, no other person, including any employee or former employee of the Company, has infringed, misappropriated or violated any of the Company-Owned IP; and (iv) none of the material Company-Owned IP or Products is subject to any proceeding, or outstanding order, agreement, settlement or stipulation restricting in any manner the use, enforcement, development, manufacture, marketing, licensing, sale, distribution, furnishing or disposition by the Company of any such Company-Owned IP, or any Product.

(e)             Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, all persons who have contributed, developed or conceived (each, a “Contributor”) any material Intellectual Property for or on behalf of the Company (in each case a “Contribution”) have executed valid, written agreements with the Company or one of the Company Subsidiaries pursuant to which such persons have assigned to the Company or the applicable Company Subsidiary all of their entire right, title, and interest in and to any Contribution or all such right, title, and interest has vested in the Company or a Company Subsidiary by operation of Law. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, no current or former employee, consultant or independent contractor of the Company or any Company Subsidiary: (i) to the Company’s knowledge, is in violation of any term or covenant of any agreement with any other person by virtue of such employee, consultant or independent contractor being employed by, or performing services for, the Company or any Company Subsidiary, or is using trade secrets or proprietary information of others without permission; (ii) has any right, license, claim or interest whatsoever in or with respect to any Company-Owned IP, or (iii) to the Company’s knowledge, has developed any Company-Owned IP for the Company or any Company Subsidiary that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights in or to such Company-Owned IP.

(f)             Except as would not reasonably be expected to be material to the Company and Company Subsidiaries as a whole, (i) all use and distribution of Open Source Materials by or through the Company or any Company Subsidiary is in compliance with all Open Source Licenses applicable thereto, including all copyright notice and attribution requirements; and (ii) the Company has not incorporated any Software into any Company Software or otherwise used any Software, in each case, in a manner that requires the applicable Company Software to be subject to Copyleft Licenses.

(g)             Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, the Company or one of the Company Subsidiaries owns, leases, licenses, or otherwise has the legal right to use all Business Systems, and such Business Systems are sufficient for the current needs of the Company Business. Since January 1, 2020, there has not been any material failure or other substandard performance with respect to any of the Business Systems that has not been substantially remedied. The Company has taken commercially reasonable steps to provide for the back-up and recovery of data and information, has commercially reasonable disaster recovery plans, procedures, control and facilities, and, as applicable, has taken commercially reasonable steps to implement such plans and procedures. The Company has taken commercially reasonable actions to protect the integrity and security of the Business Systems and the Business Data stored thereon from unauthorized use, access, or modification by third parties, and to the Company’s knowledge, in the past three (3) years no such third party has obtained unauthorized access to such Business Systems or Business Data.

(h)             Other than as set forth in Section 4.14(h) of the Company Disclosure Schedule, no funding and no personnel, facilities or other resources of any Governmental Authority, university, college, other similar institution, or research center were used in the development of any Company-Owned IP, nor does any such person (other than as a customer) have any rights, title or interest in or to any Company-Owned IP.

(i)             Neither the Company or any Company Subsidiary is, nor has it ever been, a member or promoter of, or contributor to, any industry standards body or similar standard setting organization that could require or obligate the Company or any Company Subsidiary to grant or offer to any other person any license or right to any Company-Owned IP.

(j)             No person or entity other than the Company, a Company Subsidiary, or a Contributor, has or has had possession of any source code for any Company Software and the consummation of the Transactions will not result in the release of any source code for any Company Software.

Section 4.15             Taxes.

(a)             The Company and each Company Subsidiary: (i) has duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all material Taxes, whether or not shown as due on such filed Tax Returns, except with respect to Taxes that are being contested in good faith and are disclosed in Section 4.15(a) of the Company Disclosure Schedule; (iii) has not waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency (other than any extensions of time to file Tax Returns obtained in the ordinary course), which waiver or extension remains in effect; and (iv) does not have any Tax deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding by or before a Governmental Authority (a “Tax Claim”) in respect of material Taxes, or material Tax matters, pending or proposed or threatened in writing, except for any material Tax Claim being contested in good faith that is disclosed in Section 4.15(a) of the Company Disclosure Schedule.

(b)             Neither the Company nor any Company Subsidiary is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar Contract (other than (i) customary commercial Contracts entered into in the ordinary course of business the primary purpose of which does not relate to Taxes or (ii) Contracts among only the Company and the Company Subsidiaries).

(c)             Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date, made or required to be made prior to the Closing, resulting in an adjustment under Section 481(c) of the Code (or any corresponding or similar provision of U.S. state or local or non-U.S. Tax Law); (ii) written agreement with any Taxing Authority relating to a material Tax liability of the Company or any Company Subsidiary executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; or (iv) prepaid amount received prior to the Closing outside the ordinary course of business.

(d)             Each of the Company and each Company Subsidiary is a tax resident of its country of incorporation and is not, and has never been, a tax resident of any other jurisdiction. Neither the Company nor any Company Subsidiary carries on business through a permanent establishment in any country other than its country of incorporation.

(e)             Neither the Company nor any Company Subsidiary has received written notice of any claim from a Taxing Authority in a jurisdiction in which the Company or any Company Subsidiary does not file Tax Returns stating that such person is or may be subject to material Taxes in such jurisdiction that has not been resolved.

(f)             In all material respects, the Company and each Company Subsidiary has withheld and paid to the appropriate Taxing Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied with applicable information reporting requirements related thereto.

(g)             Neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state or local or non-U.S. Tax Return (other than a group of which the Company was or is the common parent or of which the Company or the Company Subsidiaries were or are the only members).

(h)             Neither the Company nor any Company Subsidiary has any material liability for the Taxes of any person (other than the Company or any Company Subsidiary) pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of U.S. state or local or non-U.S. Tax Law), as a transferee or successor, or by Contract (other than, in each case, liabilities for Taxes pursuant to customary commercial Contracts entered into in the ordinary course of business the primary purpose of which does not relate to Taxes).

(i)             Neither the Company nor any Company Subsidiary (i) has any request for a ruling in respect of Taxes pending between the Company or any Company Subsidiary, on the one hand, and any Taxing Authority, on the other hand; or (ii) has entered into any private letter ruling, technical advice memoranda or similar agreements with any Taxing Authority that would reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(j)             In the past two (2) years, neither the Company nor any Company Subsidiary distributed stock of another person, or had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code (or any corresponding or similar provision of U.S. state or local or non-U.S. Tax Law).

(k)             Neither the Company nor any Company Subsidiary has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(l)             The Company and each Company Subsidiary has maintained proper records of franking credits and debits for the purposes of Australian Tax Laws in all material respects. Neither the Company nor any Company Subsidiary has a material amount of franking deficit or any material unpaid liability for franking deficit tax for the purposes of Australian Tax Laws.

(m)             No debt or liability of the Company or any Company Subsidiary has been forgiven, nor has any arrangement for such a forgiveness been entered into in relation to any such debts or other liabilities, in the past three (3) years in a way that has or will give rise to a material Tax liability or that has materially affected or will materially affect any Tax attribute held by the Company or any Company Subsidiary.

(n)             The share capital account of the Company and any Company Subsidiary is not tainted within the meaning of Australian Tax Laws.

(o)             There are no material Tax Liens upon any assets of the Company or any Company Subsidiary except for Permitted Liens.

(p)             Neither the Company nor any Company Subsidiary has received written notice from a Taxing Authority asserting that it is subject to Tax in any country other than its country of incorporation, organization or formation by virtue of having employees, a permanent establishment, other place of business or similar presence in that country, which assertion has not been resolved.

(q)             Neither the Company nor any Company Subsidiary has filed (or caused or permitted to be filed) an IRS Form 8832 or any comparable Tax Return for applicable U.S. state income tax purpose.

Section 4.16             Environmental Matters. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (a) since January 1, 2010, neither the Company nor any Company Subsidiary has violated, nor is the Company or any Company Subsidiary in violation of, applicable Environmental Law; (b) there has been no release to the environment of any Hazardous Substances by the Company or any Company Subsidiary that would reasonably be expected to result in losses, damages or liabilities to the Company or any Company Subsidiary and, to the knowledge of the Company, none of the properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary (including soils and surface and ground waters) are contaminated with any Hazardous Substance which would reasonably be expected to require remediation; (c) neither the Company nor any Company Subsidiary is, actually, potentially or allegedly liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances; (d) the Company and the Company Subsidiaries have all permits, licenses and other authorizations required of the Company and the Company Subsidiaries under applicable Environmental Law (“Environmental Permits”); (e) neither the Company nor any Company Subsidiary is the subject of any pending, or to the Company’s knowledge, threatened claims, actions or suits relating to Hazardous Substances or arising under Environmental Laws; and (f) the Company and each Company Subsidiary is in compliance with its Environmental Permits.

Section 4.17             Material Contracts.

(a)             Section 4.17(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of Contracts to which the Company or any Company Subsidiary is a party (such Contracts as are required to be set forth in Section 4.17(a) of the Company Disclosure Schedule being the “Material Contracts”):

(i)             each Contract with consideration paid or payable to the Company or any Company Subsidiary of more than $150,000 over any 12-month period following January 1, 2020;

(ii)             each Contract with Suppliers to the Company or any Company Subsidiary for expenditures paid or payable by the Company or any Company Subsidiary of more than $150,000 over any 12-month period following January 1, 2020;

(iii)            all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company or any Company Subsidiary is a party that require payments of $150,000 or more, in any 12-month period following January 1, 2020, by, or to, the Company or any Company Subsidiary;

(iv)            all management and employment Contracts (excluding at-will Contracts for employment that do not contain any severance, notice or change of control provisions) and all Contracts with natural person consultants and independent contractors providing for payments in excess of $150,000 in any future 12-month period and that cannot be terminated with less than 30 days’ prior notice and without any payment owed due to such termination, in either case to which the Company or any Company Subsidiary is a party;

(v)             all bonus and commission plans of the Company or any Company Subsidiary;

(vi)            all Contracts evidencing indebtedness for borrowed money in an amount greater than $50,000, and any pledge agreements, security agreements or other collateral agreements in which the Company or any Company Subsidiary granted to any person a security interest in or lien on any of the property or assets of the Company;

(vii)           all partnership Contracts, joint venture or other similar Contracts;

(viii)          all Contracts with or directly or indirectly funded by any Governmental Authority, or under which the Company’s goods, services or technology will be directly or indirectly provided to a Governmental Authority, to which the Company or any Company Subsidiary is a party;

(ix)            all Contracts that materially limit, or purport to limit, the ability of the Company to compete in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses;

(x)             all Contracts that result in any person or entity holding a power of attorney from the Company or any Company Subsidiary that relates to the Company, any Company Subsidiary or their respective businesses;

(xi)            all Contracts relating to the purchase of engineering or design services that involve more than $150,000 over any 12-month period following January 1, 2020, other than those Contracts under which no further services are due;

(xii)           all leases or master leases of personal property reasonably likely to result in annual payments of $150,000 or more in any 12-month period following January 1, 2020;

(xiii)          all Contracts involving use of any material Company-Licensed IP (other than Standard Inbound Licenses);

(xiv)          all Contracts under which the Company or any Company Subsidiary has agreed to purchase goods or services from a vendor, Supplier or other person on a preferred supplier or “most favored supplier” basis;

(xv)           Contracts which involve the license or grant of rights to Company-Owned IP by the Company or any Company Subsidiary to any person (other than Standard Outbound Licenses);

(xvi)          all Contracts for the development of Company-Owned IP for the benefit of the Company that is material to the Company Business (other than employee invention assignment and confidentiality agreements and consulting agreements entered into on the Company’s standard forms of such agreements made available to SPAC);

(xvii)         all Contracts entered into after January 1, 2020, that relate to the direct or indirect acquisition or disposition of any securities or business (whether by merger, sale of stock, sale of assets or otherwise);

(xviii)        all Contracts with any affiliate of the Company or otherwise relating to a Company Interested Party Transaction;

(xix)           all Contracts involving any resolution or settlement of any actual or threatened Action or other dispute which require future payment in excess of $150,000 or impose material continuing obligations on the Company or any Company Subsidiary, including injunctive or other non-monetary relief; and

(xx)            all agreements or instruments guarantying the debts or other obligations of any person.

(b)          (i) Except for expirations and non-renewals in the ordinary course of business and in accordance with the terms of such Material Contract, each Material Contract is a legal, valid and binding obligation of the Company or the Company Subsidiaries and, to the knowledge of the Company, the other parties thereto, (ii) except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary is in breach or violation of, or default under, any Material Contract nor has any Material Contract been canceled by any other party thereto; (iii) to the Company’s knowledge, no other party is in material breach or material violation of, or material default under, any Material Contract; and (iv) since January 1, 2020, neither the Company nor any Company Subsidiary has received any written, or to the knowledge of the Company, oral claim of default under any such Material Contract. The Company has furnished or made available to SPAC true and complete copies of all Material Contracts, including amendments thereto.

Section 4.18         International Trade Laws. The Company and each Company Subsidiary is, and has in the past five (5) years been, in compliance in all respects with all International Trade Laws applicable to it. Without limiting the foregoing: (i) the Company and each Company Subsidiary have obtained all export and import licenses and other approvals required for their respective past imports and exports of products, software and technologies required by any International Trade Law, and all such approvals and licenses are in full force and effect; (ii) the Company and each Company Subsidiary are in compliance with the terms of such applicable export and import licenses or other approvals; and (iii) there are no claims pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary with respect to the International Trade Laws or such export and import licenses or other approvals.

Section 4.19         Insurance.

(a)          Each material insurance policy under which the Company or any Company Subsidiary is an insured are with reputable insurance carriers.

(b)          With respect to each such insurance policy: (i) the policy is legal, valid, binding and enforceable (subject to the Remedies Exceptions) in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect and all material premiums due have been paid; (ii) neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and to the knowledge of the Company, no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

Section 4.20         Board Approval; Vote Required.

(a)          The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly approved this Agreement and the Transactions. No additional approval or vote of the holders of any class or series of capital stock of the Company is necessary to adopt this Agreement and approve the Transactions.

(b)          The Merger Sub Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions are fair to, and in the best interests of, Merger Sub and its sole stockholder and (ii) approved and adopted this Agreement and declared its advisability and approved the Merger and the Transactions. The only vote of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement, the Merger and the other Transactions is the affirmative vote of the holders of a majority of the outstanding shares of Merger Sub Common Stock.

Section 4.21         Certain Business Practices.

(a)          Within the past five (5) years, none of the Company, any Company Subsidiary, nor any of their respective directors, officers or employees or, to the Company’s knowledge (as defined in the FCPA), any agents or third party representatives of the Company or any Company Subsidiary has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made, offered, authorized, or promised to make, nor requested, solicited, or agreed to accept any payment, gift, promise or other advantage (including any fee, travel expense, entertainment, service, loan, rebate, kickback, donation, grant, facilitation payment, or other payment or benefit in cash or in kind), directly or indirectly, to or from a Government Official or any other person in violation of any applicable Anti-Corruption Law; or (iii) taken any other action in violation of applicable anti-bribery or Anti-Corruption Laws.

(b)         Within the past five (5) years, none of the Company, any Company Subsidiary, any of their respective directors, officers or employees or, to the Company’s knowledge, agents (i) is or has been a Sanctioned Person; or (ii) has transacted business on behalf of the Company with or for the benefit of any Sanctioned Person or in or involving any Sanctioned Country, or has otherwise violated applicable Sanctions Laws.

(c)          There are no, and within the past five (5) years, there have not been any internal or, to the knowledge of the Company, external investigations, audits, actions or proceedings pending, or any voluntary or involuntary disclosures made to a Governmental Authority with respect to any apparent or suspected violation by the Company, any Company Subsidiary, or any of their respective officers, directors, employees, or agents of any Anti-Corruption Laws or Sanctions Laws.

Section 4.22         Interested Party Transactions. Except as set forth on Section 4.22 of the Company Disclosure Schedule, the employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director, officer, 10% or greater equityholder or other affiliate of the Company or any Company Subsidiary has, directly or indirectly: (a) to the knowledge of the Company, an economic interest in any person that furnishes or sells services or Products that the Company or any Company Subsidiary furnishes or sells, or proposes to furnish or sell; (b) to the knowledge of the Company, an economic interest in any person that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services; (c) to the knowledge of the Company, a beneficial interest in any Contract disclosed in Section 4.17(a) of the Company Disclosure Schedule; or (d) any contractual or other arrangement with the Company or any Company Subsidiary (including any “preferred pricing” or similar benefit enjoyed by the Company or any Company Subsidiary as a result of any such affiliation), other than customary indemnity arrangements (each, a “Company Interested Party Transaction”); provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.22. Neither the Company nor any Company Subsidiary has, since January 1, 2020, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company or any Company Subsidiary, or (ii) materially modified any term of any such extension or maintenance of credit. There are no Contracts between the Company or any Company Subsidiary and any family member of any director, officer, 10% or greater equityholder or other affiliate of the Company or any Company Subsidiary.

Section 4.23         Exchange Act; Investment Company Act. The Company is not currently (nor has it previously been) subject to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company is not an “investment company” or a person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act.

Section 4.24         Brokers. Except as set forth on Section 4.24 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary. The Company has provided SPAC with a true and complete copy of all Contracts, including its engagement letter, between the Company and the persons identified on Section 4.24 of the Company Disclosure Schedule, other than those that have expired or terminated and as to which no further services are contemplated thereunder to be provided in the future.

Section 4.25         Solvency. Neither the Company nor any Company Subsidiary is the subject of an Insolvency Event.

Section 4.26         Merger Sub.

(a)          Except as set forth in the Merger Sub Organizational Documents, there is no agreement, commitment, or order from a Governmental Authority binding upon Merger Sub or to which Merger Sub is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Merger Sub or any acquisition of property by Merger Sub or the conduct of business by Merger Sub as currently conducted.

(b)          Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c)          Merger Sub was formed on February 2, 2023 solely for the purpose of engaging in the Transactions. Since its formation, Merger Sub has not engaged in any activity, other than such actions in connection with (i) its organization and (ii) the preparation, negotiation and execution of this Agreement and the Transactions contemplated hereby. Merger Sub has not conducted any operations, has not generated any revenues and does not have any liabilities other than those incurred in connection with the foregoing and in association with the Transactions.

Section 4.27         Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Company Disclosure Schedule), the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to SPAC, its affiliates or any of their respective Representatives by, or on behalf of, the Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement or any certificate delivered by the Company pursuant to this Agreement, neither the Company nor any other person on behalf of the Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to SPAC, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to SPAC, its affiliates or any of their respective Representatives or any other person, and that any such representations or warranties are expressly disclaimed.

Article V
REPRESENTATIONS AND WARRANTIES OF SPAC and SPONSOR

Except as set forth in SPAC’s disclosure schedule delivered by SPAC in connection with this Agreement (the “SPAC Disclosure Schedule”) (provided, that any matter required to be disclosed shall only be disclosed by specific disclosure in the corresponding section of the SPAC Disclosure Schedule, except to the extent that such information is cross-referenced to another part of the SPAC Disclosure Schedule or it is reasonably apparent on the face of such disclosure that such information would qualify another provision in the Agreement), or in the SPAC SEC Reports filed prior to the date of the Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SPAC SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements,” “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) (it being acknowledged that nothing disclosed in such a SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 5.1 (Corporate Organization), Section 5.3 (Capitalization), Section 5.4 (Authority Relative to This Agreement), Section 5.13 (SPAC Trust Fund) and Section 5.15 (Taxes)), SPAC hereby represents and warrants, and, solely with respect to Section 5.20, the Sponsor hereby represents and warrants, to each of the Company and Merger Sub as follows:

Section 5.1           Corporate Organization.

(a)          SPAC is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

(b)          SPAC does not directly or indirectly own any Equity Securities in any corporation, partnership, joint venture or business association or other person.

Section 5.2           Certificate of Incorporation and Bylaws. SPAC has heretofore furnished to the Company true, complete and correct copies of the SPAC Organizational Documents. The SPAC Organizational Documents are in full force and effect. SPAC is not in violation of any of the provisions of the SPAC Organizational Documents in any material respects.

Section 5.3           Capitalization.

(a)          The authorized capital stock of SPAC, each with a par value $0.0001 per share, consists of (i) 500,000,000 shares of Class A Common Stock, (ii) 50,000,000 shares of Class B Common Stock, (iii) 50,000,000 shares of Class F Common Stock and (iv) 5,000,000 shares of preferred stock (“SPAC Preferred Stock”). As of the date of this Agreement, (i) 27,600,000 shares of Class A Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (ii) 6,900,000 shares of Class F Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (iii) no shares of Class A Common Stock or Founder Shares are held in treasury of SPAC, (iv) 27,530,000 SPAC Warrants are issued and outstanding, and (v) 27,530,000 shares of Class A Common Stock are reserved for future issuance pursuant to the SPAC Warrants. As of the date of this Agreement, there are no shares of SPAC Preferred Stock or Class B Common Stock issued and outstanding. Each SPAC Warrant is exercisable for one share of Class A Common Stock at an exercise price of $11.50. As of the date of this Agreement, there are only 175,000 shares of Class F Common Stock held by Persons other than the Sponsor.

(b)          All outstanding SPAC Units, shares of Class A Common Stock, shares of Class F Common Stock and SPAC Warrants have been issued and granted in compliance with all applicable securities laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities laws and the SPAC Organizational Documents.

(c)          Except for the SPAC Units and the SPAC Warrants, SPAC has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of SPAC or obligating SPAC to issue or sell any shares of capital stock of, or other Equity Securities in, SPAC. All shares of Class A Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. SPAC is not a party to, or otherwise bound by, and SPAC has not granted, any equity appreciation rights, participations, phantom equity or similar rights. Other than the letter agreement, dated November 16, 2021, among the SPAC, its officers and directors, the Sponsor and certain other parties thereto, and the Support Agreement, SPAC is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of Class A Common Stock or any of the Equity Securities or other securities of SPAC. Other than as set forth in the SPAC Organizational Documents and the SPAC SEC Reports, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any shares of Class A Common Stock. There are no outstanding contractual obligations of SPAC to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

Section 5.4           Authority Relative to This Agreement. SPAC has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by SPAC and the consummation by SPAC of the Transactions, has been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of SPAC is necessary to authorize this Agreement or to consummate the Transactions (other than the receipt of the SPAC Stockholder Approval). This Agreement has been duly and validly executed and delivered by SPAC and, assuming due authorization, execution and delivery by the Company and Merger Sub, constitutes a legal, valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms subject to the Remedies Exceptions.

Section 5.5           No Conflict; Required Filings and Consents.

(a)          The execution and delivery of this Agreement by SPAC does not, and the performance of this Agreement by SPAC will not, (i) conflict with or violate the SPAC Organizational Documents, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.5(b) have been obtained and all filings and obligations described in Section 5.5(b) have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to SPAC or by which any of its property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of SPAC pursuant to, any note, bond, mortgage, indenture, Contract lease, license, permit, franchise or other instrument or obligation to which SPAC is a party or by which SPAC or any of its property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which individually or in the aggregate would not have or reasonably be expected to have a SPAC Material Adverse Effect.

(b)          The execution and delivery of this Agreement by SPAC does not, and the performance of this Agreement by SPAC will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws and Takeover Laws and the filing and approval under the FATA (if required) and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent SPAC from performing its material obligations under this Agreement.

Section 5.6           Compliance. SPAC is not and has not been in conflict with, or in default, breach or violation of, (a) any Law applicable to SPAC or by which any property or asset of SPAC is bound or affected, or (b) any note, bond, mortgage, indenture, Contract lease, license, permit, franchise or other instrument or obligation to which SPAC is a party or by which SPAC or any property or asset of SPAC is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or reasonably be expected to have a SPAC Material Adverse Effect. SPAC is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for SPAC to own, lease and operate its properties or to carry on its business as it is now being conducted.

Section 5.7           SEC Filings; Financial Statements; Sarbanes-Oxley.

(a)          SPAC has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”), together with any amendments, restatements or supplements thereto (collectively, the “SPAC SEC Reports”). SPAC has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by SPAC with the SEC to all agreements, documents and other instruments that previously had been filed by SPAC with the SEC and are currently in effect. As of their respective dates, the SPAC SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, in each case, as in effect at the time they were filed, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each director and executive officer of SPAC has filed with the SEC all documents required with respect to their SPAC Equity Securities by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(b)          Each of the financial statements (including, in each case, any notes thereto) contained in the SPAC SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of SPAC as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not reasonably be expected to individually or in the aggregate be material). SPAC has no off-balance sheet arrangements that are not disclosed in the SPAC SEC Reports. No financial statements other than those of SPAC are required by GAAP to be included in the consolidated financial statements of SPAC.

(c)          Except as and to the extent set forth in the SPAC SEC Reports, SPAC does not have any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of SPAC’s business.

(d)          SPAC is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange.

(e)          SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to SPAC and other material information required to be disclosed by SPAC in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to SPAC’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act.

(f)          SPAC maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that SPAC maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. SPAC has delivered to the Company a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of SPAC to SPAC’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of SPAC to record, process, summarize and report financial data. SPAC has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of SPAC, and there have been no material changes in SPAC internal control over financial reporting.

(g)          There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC. SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h)          Neither SPAC (including any employee thereof) nor SPAC’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by SPAC, (ii) any fraud, whether or not material, that involves SPAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by SPAC or (iii) any claim or allegation regarding any of the foregoing.

(i)           As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SPAC SEC Reports. To the knowledge of SPAC, none of the SPAC SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.8           Absence of Certain Changes or Events. Since December 31, 2021, except as expressly contemplated by this Agreement, (a) SPAC has conducted its business in the ordinary course and in a manner consistent with past practice, (b) there has not been any SPAC Material Adverse Effect and (c) SPAC has not taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.2.

Section 5.9           Absence of Litigation. There is no material Action pending or, to the knowledge of SPAC, threatened against SPAC, or any property or asset of SPAC, before any Governmental Authority. Neither SPAC nor any material property or asset of SPAC is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of SPAC, continuing investigation by, any Governmental Authority.

Section 5.10         Board Approval; Vote Required.

(a)          The SPAC Board, by resolutions duly adopted by a unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions to which SPAC is a party, including the Merger, are fair to and in the best interests of SPAC and its stockholders, (ii) approved this Agreement and the Transactions to which SPAC is a party, including the Merger, and declared their advisability, (iii) recommended that the stockholders of SPAC approve and adopt this Agreement, the Merger and the other transactions contemplated by this Agreement and (iv) directed that this Agreement, the Merger and the other transactions contemplated by this Agreement, be submitted for consideration by the stockholders of SPAC at the SPAC Stockholders’ Meeting.

(b)         The only vote of the holders of any class or series of capital stock of SPAC necessary to approve the Merger and the other transactions contemplated by this Agreement is the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock, Class B Common Stock and Class F Common Stock, voting together as a single class (the “SPAC Stockholder Approval”).

Section 5.11         Brokers. Except as set forth on Section 5.11 of the SPAC Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of SPAC. SPAC has provided the Company with a true and complete copy of all Contracts, including its engagement letter, between SPAC and the persons identified on Section 5.11 of the SPAC Disclosure Schedule, other than those that have expired or terminated and as to which no further services are contemplated thereunder to be provided in the future.

Section 5.12         Transactions with Related Parties. There are no transactions, agreements, arrangements or understandings between SPAC, on the one hand, and any director, officer or stockholder (or affiliate thereof) of SPAC, on the other hand, either (a) currently in effect or (b) that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

Section 5.13         SPAC Trust Fund. As of the date of this Agreement, SPAC has no less than $281,520,000 in the trust fund established by SPAC for the benefit of its public stockholders (the “Trust Fund”) maintained in a trust account at J.P. Morgan Chase Bank, N.A. (or at another U.S. chartered commercial bank with consolidated assets of $100 billion or more) (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of November 16, 2021, between SPAC and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. SPAC has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by SPAC or the Trustee. There are no separate Contracts side letters or other understandings (whether written or unwritten, express or implied): (i) between SPAC and the Trustee that would cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate in any material respect; or (ii) to the knowledge of SPAC, that would entitle any person (other than stockholders of SPAC who shall have elected to redeem their shares of Class A Common Stock pursuant to the SPAC Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay taxes from any interest income earned in the Trust Account; and (B) upon the exercise of Redemption Rights in accordance with the provisions of the SPAC Organizational Documents. There are no Actions pending or, to the knowledge of SPAC, threatened in writing with respect to the Trust Account. Upon consummation of the Transactions and notice thereof to the Trustee pursuant to the Trust Agreement, SPAC shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to SPAC as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however, that the liabilities and obligations of SPAC due and owing or incurred at or prior to the Closing shall be paid as and when due, including all amounts payable (a) to stockholders of SPAC who shall have exercised their Redemption Rights, (b) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (c) to the Trustee for fees and costs incurred in accordance with the Trust Agreement, and (d) to third parties (e.g., professionals, printers, etc.) who have rendered services to SPAC in connection with its efforts to effect the Transactions. As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC at the Closing.

Section 5.14         Employees. Other than any officers as described in the SPAC SEC Reports, SPAC has never employed any employees on its payroll. Other than reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf in an aggregate amount not in excess of the amount of cash held by SPAC outside of the Trust Account, SPAC has no unsatisfied material liability with respect to any employee, officer or director. SPAC has never and does not currently maintain, sponsor, contribute to or have any direct liability under any employee benefit plan (as defined in Section 3(3) of ERISA), nonqualified deferred compensation plan subject to Section 409A of the Code, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plan, program or arrangement. The Transactions shall not be the direct or indirect cause of any amount paid or payable by SPAC, its subsidiaries or any of their affiliates being classified as an “excess parachute payment” under Section 280G of the Code or the imposition of any additional Tax under Section 4999 or 409A(a)(1)(B) of the Code. There is no contract, agreement, plan or arrangement to which SPAC or any of its subsidiaries is a party which requires payment by any party of a Tax gross-up or Tax reimbursement payment to any person, including under Section 4999 or 409A of the Code.

Section 5.15         Taxes.

(a)          SPAC (i) has duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) has timely paid all material Taxes, whether or not shown as due on such filed Tax Returns, except with respect to Taxes that are being contested in good faith and are disclosed in Section 5.15(a) of the Company Disclosure Schedule; (iii) has not waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency (other than any extensions of time to file Tax Returns obtained in the ordinary course), which waiver or extension remains in effect; and (iv) does not have any Tax Claim in respect of material Taxes, or material Tax matters, pending or proposed or threatened in writing except for any material Tax Claim being contested in good faith that is disclosed in Section 5.15(a) of the Company Disclosure Schedule.

(b)          SPAC is not a party to, is not bound by and does not have an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar Contract (other than customary commercial Contracts entered into in the ordinary course of business the primary purpose of which does not relate to Taxes).

(c)          SPAC will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date, made or required to be made prior to the Closing, resulting in an adjustment under Section 481(c) of the Code (or any corresponding or similar provision of U.S. state or local or non-U.S. Tax Law); (ii) written agreement with any Taxing Authority relating to a material Tax liability of SPAC executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; or (iv) prepaid amount received prior to the Closing outside the ordinary course of business.

(d)          SPAC has not received written notice of any claim from a Taxing Authority in a jurisdiction in which SPAC does not file Tax Returns stating that such person is or may be subject to material Taxes in such jurisdiction that has not been resolved.

(e)          In all material respects, SPAC has withheld and paid to the appropriate Taxing Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied with applicable information reporting requirements related thereto.

(f)           SPAC has not been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state or local or non-U.S. Tax Return.

(g)          SPAC does not have any material liability for the Taxes of any person pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of U.S. state or local or non-U.S. Tax Law), as a transferee or successor, or by Contract (other than, in each case, liabilities for Taxes pursuant to customary commercial Contracts entered into in the ordinary course of business the primary purpose of which does not relate to Taxes).

(h)          SPAC (i) does not have any request for a ruling in respect of Taxes pending between SPAC and any Taxing Authority and (ii) has not entered into any private letter ruling, technical advice memoranda or similar agreements with any Taxing Authority.

(i)           In the past two (2) years, SPAC has not distributed stock of another person, or had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code (or any corresponding or similar provision of U.S. state or local or non-U.S. Tax Law).

(j)           SPAC has not engaged in or entered into a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(k)          There are no material Tax Liens upon any assets of SPAC except for Liens for Taxes not yet delinquent, or, if delinquent, being contested in good faith by appropriate proceedings and for which appropriate reserves have been made by SPAC.

(l)           SPAC has not received written notice from a Taxing Authority asserting that it is subject to Tax in any country other than its country of incorporation, organization or formation by virtue of having employees, a permanent establishment, other place of business or similar presence in that country, which assertion has not been resolved.

Section 5.16         Listing. The issued and outstanding SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange under the symbol “NETC.U”. The issued and outstanding shares of Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange under the symbol “NETC”. The issued and outstanding SPAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange under the symbol “NETC.WS”. There is no Action pending or threatened in writing against SPAC by the New York Stock Exchange or the SEC with respect to any intention by such entity to deregister the SPAC Units, the shares of Class A Common Stock or SPAC Warrants or terminate the listing of SPAC on the New York Stock Exchange. None of SPAC or any of its affiliates has taken any action in an attempt to terminate the registration of the SPAC Units, the shares of Class A Common Stock or the SPAC Warrants.

Section 5.17         Business Activities.

(a)          Since formation, SPAC has not conducted any business activities other than activities related to SPAC’s initial public offering or directed toward the accomplishment of a business combination. Except as set forth in the SPAC Organizational Documents or as otherwise contemplated by this Agreement or the Transaction Documents and the Transactions, there is no agreement, commitment, or orders by Governmental Authorities binding upon SPAC or to which SPAC is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to SPAC.

(b)          Except for the Transactions, SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transaction Documents and the Transactions, SPAC has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a business combination.

(c)          Except for this Agreement, the Transaction Documents and the Transactions (including with respect to expenses and fees incurred in connection therewith), SPAC is not party to any Contract or arrangement with any other person that would require payments by SPAC after the Closing in excess of $100,000 in the aggregate with respect to any individual Contract.

Section 5.18         Reporting Company. SPAC is a publicly held company subject to reporting obligations pursuant to Section 13 of the Exchange Act.

Section 5.19         Investment Company. SPAC is not an “investment company” within the meaning of the Investment Company Act.

Section 5.20         Extension Amount. The Sponsor or one or more of its designated affiliates will have at the time the Extension Amount is to be deposited into the Trust Account under Section 7.16 immediately available funds in an amount equal to the Extension Amount.

Section 5.21         SPAC’s Investigation and Reliance. SPAC is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and any Company Subsidiary and the Transactions, which investigation, review and analysis were conducted by SPAC together with expert advisors, including legal counsel, that they have engaged for such purpose. SPAC and its Representatives have been provided with full and complete access to the properties, offices, plants and other facilities, books and records of the Company and any Company Subsidiary and other information that they have requested in connection with their investigation of the Company and any Company Subsidiary and the Transactions. SPAC is not relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any Company Subsidiary or any of their respective Representatives, except as expressly set forth in Article IV (as modified by the Company Disclosure Schedule). None of the Company, Merger Sub nor any of their respective stockholders, affiliates or Representatives shall have any liability to SPAC or any of their respective stockholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to SPAC or any of its Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. None of the Company, Merger Sub nor any of their respective stockholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company, Merger Sub and/or any other Company Subsidiary.

Section 5.22         Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article V (as modified by the SPAC Disclosure Schedule), SPAC hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to SPAC, its affiliates and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to the Company, Merger Sub, their respective affiliates or any of their respective Representatives by, or on behalf of, SPAC, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement or any certificate delivered by SPAC pursuant to this Agreement, SPAC and any other person on behalf of SPAC have not made, and does not make, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Company, Merger Sub, their respective affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of SPAC (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to the Company, Merger Sub, their respective affiliates or any of their respective Representatives or any other person, and that any such representations or warranties are expressly disclaimed.

Article VI
CONDUCT OF BUSINESS

Section 6.1           Conduct of Business by the Company.

(a)          The Company agrees that, between the date of this Agreement and the Closing or the earlier termination of this Agreement in accordance with Article IX, except as (1) expressly contemplated by any other provision of this Agreement or any other Transaction Document (including the Convertible Financing, the PIPE Financing and the Company Split Adjustment), (2) set forth in Section 6.1 of the Company Disclosure Schedule or (3) required by applicable Law (including COVID-19 Measures), unless SPAC shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed):

(i)              the Company shall, and shall cause the Company Subsidiaries to, use their respective reasonable best efforts to conduct their business in the ordinary course of business; and

(ii)             the Company shall, and shall cause the Company Subsidiaries to, use their respective reasonable best efforts to (A) preserve substantially intact the business organization of the Company and the Company Subsidiaries, (B) keep available the services of the current officers, key employees and key consultants of the Company and the Company Subsidiaries and (C) preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers and other persons with which the Company and the Company Subsidiaries have significant business relations.

(b)            By way of amplification and not limitation, except as (1) expressly contemplated by any other provision of this Agreement or any other Transaction Document (including the Convertible Financing, the PIPE Financing and the Company Split Adjustment), (2) set forth in Section 6.1 of the Company Disclosure Schedule and (3) required by applicable Law, the Company shall not, and shall cause each Company Subsidiary not to, between the date of this Agreement and the Closing or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of SPAC (such consent not to be unreasonably withheld, conditioned or delayed):

(i)              amend or otherwise change the certificate of incorporation, constitution or equivalent organizational documents of the Company or any Company Subsidiary;

(ii)             issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock or other securities of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of the Company or any Company Subsidiary (other than the issuance of Equity Securities pursuant to the terms of awards existing as of the date of this Agreement) or (B) except in the ordinary course of business or in connection with the disposition of any obsolete assets, any material assets of the Company or any Company Subsidiary;

(iii)            declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any capital stock of the Company or any Company Subsidiary (other than to the Company or another wholly owned Company Subsidiary);

(iv)            reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any capital stock of the Company or any Company Subsidiary;

(v)             acquire (including by merger, consolidation, acquisition of stock or assets or any other business combination) (A) any corporation, partnership, other business organization or any division thereof or (B) except in the ordinary course of business, any assets for consideration that in the aggregate with all such other acquisitions of assets exceeds $1,000,000;

(vi)            (A) incur any indebtedness for borrowed money in excess of $500,000 in the aggregate, (B)  issue or sell any debt securities or options, warrants, calls or other rights to acquire debt securities of the Company or any Company Subsidiary, (C) assume, guarantee or endorse, or otherwise become responsible for, the indebtedness or other obligations of any person, or (D) intentionally grant any security interest in any of its assets, in each case, except in the ordinary course of business and consistent with past practice;

(vii)           make any loans, advances or capital contributions to, or investments in, any person (including to any of its officers, directors, agents, employees or consultants), make any material change in its existing borrowing or lending arrangements for or on behalf of such persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other person, except advances to employees or officers of the Company or any Company Subsidiaries in the ordinary course of business;

(viii)          (A) grant any material increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee, contractor or consultant of the Company or any Company Subsidiary, other than in the ordinary course of business for employees with annualized compensation less than $300,000, (B) enter into any new, or materially amend any existing employment, retention, bonus, change in control, consulting agreement or other Contract with any current or former director, officer, employee, contractor or consultant of the Company or any Company Subsidiary other than in the ordinary course of business for current employees with annualized compensation less than $300,000, (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee, contractor or consultant of the Company or any Company Subsidiary, (D) hire or otherwise enter into any employment or consulting agreement or arrangement with any person (unless (I) necessary to replace an employee or consultant whose employment or engagement has terminated, in which case such new terms of employment or engagement shall be comparable to those of the employee or consultant being replaced, or (II) reasonably necessary to expand the business or operations of the Company or any Company Subsidiary), or (E) terminate or transfer the employment or engagement of any employee, independent contractor or consultant of the Company or any Company Subsidiary other than terminations for cause;

(ix)            enter into or become bound by any collective bargaining agreement, collective agreement, or other Contract with a labor union, works council, trade union, or labor organization, or other employee representative applicable to persons employed by the Company or any Company Subsidiary;

(x)             make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by applicable Law or applicable accounting principles made subsequent to the date hereof, as agreed to by its independent accountants;

(xi)            (A) make any material Tax election (except in the ordinary course of business) or change or revoke any material Tax election, (B) change any material method of Tax accounting, (C) amend any material Tax Return, or (D) settle or compromise any material Tax Claim;

(xii)           grant any severance or termination pay to, any director or officer of the Company or any Company Subsidiary;

(xiii)          adopt, amend and/or terminate any Plan except as permitted by this Agreement, as is necessary in order to consummate the Transactions, or any health and welfare Plan renewals in the ordinary course of business;

(xiv)          other than in the ordinary course of business (A) materially amend, modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract, in a manner that is adverse to the Company or any Company Subsidiary or (B) enter into any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement;

(xv)           make any material alterations or improvements to the Owned Real Property or the Leased Real Property, or materially amend any agreements affecting the Owned Real Property or the Leased Real Property, in each case, other than in the ordinary course of business;

(xvi)          abandon or permit any material Registered Company IP to lapse or to be abandoned, or fail to perform or make any applicable filings, recordings or other similar actions or filings with respect to any material Registered Company IP, or fail to pay all required fees and taxes required to maintain and protect its interest in any material Registered Company IP;

(xvii)         adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary;

(xviii)        form any subsidiary or acquire any Equity Securities or other interest in any other entity or enter into a joint venture with any other entity;

(xix)           make any material capital expenditures (or commitment to make any capital expenditures), other than capital expenditures (or series of related capital expenditures) consistent with the Company’s capital expenditure budget included in Section 6.1 of the Company Disclosure Schedule;

(xx)            waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $100,000 individually or $250,000 in the aggregate;

(xxi)          enter into any new line of business outside of the business currently conducted by the Company or the Company Subsidiaries as of the date of this Agreement;

(xxii)          voluntarily fail to use reasonable best efforts to maintain coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to the Company and any Company Subsidiaries and their assets and properties; or

(xxiii)         enter into any agreement or otherwise make a binding commitment to do any of the foregoing.

Section 6.2        Conduct of Business by SPAC. Except as expressly contemplated by any other provision of this Agreement or any other Transaction Document, as set forth on Section 6.2 of the SPAC Disclosure Schedule and as required by applicable Law (including COVID-19 Measures), SPAC agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Closing, unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), SPAC shall use reasonable best efforts to conduct its business in the ordinary course. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any other Transaction Document, as set forth on Section 6.2 of the SPAC Disclosure Schedule and as required by applicable Law, SPAC shall not, between the date of this Agreement and the Closing Date or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed):

(a)          amend or otherwise change the SPAC Organizational Documents or form any subsidiary of SPAC;

(b)          declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the SPAC Organizational Documents;

(c)          reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the Class A Common Stock, Class B Common Stock, Class F Common Stock or SPAC Warrants except for redemptions from the Trust Fund that are required pursuant to the SPAC Organizational Documents;

(d)          issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of SPAC, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of SPAC, except in connection with the Extension Amount;

(e)          acquire (including, by merger, consolidation, acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization, or enter into any strategic joint ventures, partnerships or alliances with any other person;

(f)           incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of SPAC, except in connection with the Extension Amount;

(g)          make any loans, advances or capital contributions to, or investments in, any other person (including to any of its officers, directors, agents or consultants), make any material change in its existing borrowing or lending arrangements for or on behalf of such persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other person, in each case, except in the ordinary course of business;

(h)          make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(i)           (A) make any material Tax election (except in the ordinary course of business) or change or revoke any material Tax election, (B) change any material method of Tax accounting, (C) amend any material Tax Return, or (D) settle or compromise any material Tax Claim;

(j)           liquidate, dissolve, reorganize or otherwise wind up the business and operations of SPAC;

(k)          amend the Trust Agreement or any other agreement related to the Trust Account;

(l)           hire or otherwise enter into any employment or consulting agreement or arrangement with any other person;

(m)         waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $100,000 individually or $250,000 in the aggregate; or

(n)          enter into any agreement or otherwise make a binding commitment to do any of the foregoing.

Section 6.3           Claims Against Trust Account. The Company and Merger Sub agree that, notwithstanding any other provision contained in this Agreement, the Company and Merger Sub do not now, nor shall at any time hereafter, have any right, title, interest or claim of any kind in or to any monies in the Trust Account, or make any claim against the Trust Account, in connection with or relating to this Agreement or the Transactions, regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 6.3 as the “Released Claims”); provided, however, that the foregoing waiver will not limit or prohibit the Company or Merger Sub from pursuing a claim against SPAC or any other person for legal relief against monies or other assets of SPAC held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions, including a claim for SPAC to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Redemption Rights of the SPAC’s public stockholders) (the “Retained Claims”). The Company and Merger Sub hereby irrevocably waive any Released Claims that it may have against the Trust Account now or in the future as a result of, or arising out of this Agreement or the Transactions and will not seek recourse against the Trust Account for any Released Claims; provided, however, that the Company and Merger Sub do not waive any Retained Claims. The Company and Merger Sub agree and acknowledge that such irrevocable waiver is material to this Agreement and specifically relied upon by SPAC and its respective affiliates to induce SPAC to enter into this Agreement, and the Company and Merger Sub further intend and understand such waiver to be valid, binding and enforceable against it under applicable law. In the event that any of the Company or Merger Sub commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, the prevailing party or parties shall be entitled to recover from the non-prevailing party or parties the associated reasonable legal fees and costs in connection with any such action.

Article VII
ADDITIONAL AGREEMENTS

Section 7.1           Registration Statement; Proxy Statement.

(a)          As promptly as practicable after the execution of this Agreement and receipt of the applicable PCAOB Financial Statements, SPAC and the Company shall prepare, and the Company shall file with the SEC, a registration statement on Form F-4 (as amended or supplemented, the “Registration Statement”), which will include (1) a proxy statement (“Proxy Statement”) to be sent to the stockholders of SPAC relating to the meeting of SPAC’s stockholders (the “SPAC Stockholders’ Meeting”) to be held to consider approval and adoption of (i) this Agreement and the Merger (the “SPAC Merger Proposal”), (ii) any other proposals reasonably agreed by SPAC and the Company to be necessary or appropriate in connection with the Merger, (iii) any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto and (iv) adjournment of the SPAC Stockholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (collectively, the “SPAC Proposals”) and (2) a prospectus covering the registration under the Securities Act of the issuance by the Company of the Company Shares and Company Warrants in the Merger. SPAC and the Company each shall use their reasonable best efforts to (A) cause the Registration Statement when filed with the SEC to comply in all material respects with all legal requirements applicable thereto, (B) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Registration Statement, (C) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable and (D) keep the Registration Statement effective as long as is necessary to consummate the Transactions. As promptly as practicable after the date on which the Registration Statement is declared effective by the SEC, SPAC shall mail the Proxy Statement to its stockholders. Each of SPAC, the Company and Merger Sub shall furnish all information concerning itself, its subsidiaries, officers, directors, managers, shareholders, and other equity holders and information regarding such other matters as may reasonably be requested in connection with such actions and the preparation of the Registration Statement or any other statement, filing, notice or application made by or on behalf of SPAC, the Company or their respective affiliates to any regulatory authority (including the New York Stock Exchange) in connection with the Transactions.

(b)          No filing of, or amendment or supplement to, the Registration Statement will be made by the Company without the approval of SPAC (such approval not to be unreasonably withheld, conditioned or delayed). The Company will advise SPAC, promptly after receipt of notice thereof, of the issuance of any stop order, or the suspension of the qualification of the Company Shares to be issued or issuable to the stockholders of SPAC in connection with this Agreement for offering or sale in any jurisdiction or of any request by the SEC for amendment of the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. SPAC will advise the Company, promptly after receipt of notice thereof, if there is notification of an Action pending or threatened in writing against SPAC by the New York Stock Exchange or the SEC with respect to the registration of the SPAC Units, the shares of Class A Common Stock or SPAC Warrants or to terminate the listing of SPAC on the New York Stock Exchange. Each of SPAC and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto.

(c)          SPAC represents that the information supplied by SPAC for inclusion in the Registration Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of SPAC, (iii) the time of the SPAC Stockholders’ Meeting and (iv) the Closing, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Closing, any event or circumstance relating to SPAC or its officers or directors, should be discovered by SPAC which should be set forth in an amendment or a supplement to the Registration Statement, SPAC shall promptly inform the Company. All documents that SPAC is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(d)          The Company and Merger Sub represent that the information supplied by the Company or Merger Sub for inclusion in the Registration Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of SPAC, (iii) the time of the SPAC Stockholders’ Meeting, and (iv) the Closing, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Without limiting the foregoing, SPAC shall use reasonable best efforts to ensure that the Proxy Statement does not, as of the date on which it is distributed to SPAC’s stockholders, and as of the date of the SPAC Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided, that SPAC shall not be responsible for the accuracy or completeness of any information relating to the Company or Merger or any other information furnished in writing by the Company for inclusion in the Registration Statement). If, at any time prior to the Closing, any event or circumstance relating to the Company or Merger Sub or its respective officers and directors, should be discovered by the Company or Merger Sub which should be set forth in an amendment or a supplement to the Registration Statement, the Company or Merger Sub shall promptly inform SPAC. All documents that the Company is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

Section 7.2           SPAC Stockholders’ Meetings. SPAC shall call and hold the SPAC Stockholders’ Meeting as promptly as practicable following the Registration Statement being declared effective by the SEC for the purpose of voting solely upon the SPAC Proposals; provided, that SPAC may postpone or adjourn the SPAC Stockholders’ Meeting on one or more occasions for up to thirty (30) days in the aggregate upon the good faith determination by the SPAC Board that such postponement or adjournment is necessary to solicit additional proxies to obtain approval of the SPAC Proposals or otherwise take actions consistent with SPAC’s obligations pursuant to Section 7.8. SPAC shall use its reasonable best efforts to obtain the approval of the SPAC Proposals at the SPAC Stockholders’ Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of the SPAC Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders. Notwithstanding anything herein to the contrary, if the SPAC Board or any committee thereof, after consultation with outside legal counsel, determines in good faith that failure to withdraw or modify its recommendation that its stockholders approve the SPAC Proposals would be reasonably likely to be inconsistent with its fiduciary duties to SPAC stockholders under applicable Law, then the SPAC Board may withdraw or modify its recommendation in the Registration Statement (a “Change in Recommendation”); provided, however, the SPAC Board will not be entitled to make, or agree or resolve to make, a Change in Recommendation unless (i) SPAC has provided at least four (4) Business Days’ prior written notice to the Company advising that the SPAC Board proposes to take such action and which notice contains the material facts underlying the SPAC Board’s determination to make, or agree or resolve to make, a Change in Recommendation (a “Change in Recommendation Notice”), (ii) during such four (4) Business Day period following the Company’s receipt of a Change in Recommendation Notice, the SPAC Board has engaged in good faith negotiations with the Company and its Representatives (to the extent that the Company desires to so negotiate) to make such adjustments (which adjustments, to the extent accepted by the SPAC Board, would be binding on the Company) in the terms and conditions of this Agreement so as to obviate the need for a Change in Recommendation and (iii) following expiration of such four (4) Business Day period, the SPAC Board reaffirms in good faith, after consultation with its outside legal counsel, that the failure to make a Change in Recommendation would be reasonably likely to be inconsistent with its fiduciary duties to SPAC Stockholders under applicable Law, provided, further, that SPAC Board shall not be entitled to exercise its rights to make a Change in Recommendation pursuant to this Section 7.2 as a result of an offer, proposal or inquiry relating to any merger, sale of ownership interests and/or assets, recapitalization or similar transaction involving SPAC. SPAC agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the SPAC Stockholders’ Meeting for the purpose of seeking approval from SPAC Stockholders shall not be affected by any Change in Recommendation, and SPAC agrees to establish a record date for, duly call, give notice of, convene and hold the SPAC Stockholders’ Meeting and submit for the approval of its stockholder the matters contemplated by the Proxy Statement as contemplated by this Section 7.2, regardless of whether there shall have occurred any Change in Recommendation.

Section 7.3           Access to Information; Confidentiality.

(a)          From the date of this Agreement until the Closing (or the earlier termination of this Agreement), the Company and SPAC shall (and shall cause their respective subsidiaries to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request. Notwithstanding the foregoing, neither the Company nor SPAC shall be required to provide access to or disclose information where the access or disclosure would jeopardize the protection of attorney-client privilege or contravene applicable Law or Contract (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

(b)         All information obtained by the parties pursuant to this Section 7.3 shall be kept confidential in accordance with the mutual confidentiality agreement, dated August 19, 2022 (the “Confidentiality Agreement”), between SPAC and the Company.

(c)          Notwithstanding anything in this Agreement to the contrary, each party (and its Representatives) may consult any tax advisor regarding the tax treatment and tax structure of the Transactions and may disclose to any other person, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

Section 7.4           Exclusivity.

(a)          From the date of this Agreement and ending on the earlier of (i) the Closing and (ii) the termination of this Agreement, the Company shall not, and shall cause the Company Subsidiaries and shall use reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly, (A) enter into, solicit, initiate or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way regarding a Company Acquisition Proposal (as defined herein), (B) enter into any agreement regarding, continue or otherwise participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Company Acquisition Proposal or (C) commence, continue or renew any due diligence investigation regarding any Company Acquisition Proposal; provided, that the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the Transactions shall not be deemed a violation of this Section 7.4. The Company shall, and shall cause the Company Subsidiaries and shall use reasonable best efforts to cause its and their respective affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Company Acquisition Proposal. The Company also agrees that it will promptly request each person (other than the parties hereto and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its, his or her consideration of a Company Acquisition Proposal to return or destroy all Confidential Information furnished to such person by or on behalf of it, him or her prior to the date hereof. For purposes hereof, “Company Acquisition Proposal” means any inquiry, proposal or offer concerning the sale of any material assets of the Company or any Company Subsidiary outside the ordinary course of business or any of the Equity Securities of the Company or any Company Subsidiary or any merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company or any Company Subsidiary, in each case excluding the Convertible Financing and the PIPE Financing.

(b)          From the date of this Agreement and ending on the earlier of (i) the Closing and (ii) the termination of this Agreement, SPAC shall not, and shall use reasonable best efforts to cause SPAC Representatives not to, directly or indirectly, (A) enter into, solicit, initiate or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way regarding a SPAC Acquisition Proposal (as defined herein), (B) enter into any agreement regarding, continue or otherwise participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any SPAC Acquisition Proposal or (C) commence, continue or renew any due diligence investigation regarding any SPAC Acquisition Proposal; provided, that the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the Transactions shall not be deemed a violation of this Section 7.4. SPAC shall, and shall use reasonable best efforts to cause its respective affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any SPAC Acquisition Proposal. SPAC also agrees that it will promptly request each person (other than the parties hereto and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its, his or her consideration of a SPAC Acquisition Proposal to return or destroy all Confidential Information furnished to such person by or on behalf of it, him or her prior to the date hereof. For purposes hereof, “SPAC Acquisition Proposal” means any direct or indirect acquisition (or other business combination), in one or a series of related transactions, by SPAC (x) of or with any person or entity or (y) of all or a material portion of the assets, Equity Securities or businesses of any person or entity (in the case of each of clauses (x) and (y), whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, tender offer or otherwise).

(c)          In addition to the other obligations under this Section 7.4, if any party or any of their respective Representatives receives any inquiry or proposal with respect to a Company Acquisition Proposal or a SPAC Acquisition Proposal, as applicable, at any time prior to the Closing, then such party shall promptly (and in no event later than twenty-four (24) hours after becoming aware of such inquiry or proposal) notify such person in writing that the party is subject to an exclusivity agreement that prohibits it from considering such inquiry or proposal, and will provide the other party with the non-confidential material terms of such inquiry or proposal.

Section 7.5           Employee Benefits Matters.

(a)          Prior to the filing of the definitive Proxy Statement, the Company shall adopt an equity incentive award plan with an initial award pool of Company Shares expected to be equal to seven and a half percent (7.5%) of Fully Diluted Common Stock (as defined herein), rounded up to the nearest whole share, which shall be based upon benchmarking against peer companies in consultation with an independent compensation consultant, which plan shall be effective at and after the Closing in substantially the form proposed by the Company and as approved by SPAC, such approval not to be unreasonably withheld or delayed (the “2023 Equity Incentive Plan”). For purposes of this Agreement, “Fully Diluted Common Stock” means, immediately after the Closing, the aggregate number of (i) Company Shares and (ii) securities convertible into or exercisable for Company Shares (whether vested or unvested).

(b)          The provisions of this Section 7.5 are solely for the benefit of the parties to the Agreement, and nothing contained in this Agreement, express or implied, shall confer upon any employee or legal representative or beneficiary or dependent thereof, or any other person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, whether as a third-party beneficiary or otherwise, including any right to employment or continued employment for any specified period, or level of compensation or benefits. Nothing contained in this Agreement, express or implied, shall constitute an amendment or modification of any employee benefit plan of the Company or shall require the Company, Merger Sub and SPAC and each of its subsidiaries to continue any Plan or other employee benefit arrangements, or prevent their amendment, modification or termination.

Section 7.6           Directors’ and Officers’ Indemnification.

(a)          Following the Closing, the organizational documents of the Company, the Company Subsidiaries and SPAC shall contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement than are set forth in their respective organizational documents as of the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Closing Date in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Closing Date, were directors, officers, employees, fiduciaries or agents of the Company, the Company Subsidiaries or SPAC, unless such modification shall be required by applicable Law. For a period of six (6) years from the Closing, the Company agrees that it shall defend, indemnify and hold harmless each present and former director and officer of the Company, the Company Subsidiaries and SPAC against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent permitted under applicable Law and the applicable organizational documents of the Company, the Company Subsidiaries and SPAC, as of the date hereof (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law and the applicable organizational documents of the Company, the Company Subsidiaries and SPAC, as applicable, as of the date hereof). For the avoidance of doubt, to the extent the foregoing indemnification and advancement obligation arises under applicable Law or this Agreement but not the applicable organizational documents of the Company, the Company Subsidiaries or SPAC, as applicable, the Company shall have no obligation to indemnify or advance expenses to the extent it is determined by final adjudication in the underlying action for which indemnification or advancement of expenses is sought that such individual did not act in good faith or in a manner which the person reasonably believed to be in or not opposed to the best interests of the entity for which such individual is or was serving as a director or officer, or, with respect to any criminal action or proceeding, such individual had no reasonable cause to believe the individual’s conduct was lawful.

(b)          On the Closing Date, the Company shall (i) enter into customary indemnification agreements reasonably satisfactory to the Company with the directors and officers of the Company, which indemnification agreements shall continue to be effective following the Closing, and (ii) assume all rights and obligations of SPAC under all indemnification agreements then in effect between SPAC and any person who is or was a director or officer of SPAC prior to the Effective Time and that have been made available to the Company prior to the date hereof (provided, that any such indemnification agreements that are entered into following the date hereof shall be in substantially the same form as such indemnification agreements in effect on the date hereof), which indemnification agreements shall continue to be effective following the Closing.

(c)          The Company shall on and after the Closing Date, for a period of no less than six (6) years, maintain directors’ and officers’ liability insurance (“D&O Insurance”) with full, continuous prior acts coverage for pre-Closing acts, errors or omissions; and the Company shall purchase and maintain public company D&O Insurance for post-Closing acts, errors, or omissions for as long as it remains a public company. Such coverages shall be in a commercially reasonable amount and with commercially reasonable terms, but in no case in an amount lower or coverage terms narrower than that provided under the Company’s and SPAC’s respective D&O insurance just prior to the date hereof.

(d)          Prior to or in connection with the Closing, SPAC or the Company shall purchase a prepaid “tail” policy (a “SPAC Tail Policy”) with respect to the D&O Insurance covering those persons who are currently covered by SPAC’s directors’ and officers’ liability insurance policy as of immediately prior to the Closing. The Company shall maintain such SPAC Tail Policy in full force and effect for a period of no less than six (6) years after the Closing and continue to honor its obligations thereunder.

Section 7.7           Notification of Certain Matters. The Company and Merger Sub shall give prompt notice to SPAC, and SPAC shall give prompt notice to the Company and Merger Sub of any event which a party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article IX), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to fail to be satisfied at the Closing.

Section 7.8           Further Action; Reasonable Best Efforts.

(a)          Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to Contracts with the Company and the Company Subsidiaries as set forth in Section 4.5 necessary for the consummation of the Transactions. In case, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

(b)          Each of the parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. No party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting. Subject to the terms of the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions contemplated hereby. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

(c)          From the date of the announcement of this Agreement until the Closing Date or earlier termination of this Agreement, SPAC and the Company shall use their reasonable best efforts to, and shall instruct their financial advisors to, keep the other party and its financial advisors reasonably informed with respect to the Convertible Financing and the PIPE Financing, including by (i) providing regular updates and (ii) consulting and cooperating with, and considering in good faith any feedback from the other party or its financial advisors with respect to such matters.

(d)          Notwithstanding the generality of the foregoing, the Company and Nabors shall use their respective reasonable best efforts to consummate (i) the Convertible Financing in accordance with the Notes Subscription Agreement and any Additional Notes Subscription Agreements and (ii) the PIPE Financing in accordance with the Equity Subscription Agreements and any Additional Equity Subscription Agreements. The Company shall not, without the prior written consent of SPAC (such consent not to be unreasonably withheld, conditioned or delayed), permit or consent to any amendment, supplement, modification or termination of any Notes Subscription Agreement, Additional Notes Subscription Agreement, Equity Subscription Agreement or Additional Equity Subscription Agreement (collectively, the “Financing Agreements”) that would reasonably be expected to delay, the consummation of the Convertible Financing or PIPE Financing, as applicable, or prevent or reduce the amounts payable thereunder. Without limiting the generality of the foregoing, the Company shall give SPAC, prompt (and, in any event within three (3) Business Days) written notice: (i) of any amendment to any Financing Agreement (together with a copy of such amendment); (ii) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Financing Agreement known to the Company; (iii) of the receipt of any written notice or other written communication from any party to any Financing Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Financing Agreement or any terms or provisions of any Financing Agreement; and (iv) if the Company does not expect to receive all or any portion of the Convertible Financing or PIPE Financing on the terms, in the manner or from the sources contemplated by the applicable Financing Agreement. The Company shall use its reasonable best efforts to enforce its rights under the Financing Agreements in the event that all conditions in the Financing Agreements (other than conditions whose satisfaction is controlled by the parties to this Agreement or any of their affiliates and other than conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause the applicable investors to pay the applicable portion of the Convertible Financing or PIPE Financing set forth in the applicable Financing Agreements in accordance with their terms.

(e)          The Company shall not, without the prior written consent of SPAC (such consent not to be unreasonably withheld, conditioned or delayed), permit or consent to any amendment, assignment, supplement, modification or termination of the MEP Deed, the MEP De-SPAC Side Deed or the Noteholder Support and Loan Termination Agreement. The Company shall give SPAC prompt (and, in any event within three (3) Business Days) written notice: (i) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to the MEP Deed, the MEP De-SPAC Side Deed or the Noteholder Support and Loan Termination Agreement, as applicable, known to the Company; and (ii) of the receipt of any written notice or other written communication from any party to the MEP Deed, the MEP De-SPAC Side Deed or the Noteholder Support and Loan Termination Agreement, as applicable, with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to the MEP Deed, the MEP De-SPAC Side Deed or the Noteholder Support and Loan Termination Agreement, as applicable, or any terms or provisions of the MEP Deed, the MEP De-SPAC Side Deed or the Noteholder Support and Loan Termination Agreement, as applicable. The Company shall use its reasonable best efforts to enforce its rights under the Noteholder Support and Loan Termination Agreement to cause the Existing Convertible Note Conversion to be consummated prior to the Closing.

Section 7.9           Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of SPAC and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article IX) unless otherwise prohibited by applicable Law or the requirements of the New York Stock Exchange, each of SPAC and the Company shall consult with the other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the Transactions, and shall not issue any such press release or make any such public statement without the prior written consent of the other party; provided, however, that the foregoing shall not prevent or prohibit a party from making any filings or disclosures that a party, upon the advice of counsel, determines are required to be made under the Securities Act or Exchange Act or the rules or regulations of the New York Stock Exchange or other applicable Laws; provided, further, that in such an event, the party making such filing or disclosure shall use its reasonable best efforts to consult with the other party in advance as to its form, content and timing.

Section 7.10         Certain Tax Matters.

(a)          The parties hereto shall (and shall cause their respective affiliates to) reasonably cooperate with one another in providing information with respect to the Transactions that is reasonably requested by one another and reasonably necessary to enable the parties hereto to (i) determine the U.S. federal income tax treatment of the Transactions to holders of Class A Common Stock, Founder Shares or SPAC Warrants, (ii) prepare disclosure in the Registration Statement regarding such U.S. federal income tax treatment, (iii) prepare U.S. federal income Tax Returns reporting relevant portions of the Transactions consistent with the U.S. federal income tax treatment as mutually agreed by the parties hereto and (iv) respond to requests in connection with any audits, examinations or other proceedings before the IRS relating to the U.S. federal income tax treatment of relevant portions of the Transactions. While the parties hereto do not anticipate that any opinion of counsel with respect to Tax matters will be required to be rendered in connection with the Transactions, the parties hereto agree that in no event will counsel to a party hereto be required to render an opinion regarding the Tax consequences or considerations of any person other than its client or such client’s shareholders or warrantholders immediately prior to the Transactions in their capacity as such.

(b)          Any transfer, documentary, sales, use, stamp, registration, excise, recording, registration value added and other similar Taxes (including, for the avoidance of doubt, any Taxes imposed under Section 4501 of the Code (as amended by the Inflation Reduction Act of 2022, H.R. 5376) (“Stock Buyback Tax”)) (collectively, “Transfer Taxes”) that become payable by any of the parties hereto in connection with or by reason of the execution of this Agreement and the Transactions shall be borne by the Company. The party hereto responsible for filing any necessary Tax Returns with respect to Transfer Taxes under applicable Law shall cause such Tax Returns to be filed, and if required by applicable Law, the other parties hereto shall join in the execution of any such Tax Returns.

Section 7.11          CGT Withholding Amount. For the purposes of Subsection 14-225(1) of Schedule 1 of the Taxation Administration Act 1953 (Cth), each Company Shareholder declares, for the period beginning from the date of this Agreement until the Effective Time, the Company Shares are not “indirect Australian real property interests.”

Section 7.12         Stock Exchange Listing. From the date hereof through the Closing, SPAC will use its reasonable best efforts to remain listed as a public company on the New York Stock Exchange and to cause shares of Class A Common Stock to continue trading on the New York Stock Exchange. From the date hereof through the Closing, the parties shall use reasonable best efforts to have the Company and the Company Shares be approved for listing on the New York Stock Exchange as of the Closing; provided, that, if the Company does not meet the initial listing requirements of the New York Stock Exchange after giving effect to the Redemption Rights of the SPAC’s public stockholders, the parties shall use reasonable best efforts to have the Company and the Company Shares be approved for listing on the NYSE American securities exchange or another national securities exchange mutually agreed to by the parties in writing.

Section 7.13         Antitrust.

(a)          The parties hereto agree to supply as promptly as reasonably practicable additional information and documentary material that may be requested by any Governmental Authority pursuant to any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”) and to use its respective reasonable best efforts to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable.

(b)          Each party shall, in connection with its reasonable best efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other party or its affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other parties promptly informed of any communication received by such party or its Representatives from, or given by such party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions; (iii) permit the other parties and their respective outside counsel to review in advance any communication given by it to any Governmental Authority concerning the Transactions, consider in good faith the views of the other in connection with any proposed written communications by such party to any Governmental Authority concerning the Transactions, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent not prohibited by such Governmental Authority or other person, give the other parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a party is prohibited from participating in or attending any meetings or conferences, the other parties shall keep such party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority. Materials required to be provided pursuant to this Section 7.13(b) may be restricted to outside counsel and redacted (A) to remove references concerning the valuation of the Company, (B) as necessary to comply with contractual arrangements, and (C) as necessary to address attorney-client privilege concerns.

(c)          No party hereto shall take any action that would reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority of any required filings or applications under Antitrust Laws, including that SPAC shall not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any person or portion thereof, or otherwise acquire or agree to acquire any assets, if such acquisition or agreement would reasonably be expected to delay obtaining or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period. The parties hereto further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

Section 7.14         PCAOB Financial Statements.

(a)          The Company shall, as soon as reasonably practicable following the date of this Agreement (and in no event more than forty-five (45) days following the date of this Agreement with respect to clause (i)) deliver to SPAC final drafts, subject only to final approval, noting any subsequent events that may occur between delivery thereof and execution by the Company’s independent auditors, of (i) the audited consolidated balance sheet of the Company and the Company Subsidiaries as of June 30, 2021 and June 30, 2022, and the related audited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for each of the two (2) fiscal years ended June 30, 2021 and June 30, 2022, each audited in accordance with the auditing standards of the PCAOB (collectively, the “PCAOB Audited Financial Statements”), (ii) the reviewed consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2022, and the related reviewed consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for the six-month period then ended, each reviewed in accordance with the PCAOB (the “PCAOB Reviewed Financial Statements”) and (iii) any other audited or reviewed financial statements of the Company or any of the Company Subsidiaries that are required by applicable Law to be included in the Registration Statement (together with the PCAOB Audited Financial Statements and the PCAOB Reviewed Financial Statements, the “PCAOB Financial Statements”); provided, that upon delivery of such PCAOB Financial Statements as and when such PCAOB Financial Statements have been signed by the Company’s independent auditors in connection with the filing of the Registration Statement, the representations and warranties set forth in Sections 4.8(a) and 4.8(b) shall be deemed to apply to the PCAOB Financial Statements with the same force and effect as if made as of the date of this Agreement. In addition, the Company shall use reasonable best efforts to deliver to SPAC true and complete copies of any additional audited or reviewed financial statements of the Company and the Company Subsidiaries for each period required to be included in any amendment or supplement to the Registration Statement as requested by SPAC or as soon as practicable prior to the due date for filing any such amendment or supplement.

(b)          The Company shall use its reasonable best efforts to provide to SPAC, promptly after the preparation thereof, true and complete copies of monthly unaudited consolidated balance sheets of the Company and the Company Subsidiaries and the related reviewed consolidated statements of operations and cash flows (or equivalent financial statements, as applicable) of the Company and the Company Subsidiaries, to the extent such financial statements are prepared following the date of this Agreement.

Section 7.15         Trust Account. As of the Closing, the obligations of SPAC to dissolve or liquidate within a specified time period as contained in the SPAC Certificate of Incorporation will be terminated and SPAC shall have no obligation whatsoever to dissolve and liquidate the assets of SPAC by reason of the consummation of the Transactions or otherwise, and no stockholder of SPAC shall be entitled to receive any amount from the Trust Account. At least 72 hours prior to the Closing, SPAC shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Closing to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to SPAC (to be held as available cash on the balance sheet of SPAC, and to be used (a) to pay the Company’s and SPAC’s unpaid Outstanding SPAC Transaction Expenses and Outstanding Company Transaction Expenses in connection with this Agreement and the Transactions, (b) if applicable, subject to Section 7.16, to pay the Sponsor or cause the Sponsor to be repaid the Extension Amount in accordance with Section 9.3, and (c) thereafter, for working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

Section 7.16         Extension. The Company and SPAC agree that, if the Transactions are not consummated by February 18, 2023 and this Agreement has not otherwise been terminated in accordance with its terms, the Sponsor shall deposit, or cause to be deposited, the Extension Amount into the Trust Account in exchange for a non-interest bearing, unsecured promissory note in order to extend the SPAC’s deadline to complete its initial business combination by three (3) months to May 18, 2023. To the extent the condition contained in Section 8.3(f) is not satisfied at a time when all other conditions in Article VIII are then satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), the Sponsor shall accept, or cause any affiliate depositing the Extension Amount into the Trust Account to accept, SPAC Warrants in repayment of the promissory note contemplated by this Section 7.16, solely to the extent necessary to cause the condition in Section 8.3(f) to be satisfied. If the Transactions are not consummated by May 18, 2023 and this Agreement has not otherwise been terminated in accordance with its terms, SPAC will prepare and file with the SEC a proxy statement pursuant to which it will seek approval to extend the time period for SPAC to consummate its initial business combination to at least August 18, 2023 (the “Extension Proposal”). The Company and its counsel shall be given a reasonable opportunity to review and comment on the proxy statement and any supplement or amendment thereto. As promptly as practical after the proxy statement is cleared by the SEC, SPAC will disseminate the proxy statement to the stockholders of SPAC in compliance with applicable Laws, duly give notice of, convene and hold a meeting of its stockholders, and solicit proxies from the stockholders of SPAC to vote in favor of the Extension Proposal.

Section 7.17         Post-Closing Directors and Officers of the Company.

(a)          The parties hereto shall take all such action within their power as may be necessary or appropriate such that effective immediately following the Effective Time, pursuant to the Company Constitution, the initial members of the Company Board immediately after the Closing shall be (A) one (1) member to be selected by the Sponsor who shall be “independent” for the purposes of the SEC and New York Stock Exchange (or such other national securities exchange on which the Company Shares are listed immediately after Closing) listing rules and (B) six (6) members to be selected by the Company, one of whom shall be the current Chief Executive Officer of the Company and such number of whom shall be “independent” as required by applicable SEC and New York Stock Exchange (or such other national securities exchange on which the Company Shares are listed immediately after Closing) listing rules. The initial members of any compensation committee, audit committee and nominating committee of the Company Board immediately after the Closing shall be determined by the Company.

(b)          Subject to the above requirements, each of the Sponsor and the Company may replace any of its respective Company Board nominees with any individual prior to the filing of the definitive Proxy Statement with the SEC by written notice to the Company identifying such replacement individual.

Section 7.18         Non-Solicitation. Nabors and its controlled affiliates shall not, without the prior written consent of the Company, for a period of two (2) years beginning on the date hereof, directly or indirectly solicit for employment any employee of the Company or any Company Subsidiary. The Company shall not, and the Company shall cause each Company Subsidiary to not, without the prior written consent of Nabors, for a period of two (2) years beginning on the date hereof, directly or indirectly solicit for employment any employee of Nabors or any of its affiliates. Nothing in this Section 7.18 shall prevent: (a) Nabors and its controlled affiliates from hiring or engaging any employee of the Company or a Company Subsidiary who responds to general solicitations for employment or engagement not specifically directed towards employees of the Company or a Company Subsidiary; or (b) the Company or any Company Subsidiary from hiring or engaging any employee of Nabors or any of its affiliates who responds to a general solicitation for employment or engagement not specifically directed towards employees of Nabors or any of its affiliates. The parties acknowledge and agree that the restrictions set forth in this Section 7.18 are reasonable in all respects and reasonably necessary to facilitate the collaboration set forth in this Agreement, including the information sharing and access to personnel, that will result from this Agreement.

Section 7.19         Compliance. (a) Prior to the Closing, the Company will adopt and implement risk-based policies and procedures reasonably designed to ensure compliance with the Anti-Corruption Laws, which policies and procedures shall satisfy the internal controls provisions imposed on issuers by the FCPA, and (b) within 120 days following the Closing, the Company will adopt and implement risk-based policies and procedures reasonably designed to ensure compliance with the Sanctions Laws, International Trade Laws, and, to the extent reasonably necessary, any applicable requirements imposed under contracts described at Section 4.17(a)(viii), in each case of (a) and (b), which policies and procedures shall be reasonably designed in accordance with industry best practices and U.S. governmental expectations.

Section 7.20         Company Split Adjustment. The Company shall reasonably consult with SPAC and its advisors concerning the Company Split Adjustment. The Company shall cause the Company Split Adjustment to be implemented prior to or concurrently with the Closing and shall deliver to SPAC copies of all documents effectuating and evidencing the same. The Company Split Adjustment shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change, in each case with respect to Class A Common Stock and Founder Shares occurring on or after the date hereof and prior to the Company Split Adjustment.

Section 7.21         Merger Sub Consent. Promptly following the execution of this Agreement, the Company shall, as the sole stockholder of Merger Sub, approve and adopt this Agreement and approve the Transactions.

Section 7.22         Related Party Approvals; Australian Disclosure Obligations. (a) The Company shall procure all necessary approvals or pass a resolution confirming it falls within a relevant exemption under Chapter 2E of the Corporations Act with regard to any related party transactions that will occur as part of the Transactions, and (b) the Company shall submit any disclosure document required to be prepared and provided to potential investors under Chapter 6D of the Corporations Act.

Article VIII.
CONDITIONS TO THE transactions

Section 8.1           Conditions to the Obligations of Each Party. The obligations of the Company, Merger Sub and SPAC to consummate the Transactions are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

(a)          SPAC Stockholders’ Approval. The SPAC Merger Proposal shall have been approved and adopted by the requisite affirmative vote of the stockholders of SPAC in accordance with the Proxy Statement, the DGCL, the SPAC Organizational Documents and the rules and regulations of the New York Stock Exchange.

(b)         No Order. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law which is then in effect and has the effect of making the Transactions illegal or otherwise prohibiting consummation of the Transactions.

(c)          Australian FIRB Approval. If it is deemed by the parties after obtaining their own respective legal advice that a FIRB filing is required for the Transactions (noting that the parties shall cooperate to take reasonable steps to minimize the need for any FIRB filing):

(i)              SPAC shall have received a written notice under the FATA, by or on behalf of the Treasurer of the Commonwealth of Australia stating or to the effect that the Commonwealth Government does not object to the Transactions, either unconditionally or on terms that are reasonably acceptable to SPAC and the Company (it being understood that the imposition of customary tax conditions or standard conditions relating to achieving a Security Profile 1 under the Australian Energy Sector Cyber Security Framework in connection with the FIRB approval shall be deemed acceptable);

(ii)             the Treasurer of the Commonwealth of Australia shall have become precluded from making an order in relation to the subject matter of this Agreement and the Transactions under the FATA; and

(iii)            if an interim order is made under the FATA in respect of the Transactions, the subsequent period for making a final order prohibiting the Transactions shall have elapsed without a final order being made.

(d)         Stock Exchange Listing. The Company Shares shall have been approved for listing on the New York Stock Exchange (subject to the Closing occurring), or, if the Company does not meet the initial listing requirements of the New York Stock Exchange as of immediately prior to the Closing, the NYSE American securities exchange or another national securities exchange mutually agreed to by the parties in writing, as of the Closing Date.

(e)          Penny Stock. The Company Shares shall not constitute “penny stock” as such term is defined in Rule 3a51-1 of the Exchange Act.

(f)           Registration Statement. The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened in writing by the SEC.

(g)          Company Split Adjustment. The Company Split Adjustment shall have been implemented.

Section 8.2           Conditions to the Obligations of SPAC. The obligations of SPAC to consummate the Transactions are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a)          Representations and Warranties. The representations and warranties of the Company and Merger Sub contained in Section 4.1 (Organization and Qualification; Subsidiaries), Section 4.3 (Capitalization) (other than clauses (a) through (c) thereof), Section 4.4 (Authority Relative to this Agreement), Section 4.5(a)(i) (No Conflict; Required Filings and Consents), and Section 4.24 (Brokers) shall each be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date. The representations and warranties of the Company and Merger Sub contained in Section 4.9(c) (Absence of Certain Changes or Events) shall be true and correct in all respects as of the date hereof and as of the Closing Date. The representations and warranties of the Company and Merger Sub contained in Section 4.3 (Capitalization) (other than clauses (d) through (i) thereof) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on the Closing Date, except for de minimis inaccuracies set forth therein and except to the extent that any such representations and warranty expressly speaks of an earlier date, in which case such representations and warranty shall be true and correct except for de minimis inaccuracies as of such earlier date. All other representations and warranties of the Company and Merger Sub contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), has not had, and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)          Agreements and Covenants. Each of the Company and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c)          Officer Certificate. The Company shall have delivered to SPAC a certificate, dated the date of the Closing, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.2(a), Section 8.2(b) and Section 8.2(d).

(d)          Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

(e)          Shareholder and Registration Rights Agreement. All parties to the Shareholder and Registration Rights Agreement (other than SPAC, the Sponsor and Nabors Lux 2) shall have delivered, or cause to be delivered, to SPAC copies of the Shareholder and Registration Rights Agreement duly executed by all such parties.

(f)           Existing Convertible Note Conversion. The Existing Convertible Note Conversion shall have been consummated.

(g)          MEP Share Conversion. The MEP Share Conversion shall have been consummated.

Section 8.3           Conditions to the Obligations of the Company and Merger Sub. The obligations of the Company and Merger Sub to consummate the Transactions are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

(a)          Representations and Warranties. The representations and warranties of SPAC contained in Section 5.1 (Corporation Organization), Section 5.2 (Certificate of Incorporation and Bylaws), Sections 5.3(b) and 5.3(c) (Capitalization), Section 5.4 (Authority Relative to This Agreement), Section 5.5(a)(i) (No Conflict; Required Filings and Consents) and Section 5.11 (Brokers) shall each be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date. The representations and warranties of SPAC contained in Section 5.8(b) (Absence of Certain Changes or Events) shall be true and correct in all respects as of the date hereof and as of the Closing Date. The representations and warranties of the SPAC contained in Section 5.3(a) (Capitalization) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on the Closing Date, except for de minimis inaccuracies set forth therein. All other representations and warranties of SPAC contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein) as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), has not had, and would not be reasonably likely to have, individually or in the aggregate, a SPAC Material Adverse Effect.

(b)          Agreements and Covenants. SPAC shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c)          Officer Certificate. SPAC shall have delivered to the Company a certificate, dated the date of the Closing, signed by an officer of SPAC, certifying as to the satisfaction of the conditions specified in Section 8.3(a), Section 8.3(b), Section 8.3(d) and Section 8.3(f).

(d)          Material Adverse Effect. No SPAC Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

(e)          Support Agreement. The Support Agreement shall be in full force and effect, and the Sponsor shall not have attempted to repudiate or disclaim any of its obligations thereunder.

(f)           Minimum Proceeds.       The Company shall have available at the Closing cash and cash equivalents in an aggregate amount not less than $50,000,000, including, without duplication, (i) the cash available to SPAC from the Trust Account (after giving effect to (x) the redemption of any shares of Class A Common Stock by the stockholders of SPAC in connection with the SPAC Proposals and (y) any Stock Buyback Tax incurred in respect of the SPAC Proposals and the Extension Proposal), (ii) cash and cash equivalents held by the Company and the Company Subsidiaries as of immediately prior to the Closing, (iii) any amounts or proceeds received pursuant to the Convertible Financing in connection with the Closing (for the avoidance of doubt, excluding any amounts which have been previously funded prior to the Closing Date, except to the extent such amounts are held by the Company and the Company Subsidiaries as of immediately prior to the Closing), and (iv) any amounts or proceeds received pursuant to the PIPE Financing in connection with the Closing, and after giving effect to the payment of any Outstanding Company Transaction Expenses and Outstanding SPAC Transaction Expenses.

Article IX
TERMINATION, AMENDMENT AND WAIVER

Section 9.1           Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the Company Shareholders or SPAC, as follows:

(a)          by mutual written consent of SPAC and the Company; or

(b)          by either SPAC or the Company if the Closing shall not have occurred prior to February 14, 2024 (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 9.1(b) by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date; or

(c)          by either SPAC or the Company if any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any permanent injunction, order, decree or ruling which has become final and nonappealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions; or

(d)          by either SPAC or the Company if the SPAC Merger Proposal shall fail to receive the requisite vote for approval at the SPAC Stockholders’ Meeting (including any adjournments or postponements thereof); or

(e)          by the Company, if the SPAC Board or any committee thereof makes a Change in Recommendation; or

(f)           by SPAC upon a breach of any representation, warranty, covenant or agreement on the part of the Company or Merger Sub set forth in this Agreement, or if any representation or warranty of the Company or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 8.2(a) and Section 8.2(b) would not be satisfied (“Terminating Company Breach”); provided, that SPAC has not waived such Terminating Company Breach and SPAC is not then in material breach of its covenants or agreements in this Agreement; provided, further, that, if such Terminating Company Breach is curable by the Company or Merger Sub, SPAC may not terminate this Agreement under this Section 9.1(f) for so long as the Company or Merger Sub continues to exercise its reasonable best efforts to cure such breach, unless such breach is not cured within the earlier of (x) thirty (30) days after notice of such breach is provided by SPAC to the Company and (y) the Outside Date; or

(g)          by the Company upon a breach of any representation, warranty, covenant or agreement on the part of SPAC set forth in this Agreement, or if any representation or warranty of SPAC shall have become untrue, in either case such that the conditions set forth in Section 8.3(a) and Section 8.3(b) would not be satisfied (“Terminating SPAC Breach”); provided, that the Company has not waived such Terminating SPAC Breach and the Company or Merger Sub is not then in material breach of its covenants or agreements in this Agreement; provided, however, that, if such Terminating SPAC Breach is curable by SPAC, the Company may not terminate this Agreement under this Section 9.1(g) for so long as SPAC continue to exercise its reasonable best efforts to cure such breach, unless such breach is not cured within the earlier of (x) thirty (30) days after notice of such breach is provided by the Company to SPAC and (y) the Outside Date.

Section 9.2           Effect of Termination. In the event of the termination of this Agreement pursuant to this Article IX, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except as set forth in this Section 9.2, Article X, and any corresponding definitions set forth in Article I, or in the case of termination subsequent to a willful material breach of this Agreement by a party hereto.

Section 9.3           Expenses. Except as set forth in this Section 9.3, or elsewhere in this Agreement, including, for the avoidance of doubt Section 3.6, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses; provided, that if the Closing shall occur, the Company shall (x) pay or cause to be paid, the Outstanding Company Transaction Expenses, (y) pay or cause to be paid, any Outstanding SPAC Transaction Expenses (including Outstanding SPAC Transaction Expenses incurred, accrued, paid or payable by SPAC’s affiliates on SPAC’s behalf) and (z) if applicable, subject to Section 7.16, repay the Sponsor or cause the Sponsor to be repaid the Extension Amount, in each of cases (x) and (y), in accordance with Section 3.6; provided, further, that if the Closing does not occur, any Stock Buyback Tax incurred by SPAC shall be borne solely by SPAC and not by the Company. For the avoidance of doubt, any payments to be made (or to cause to be made) by the Company pursuant to this Section 9.3 shall be paid upon consummation of the Transactions and release of proceeds from the Trust Account.

Section 9.4           Amendment. This Agreement may be amended in writing by the parties hereto at any time prior to the Closing. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 9.5           Waiver. At any time prior to the Closing, (a) SPAC may (i) extend the time for the performance of any obligation or other act of the Company or Merger Sub, (ii) waive any inaccuracy in the representations and warranties of the Company or Merger Sub contained herein or in any document delivered by the Company or Merger Sub pursuant hereto and (iii) waive compliance with any agreement of the Company or Merger Sub or any condition to its own obligations contained herein and (b) the Company may (i) extend the time for the performance of any obligation or other act of SPAC, (ii) waive any inaccuracy in the representations and warranties of SPAC contained herein or in any document delivered by SPAC pursuant hereto and (iii) waive compliance with any agreement of SPAC or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Article X
GENERAL PROVISIONS

Section 10.1         Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.1):

if to SPAC:

Nabors Energy Transition Corp.

515 West Greens Road, Suite 1200

Houston, Texas 77067

Attention:	Anthony G. Petrello
Email:	general.counsel@nabors.com

with a copy to:

Vinson & Elkins L.L.P.

845 Texas Avenue, Suite 4700

Houston, Texas 77002

Attention:	Doug McWilliams
Scott Rubinsky
Email:	dmcwilliams@velaw.com
srubinsky@velaw.com

if to the Company or Merger Sub:

Vast Solar Pty Ltd

226 Liverpool Street
Darlinghurst, NSW 2010, Australia

Attention:	Craig Wood
Alec Waugh
Email:	[***]
[***]

with a copy to:

White & Case LLP

Governor Phillip Tower, 1 Farrer Place

Sydney NSW 2000, Australia

Attention:	Joel Rennie
Elliott Smith
Matthew Barnett
Nirangjan Nagarajah
Email:	joel.rennie@whitecase.com
elliott.smith@whitecase.com
Matthew.Barnett@whitecase.com
nirangjan.nagarajah@whitecase.com

Section 10.2         Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article X and any corresponding definitions set forth in Article I.

Section 10.3         Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 10.4         Entire Agreement; Assignment. This Agreement and the Transaction Documents constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party without the prior express written consent of the other parties hereto.

Section 10.5         Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.6 and Section 10.11 (which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

Section 10.6         Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to Contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.7         Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other party hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.7.

Section 10.8         Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.9         Counterparts. This Agreement may be executed and delivered (including by portable document format (.PDF) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.10       Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Transactions) in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

Section 10.11       No Recourse. All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the other Transaction Documents, or the negotiation, execution, or performance or non-performance of this Agreement or the other Transaction Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or the other Transaction Documents), may be made only against (and such representations and warranties are those solely of) the persons that are expressly identified as parties to this Agreement or the applicable Transaction Document (the “Contracting Parties”). In no event shall any Contracting Party have any shared or vicarious liability for the actions or omissions of any other person. No person who is not a Contracting Party, including without limitation any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, financing source, attorney or Representative or assignee of any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, financing source, attorney or Representative or assignee of any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the other Transaction Documents or for any claim based on, in respect of, or by reason of this Agreement or the other Transaction Documents or their negotiation, execution, performance, or breach, and, to the maximum extent permitted by applicable Law, each party hereto waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. The parties acknowledge and agree that the Nonparty Affiliates are intended third-party beneficiaries of this Section 10.11. Notwithstanding anything to the contrary herein, none of the Contracting Parties or any Nonparty Affiliate shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages which may be alleged as a result of this Agreement, the Transaction Documents or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder, or the termination or abandonment of any of the foregoing.

[Signature Page Follows.]

IN WITNESS WHEREOF, SPAC, the Sponsor (solely with respect to Sections 5.20, 7.10(a) and 7.16), Nabors (solely with respect to Sections 7.8(d) and 7.18), the Company and Merger Sub have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

NABORS ENERGY TRANSITION CORP.

By:	/s/ Anthony G. Petrello
Name:	Anthony G. Petrello
Title:	President, Chief Executive Officer and Secretary

NABORS ENERGY TRANSITION SPONSOR LLC (solely with respect to Sections 5.20, 7.10(a) and 7.16)

By:	/s/ Anthony G. Petrello
Name:	Anthony G. Petrello
Title:	President, Chief Executive Officer and Secretary

NABORS INDUSTRIES LTD. (solely with respect to Sections 7.8(d) and 7.18)

By:	/s/ Anthony G. Petrello
Name:	Anthony G. Petrello
Title:	President, Chief Executive Officer and Secretary

Signature Page to Business Combination Agreement

NEPTUNE MERGER SUB,INC.

By:	/s/ Craig David Wood
Name:	Craig David Wood
Title:	President

Signature Page to Business Combination Agreement

Signed, sealed and delivered for Vast Solar Pty

Ltd in accordance with section 127 of the

Corporations Act 2001 (Cth) and by:

/s/ John Igino Kahlbetzer	/s/ Colin Raymond Sussman
Signature of director	Signature of director/secretary

John Igino Kahlbetzer	Colin Raymond Sussman
Name of director	Name of director/secretary

Signature Page to Business Combination Agreement

EXHIBIT A

Form of Shareholder and Registration Rights Agreement

Exhibit A-1

Exhibit A

FORM OF SHAREHOLDER AND REGISTRATION RIGHTS AGREEMENT

This SHAREHOLDER AND REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [   ], 2023, is made and entered into by and among Vast Solar Ltd, an Australian proprietary company limited by shares (the “Company”), Nabors Energy Transition Corp., a Delaware corporation (“SPAC”), Nabors Energy Transition Sponsor LLC, a Delaware limited liability company (“Sponsor”), the undersigned former holders of SPAC securities listed on the signature pages hereto under “SPAC Holders”(such holders together with the Sponsor, the “SPAC Holders”), the parties set forth on Schedule I hereto (the foregoing parties, collectively “Investors”), AgCentral Energy Pty Ltd, a [ ] (“AgCentral Energy”) and each of the undersigned holders listed on the signature pages hereto under “Vast Holders” (such holders together with AgCentral Energy, the “Vast Holders” and each such party, together with the SPAC Holders and any Person who hereafter becomes a party to this Agreement pursuant to Section 6.3, a “Holder” and collectively, the “Holders”).

RECITALS

WHEREAS, SPAC, Sponsor, and certain other SPAC Holders entered into that certain Registration Rights Agreement, dated as of November 16, 2021 (the “Original RRA”);

WHEREAS, the parties to the Original RRA desire to terminate the Original RRA and enter into this Agreement, which shall supersede and replace the Original RRA in accordance with Section 5.7 thereto;

WHEREAS, the Company entered into that certain Business Combination Agreement, dated as of February 13, 2023 (as it may be amended or supplemented from time to time, the “Business Combination Agreement”), by and among the Company, SPAC, Sponsor, and the other parties thereto;

WHEREAS, pursuant to the Business Combination Agreement, the SPAC Holders (as defined below) received ordinary shares in the capital of the Company (“Company Shares”); and

WHEREAS, the Parties desire to set forth their agreement with respect to governance, registration rights and certain other matters, in each case in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Article I
DEFINITIONS

1.1               Definitions. Capitalized terms used but not otherwise defined in this Section 1.1 or elsewhere in this Agreement shall have the meanings ascribed to such terms in the Business Combination Agreement. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the principal executive officer or principal financial officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any Misstatement, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective, or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” means the ownership of a majority of the voting securities of the applicable Person or the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the applicable Person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto; provided, that, in no event shall the Company or any of the Company’s subsidiaries be considered an Affiliate of any portfolio company (other than the Company and its subsidiaries) of any investment fund or account affiliated with, managed or controlled by, any direct or indirect equityholder of the Company nor shall any portfolio company (other than the Company and its subsidiaries) of any investment fund or account affiliated with any equityholder of the Company be considered to be an Affiliate of the Company or any of its subsidiaries.

“Agreement” shall have the meaning given in the Preamble hereto.

“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Board” shall mean the Board of Directors of the Company.

“Business Combination Agreement” shall have the meaning given in the Recitals hereto.

“Business Day” means a day, other than a Saturday or Sunday, on which the principal offices of the Commission in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, NY in the United States of America or Sydney, Australia.

“Closing” shall mean the closing of the business combination contemplated by the Business Combination Agreement.

“Commission” shall mean the Securities and Exchange Commission.

“Company” shall have the meaning given in the Preamble hereto.

“Company Shares” shall have the meaning given in the Recitals hereto.

“Constitution” means the amended and restated Constitution of the Company, as in effect as of the Closing, as the same may be amended from time to time.

“Corporations Act” means the Corporations Act 2001 (Cth).

“Demanding Holder” shall have the meaning given in subsection 3.1.4.

“Equity Securities” means, with respect to the Company, all of the shares of capital stock or equity of (or other ownership or profit interests in) the Company, all of the warrants, options or other rights for the purchase or acquisition from the Company of shares of capital stock or equity of (or other ownership or profit interests in) the Company, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) the Company or warrants, rights or options for the purchase or acquisition from the Company of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of the Company (including partnership or member interests therein), whether voting or nonvoting.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form F-1 Shelf” shall have the meaning given in subsection 3.1.1.

“Form F-3 Shelf” shall have the meaning given in subsection 3.1.2.

“Governmental Entity” means any nation or government, any state, commonwealth, province, territory or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any international, federal, state, local or foreign jurisdiction.

“Holder Information” shall have the meaning given in subsection 5.1.2.

“Holders” shall have the meaning given in the Preamble hereto.

“Laws” means all laws, acts, statutes, constitutions, treaties, ordinances, codes, rules, regulations, and rulings of a Governmental Entity, including common law. All references to “Laws” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.

“Letter Agreement” means that certain Letter Agreement, dated as of November 16, 2021, by and among the Sponsor, SPAC, and certain other parties thereto.

“Lock-Up Period” shall mean, with respect to Equity Securities held by the Holders, from the date hereof until the six (6) month anniversary of the Closing.

“Maximum Number of Securities” shall have the meaning given in subsection 3.1.6.

“Minimum Takedown Threshold” shall have the meaning given in subsection 3.1.5.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“Necessary Action” means, with respect to any Party and a specified result, all actions (to the extent such actions are not prohibited by applicable Law and within such Party’s control, and in the case of any action that requires a vote or other action on the part of the Board to the extent such action is consistent with fiduciary duties that the Company’s directors may have in such capacity) necessary to cause such result, including (a) calling special meetings of shareholders, (b) voting or providing a written consent or proxy, if applicable in each case, with respect to Company Shares, (c) causing the adoption of shareholders’ resolutions and amendments to the Constitution, (d) executing agreements and instruments, (e) making, or causing to be made, with Governmental Entities, all filings, registrations or similar actions that are required to achieve such result and (f) nominating certain Persons (including to fill vacancies) and providing the highest level of support for election of such Persons to the Board in connection with the annual or any special meeting of shareholders of the Company.

“Party” shall mean each of the Company, the SPAC Holders and the Vast Holders.

“Permitted Transferees” shall mean any Person to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the Lock-up Period under this Agreement and any other applicable agreement between such Holder and the Company and is or has become party to this Agreement.

“Piggyback Registration” shall have the meaning given in subsection 3.2.1.

“Person” shall mean an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Prospectus” shall mean the prospectus included in any Registration Statement, (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance on Rules 430A or 430B under the Securities Act or any successor rule thereto), as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean at any time any outstanding Company Shares (including shares issuable under the Transaction Agreement) or any other Equity Security (including the warrants to purchase Company Shares issued pursuant to the [Assumed Warrant Agreement of Vast] and Company Shares issued or issuable upon the exercise of any other Equity Security) of the Company held by a Holder and any security into which such Company Shares or other Equity Security shall have been converted or exchanged in connection with a recapitalization, reorganization, reclassification, merger, consolidation, exchange, distribution or otherwise, in each case other than any security received pursuant to an incentive plan adopted by the Company on or after the Closing; provided, however, that, as to any particular Registrable Security, such securities shall cease to constitute Registrable Securities upon the earliest to occur of: (w) the date on which such securities are disposed of pursuant to an effective registration statement under the Securities Act; (x) the date on which such securities may be disposed of pursuant to Rule 144 (or any successor provision) promulgated under the Securities Act in a single day without limitation thereunder on volume or manner of sale; (y) the date on which such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration; and (z) the date on which such securities cease to be outstanding.

“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the documented out-of-pocket expenses of a Registration, including, without limitation, the following:

(A)             all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Company Shares is then listed;

(B)              fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C)              printing, messenger, telephone and delivery expenses;

(D)             reasonable fees and disbursements of counsel for the Company;

(E)              reasonable fees and disbursements of all independent registered public accountants of the Company and any other specialists required or reasonably requested by the underwriters incurred specifically in connection with such Registration;

(F)              the fees and expenses incurred in connection with the listing of any Registrable Securities on The New York Stock Exchange or other securities exchange upon which the Company Shares are listed;

(G)             the fees and expenses incurred by the Company in connection with any road show for any Underwritten Offerings, including Underwriter marketing costs (but only if the Company is also proposing to offer and sell securities in such offering); and

(H)             reasonable fees and expenses, not to exceed $150,000, of one (1) legal counsel selected by (i) the majority-in-interest of the Demanding Holders in an Underwritten Shelf Takedown or (ii) in the case of a Piggyback Registration, the majority in interest of the Holders participating in such Piggyback Registration; provided that, the Company will not be required to pay fees and expenses for more than one (1) legal counsel for all Holders in any given Registration or Shelf Takedown.

“Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Representatives” means, with respect to any Person, any of such Person’s officers, directors, employees, agents, attorneys, accountants, actuaries, consultants, equity financing partners or financial advisors or other Person acting on behalf of such Person.

“Requesting Holders” shall have the meaning given in subsection 3.1.6.

“Rule 415” shall mean Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf” shall have the meaning given in subsection 3.1.1.

“Shelf Registration” shall mean a registration of securities pursuant to a Registration Statement filed with the Commission in accordance with and pursuant to Rule 415.

“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Sponsor” shall have the meaning given in the Preamble hereto.

“Sponsor Nominee” shall have the meaning given in subsection 2.1.2.

“Subsequent Shelf Registration” shall have the meaning given in subsection 3.1.4.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in subsection 3.1.5.

“Well-Known Seasoned Issuer” shall have the meaning set forth in Rule 405 promulgated by the Commission pursuant to the Securities Act.

“Withdrawal Notice” shall have the meaning given in subsection 3.1.7.

Article II
GOVERNANCE Rights

2.1               Board of Directors.

2.1.1          Sponsor Nominee. For so long as Nabors Industries Ltd., a Bermuda exempted company and affiliate of Sponsor (“Nabors Parent”), and its Affiliates Beneficially Own at least 50% of the number of Company Shares that Nabors Parent and its Affiliates collectively Beneficially Owned immediately following Closing (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), Sponsor shall have the right to nominate one director for election to serve on the Board (the “Sponsor Nominee”). The Sponsor Nominee shall qualify as “independent” pursuant to the listing standards of the national securities exchange upon which the Company Shares are admitted to trading (or, if at the time of such recommendation, the Company Shares are not admitted to trading on a national securities exchange, pursuant to the listing standards of the New York Stock Exchange, LLC or its successor).

2.1.2          AgCentral Energy Nominees. For so long as AgCentral Energy and its Affiliates Beneficially Own at least the number of Company Shares that entitle Sponsor to the nomination right contemplated by Section 2.1.1, AgCentral Energy shall have the right to nominate one director for election to serve on the Board (the “AgCentral Energy Nominee”). The AgCentral Energy Nominee shall qualify as “independent” pursuant to the listing standards of the national securities exchange upon which the Company Shares are admitted to trading (or, if at the time of such recommendation, the Company Shares are not admitted to trading on a national securities exchange, pursuant to the listing standards of the New York Stock Exchange, LLC or its successor).

2.1.3          Procedures for nominees.

(a)               The Company shall take all Necessary Action to cause the Board to include in the slate of nominees to be voted upon by the shareholders of the Company at any meeting thereof the Sponsor Nominee and each AgCentral Energy Nominee.

(b)               In the event that a vacancy is created on the Board at any time by the death, disability, resignation or removal of a Sponsor Nominee or AgCentral Energy Nominee, then Sponsor (in the case of a Sponsor Nominee) or AgCentral Energy (in the case of an AgCentral Energy Nominee) shall have the exclusive right to nominate an individual to fill such vacancy, and the Company shall take all Necessary Action to remove or nominate or cause the Board to appoint, as applicable, a replacement Sponsor Nominee or AgCentral Energy Nominee (as applicable) designated by Sponsor or AgCentral Energy (as applicable) to fill any such vacancy above as promptly as practicable after such designation.

2.2               Sharing of Information.

2.2.1          By Sponsor Nominee. To the extent permitted by antitrust, competition or any other applicable Law, each of the Company and Sponsor agree and acknowledge that the Sponsor Nominee may, to the extent consistent with fiduciary duties, share confidential, non-public information about the Company and its subsidiaries (“Confidential Information”) with the Sponsor. Sponsor recognizes that it, or its Affiliates and Representatives, have acquired or will acquire Confidential Information the use or disclosure of which could cause the Company substantial loss and damages that could not be readily calculated and for which no remedy at Law would be adequate. Accordingly, Sponsor covenants and agrees with the Company that it will not (and will cause its respective controlled Affiliates and Representatives not to) at any time, except with the prior written consent of the Company, directly or indirectly, use or disclose any Confidential Information known to it to any third party, unless (a) such information becomes known to the public through no fault of Sponsor in violation of this Agreement and without breach of fiduciary duty by the Sponsor Nominee, (b) disclosure is required by applicable Law (including any filing following the date of Closing made pursuant to applicable securities laws) or court of competent jurisdiction or requested by a Governmental Entity, (c) such information was available or becomes available to Sponsor or its Affiliates or Representatives before, on or after the date of this Agreement, without restriction, from a source (other than the Company or any of its subsidiaries or the Sponsor Nominee) without any breach of duty to the Company or any of its Affiliates or (d) such information was independently developed by such Party or its Representatives without the use of, or reference to, the Confidential Information. Notwithstanding the foregoing, nothing in this Agreement shall prohibit Sponsor from disclosing Confidential Information (x) to any Affiliate or Representative, of such Party, provided, that such Person shall be bound by an obligation of confidentiality with respect to such Confidential Information and Sponsor shall be responsible for any breach of this subsection 2.1.2 by any such Person or (y) if such disclosure is made pursuant to any examinations, audits, investigations, regulatory sweeps or other regulatory inquiries by regulatory agencies, self-regulatory organizations, Governmental Entities or examiners thereof with jurisdiction over such Party that does not target the Company or the Confidential Information.

2.2.2          By AgCentral Energy Nominees. To the extent permitted by antitrust, competition or any other applicable Law, each of the Company and AgCentral Energy agree and acknowledge that the AgCentral Energy Nominees may, to the extent consistent with fiduciary duties, share Confidential Information with AgCentral Energy. AgCentral Energy recognizes that it, or its Affiliates and Representatives, have acquired or will acquire Confidential Information the use or disclosure of which could cause the Company substantial loss and damages that could not be readily calculated and for which no remedy at Law would be adequate. Accordingly, AgCentral Energy covenants and agrees with the Company that it will not (and will cause its respective controlled Affiliates and Representatives not to) at any time, except with the prior written consent of the Company, directly or indirectly, use or disclose any Confidential Information known to it to any third party, unless (a) such information becomes known to the public through no fault of AgCentral Energy in violation of this Agreement and without breach of fiduciary duty by the AgCentral Energy Nominees, (b) disclosure is required by applicable Law (including any filing following the date of Closing made pursuant to applicable securities laws) or court of competent jurisdiction or requested by a Governmental Entity, (c) such information was available or becomes available to AgCentral Energy or its Affiliates or Representatives before, on or after the date of this Agreement, without restriction, from a source (other than the Company or any of its subsidiaries or the AgCentral Energy Nominees) without any breach of duty to the Company or any of its Affiliates or (d) such information was independently developed by such Party or its Representatives without the use of, or reference to, the Confidential Information. Notwithstanding the foregoing, nothing in this Agreement shall prohibit AgCentral Energy from disclosing Confidential Information (x) to any Affiliate or Representative, of such Party, provided, that such Person shall be bound by an obligation of confidentiality with respect to such Confidential Information and AgCentral Energy shall be responsible for any breach of this subsection 2.2.2 by any such Person or (y) if such disclosure is made pursuant to any examinations, audits, investigations, regulatory sweeps or other regulatory inquiries by regulatory agencies, self-regulatory organizations, Governmental Entities or examiners thereof with jurisdiction over such Party that does not target the Company or the Confidential Information.

2.3               Compliance with Securities Laws. The Sponsor and AgCentral Energy each acknowledge that (a) it understands that the Confidential Information may contain or constitute material non-public information or insider information (as defined in the Corporations Act) (collectively, “MNPI”) concerning the Company or its affiliates; and (b) trading in the Company’s, or its affiliates’ securities while in possession of MNPI or communicating MNPI to any other person who trades in such securities could subject the Sponsor, AgCentral Energy or the Company to liability under the U.S. federal and state securities laws, and the rules and regulations promulgated thereunder, including Section 10(b) of the Exchange Act, and Rule 10b-5 promulgated thereunder, or Division 3 of Chapter 7 of the Corporations Act. The Sponsor and AgCentral Energy each agree that it and its Affiliates will not trade, and it will instruct its Representatives not to trade, in the Company’s or its affiliates’ securities while in possession of MNPI or at all until the Company, its affiliates and its Representatives (including the Sponsor Nominee or AgCentral Energy Nominees, as applicable) can do so in compliance with all applicable Laws and without breach of this Agreement.

Article III
REGISTRATIONS AND OFFERINGS

3.1               Shelf Registration.

3.1.1          Form F-1 Shelf Filing. The Company shall use its reasonable best efforts to file within sixty days of Closing a Registration Statement for a Shelf Registration on Form F-1 (the “Form F-1 Shelf,” and together with the Form F-3 Shelf (as defined herein) and any Subsequent Shelf Registration, the “Shelf”) covering the resale of all the Registrable Securities (and certain other outstanding Equity Securities of the Company as may be required by registration rights granted in favor of other shareholders of the Company or in the Company’s sole discretion) on a delayed or continuous basis pursuant to Rule 415 under the Securities Act. The Company shall use its commercially reasonable efforts to cause the Shelf to become effective as soon as practicable after such filing. The Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder prior to the Shelf being declared effective; provided that it is agreed any Form F-1 Shelf shall have a plan of distribution that contemplates underwritten public offerings. The Company shall use commercially reasonable efforts to maintain the Shelf in accordance with the terms hereof, and shall use commercially reasonable efforts to prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep such Shelf continuously effective, available for use and in compliance with the provisions of the Securities Act (including to increase the amount of Registrable Securities that may be resold thereunder as a result of a Holder obtaining additional Registrable Securities) until such time as there are no longer any Registrable Securities.

3.1.2          Rule 415 Cutback.

(a)               Notwithstanding the registration obligations set forth in subsection 3.1.1, in the event the Commission informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415 of the Securities Act, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (a) inform each of the Holders and use its reasonable best efforts to file amendments to the Shelf Registration as required by the Commission and/or (b) withdraw the Shelf Registration and file a new Registration Statement (a “New Registration Statement”) to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or New Registration Statement, the Company shall use its reasonable best efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with any publicly-available written or oral guidance, comments, requirements or requests of the Commission staff (the “SEC Guidance”).

(b)               Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation of the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering, unless otherwise directed in writing by a Holder as to its Registrable Securities and subject to a determination by the Commission that certain Holders must be reduced first based on the number of Registrable Securities held by such Holders, the number of Registrable Securities to be registered on such Registration Statement will be reduced on a pro rata basis among the Holders.

(c)                If the Company amends the Shelf or files a New Registration Statement, as the case may be, under this subsection 3.1.2, the Company shall use its reasonable best efforts to file with the Commission, as promptly as practicable and allowed by the Commission or SEC Guidance, one or more Registration Statements to register for resale those Registrable Securities that were not registered for resale on the Shelf, as amended, or the New Registration Statement.

3.1.3          Form F-3 Shelf. The Company shall use its reasonable best efforts to convert the Form F-1 Shelf (and any Subsequent Shelf Registration) to a Registration Statement for a Shelf Registration on Form F-3 (the “Form F-3 Shelf”) as soon as practicable after the Company is eligible to use such Form F-3 Shelf.

3.1.4          Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall use its reasonable best efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using reasonable best efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities (determined as of two Business Days prior to such filing) from time to time, and pursuant to any method or combination of methods legally available to, and requested by, any Holder. If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an Automatic Shelf Registration Statement if the Company is a Well-Known Seasoned Issuer) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration shall be on Form F-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form. In the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon request of a Holder, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, the Shelf (including by means of a post-effective amendment) or a Subsequent Shelf Registration and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration shall be subject to the terms hereof.

3.1.5          Requests for Underwritten Shelf Takedowns. At any time and from time to time after the Shelf has been declared effective by the Commission, and after the expiration of the lock-up period set out in clause 4.7.1, any Holder may request to sell, all or any portion of its Registrable Securities in an underwritten offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include either (x) securities with a total offering price (including piggyback securities and before deduction of underwriting discounts) reasonably expected to exceed, in the aggregate, the lesser of (i) $20 million and (ii) five percent (5%) of the Company’s market capitalization or (y) all remaining Registrable Securities held by the requesting Holder, but in no event with a total offering price (including piggyback securities and before deduction of underwriting discounts) reasonably expected to less than $10,000,000 (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown, the intended method or methods of distribution thereof and the expected price range (net of underwriting discounts and commissions) of such Underwritten Shelf Takedown. The majority-in-interest of Holders that requested such Underwritten Shelf Takedown (the “Demanding Holders”) shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks) subject to the prior approval of the Company, which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary herein, the Sponsor and each other SPAC Holder, if any, may each demand only one Underwritten Shelf Takedown each fiscal year and the VAST Holders may, collectively, demand only two Underwritten Shelf Takedowns each fiscal year; provided, that no demand for an Underwritten Shelf Takedown may be made prior to 45 days following the consummation of another Underwritten Shelf Takedown or a Piggyback Registration (as defined herein) has been effected.

3.1.6          Reduction of Underwritten Shelf Takedown. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Company Shares or other Equity Securities that the Company desires to sell and all other Company Shares or other Equity Securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggyback registration rights held by any other shareholders who desire to sell, exceeds the maximum dollar amount or maximum number of Equity Securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, (i) the Registrable Securities that can be sold without exceeding the Maximum Number of Securities pro rata among all participating Holders on the basis of the number of Registrable Securities requested to be included by each such Holder, (ii) to the extent that the Maximum Number of Securities has not been reached under the foregoing (i) such number of Company Shares or other Equity Securities proposed to be sold by the Company that can be sold without exceeding the Maximum Number of Securities, and (iii) to the extent that the Maximum Number of Securities has not been reached under the foregoing (i) and (ii), Company Shares or other Equity Securities of other Persons that the Company is obligated to include in such Underwritten Offering pursuant to separate written contractual arrangements with such Persons and that can be sold without exceeding the Maximum Number of Securities. Notwithstanding anything herein to the contrary, if the Maximum Number of Securities is less than 50% of the number of Registrable Securities requested by the Holders to be included in such Underwritten Shelf Takedown, such Underwritten Shelf Takedown shall not count as an Underwritten Shelf Takedown demanded by any Holder for purposes of Section 3.1.3.

3.1.7          Withdrawal. Any of the Holders initiating a Shelf Takedown shall have the right to withdraw from a Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that the SPAC Holders or the Vast Holders may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown for purposes of subsection 3.1.4 with respect to the applicable Demanding Holder, unless the Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown); provided, that if a Holder elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall count as an Underwritten Shelf Takedown demanded by such Holder for purposes of subsection 3.1.4. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Underwritten Shelf Takedown.

Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Underwritten Shelf Takedown prior to its withdrawal under this subsection 3.1.6, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to the second sentence of this subsection 3.1.6.

3.2               Piggyback Registration.

3.2.1          Piggyback Rights. If the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of, Equity Securities, or securities or other obligations exercisable or exchangeable for, or convertible into Equity Securities, for its own account, for a Demanding Holder or for the account of shareholders of the Company (or by the Company and by the shareholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 3.1 hereof), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form S-4 (or similar form that related to a transaction subject to Rule 145 promulgated under the Securities Act or any successor rule thereto), (iii) for a rights offering or an exchange offer or offering of securities solely to the Company’s existing shareholders, (iv) for an offering of debt that is convertible into Equity Securities of the Company, (v) for an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal, or (vi) for a dividend reinvestment plan, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) Business Days before the anticipated filing date of such Registration Statement or, in the case of an underwritten offering pursuant to a Shelf Registration, the launch date of such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, a good faith estimate of the proposed maximum offering price of such securities, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (unless such offering is an overnight or bought Underwritten Offering, then one (1) day, in each case) (such registered offering, a “Piggyback Registration”), provided, however, that if the Company has been advised in writing by the managing Underwriter(s) that the inclusion of Registrable Securities for sale for the benefit of the Holders will have an adverse effect on the price, timing, or distribution of the Equity Securities in an Underwritten Offering, then (1) if no Registrable Securities can be included in the Underwritten Offering in the opinion of the managing Underwriter(s), the Company shall not be required to offer such opportunity to such Holders or (2) if any Registrable Securities can be included in the Underwritten Offering in the opinion of the managing Underwriter(s), then the amount of Registrable Securities to be offered for the accounts of Holders shall be determined based on the provisions of subsection 3.2.2. The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 3.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering.

3.2.2          Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of Company Shares or other Equity Securities that the Company desires to sell, taken together with (i) the Company Shares or other Equity Securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with Persons other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 3.2 hereof, and (iii) Company Shares or other Equity Securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of Persons other than the Holders of Registrable Securities hereunder, exceeds the Maximum Number of Securities, then:

(a)               If the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering the number of Company Shares or other Equity Securities proposed to be sold by the Company, and thereafter, the Registrable Securities that can be sold without exceeding the Maximum Number of Securities pro rata among such Holders on the basis of the number of Registrable Securities requested to be included by each such Holder and, to the extent that the Maximum Number of Securities has not been reached, Company Shares or other Equity Securities, if any, as to which Registration or a registered offering has been requested pursuant to written contractual piggy-back registration rights of Persons other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;

(b)               If the Registration or registered offering is pursuant to a request by Persons other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the Company Shares or other Equity Securities, if any, of such requesting Persons, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 3.2.1, pro rata among such Holders on the basis of the number of Registrable Securities requested to be included by each such Holder, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), Company Shares or other Equity Securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), Company Shares or other Equity Securities for the account of other Persons that the Company is obligated to register pursuant to separate written contractual arrangements with such Persons, which can be sold without exceeding the Maximum Number of Securities.

(c)               If the Registration or registered offering is an Underwritten Shelf Takedown pursuant to a request by Holder(s) of Registrable Securities pursuant to subsection 3.1.5 hereof, then the Company shall include in any such Underwritten Shelf Takedown the applicable securities in the priority set forth in subsection 3.1.6.

3.2.3          Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, at least five (5) Business Days prior to the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by Persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include the Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 3.2.3.

3.2.4          Unlimited Piggyback Registration Rights. For purposes of clarity, subject to subsection 3.1.6 any Piggyback Registration effected pursuant to Section 3.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under subsection 3.1.4 hereof.

3.3               Market Stand-off. In connection with any Underwritten Offering of Equity Securities of the Company, if requested by the managing Underwriter(s), each Holder agrees that it shall not transfer any Company Shares (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the seven days prior to and the 90-day period beginning on the date of pricing of such offering, except in the event the Underwriters managing the offering otherwise agree by written consent. Each Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders). Notwithstanding the foregoing, with respect to an Underwritten Offering, a Holder shall not be subject to this Section 3.3 with respect to an Underwritten Offering unless each shareholder of the Company that (together with their affiliates) hold at least 5% of the issued and outstanding Company Shares and each of the Company’s directors and officers have executed a lock-up on terms at least as restrictive with respect to such Underwritten Offering as requested of the Holders. A Holder’s obligations under this Section 3.3 shall only apply for so long as such Holder or its affiliates is a member of the Board of Directors of the Company or such Holder (together with its Affiliates) holds at least 5% of the issued and outstanding Company Shares.

Article IV
COMPANY PROCEDURES

4.1               General Procedures. In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall use reasonable best efforts to, as expeditiously as possible:

4.1.1          prepare and file with the Commission, within the timeframe required by Section 3.1.1, a Registration Statement with respect to such Registrable Securities and use commercially reasonable efforts to cause such Registration Statement to become effective and remain effective pursuant to the terms of this Agreement until all Registrable Securities covered by such Registration Statement have been sold or have ceased to be Registrable Securities;

4.1.2          prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus as may be reasonably requested by any Holder or Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or have ceased to be Registrable Securities;

4.1.3          prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided that the Company will not have any obligation to provide any document pursuant to this clause that is available on the Commission’s EDGAR system;

4.1.4          prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “Blue Sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request (or provide evidence reasonably satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business or as a dealer in securities in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

4.1.5          use its commercially reasonable efforts to cause all such Registrable Securities to be listed on each national securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

4.1.6          provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

4.1.7          advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

4.1.8          at least two (2) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

4.1.9          notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 4.4 hereof;

4.1.10      in the event of an Underwritten Offering, and solely to the extent customary for a transaction of its type, permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the Underwriters, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such Person’s own expense, in the preparation of the Registration Statement or the Prospectus, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney, consultant or accountant in connection with the Registration; provided, however, that the Company may not include the name of any Holder or any information regarding any Holder in any Registration Statement or Prospectus, any amendment or supplement to such Registration Statement or Prospectus, any document into such Registration Statement or Prospectus, or any response to any comment letter, without the prior written consent of such Holder (not to be unreasonably withheld) and providing each such Holder a reasonable amount of time to review and comment on such applicable document, which comments the Company shall include unless contrary to applicable law

4.1.11      obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, in customary form and covering such matters of the type customarily covered by “cold comfort” letters for a transaction of its type as the managing Underwriter may reasonably request ;

4.1.12      on the date the Registrable Securities are delivered for sale pursuant to such Registration, in the event of an Underwritten Offering, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Underwriters, the placement agent or sales agent, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Underwriters, the placement agent or sales agent may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to such Underwriters, placement agent or sales agent ;

4.1.13      in the event of an Underwritten Offering, to the extent reasonably requested in order to engage in such offering, allow the Underwriters to conduct customary due diligence with respect to the Company;

4.1.14      in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form and as agreed to by the Company, with the managing Underwriter of such offering;

4.1.15      make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect);

4.1.16      if an Underwritten Offering involves Registrable Securities with a total offering price (including piggyback securities and before deduction of underwriting discounts) reasonably expected to exceed, in the aggregate, the lesser of (i) $20 million and (ii) five percent (5%) of the Company’s market capitalization, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

4.1.17      otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, consistent with this Agreement, in connection with such Registration.

4.2               Registration Expenses. Except as otherwise provided herein, the Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all Underwriters’ commissions and discounts, brokerage fees, and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

4.3               Requirements for Inclusion as a Selling Stockholder. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, and any other reasonably requested agreements or certificates, on or prior to the fifth (5th) Business Day prior to the first anticipated filing date of a Registration Statement pursuant to this Agreement, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No Person may participate in any Underwritten Offering for Equity Securities of the Company pursuant to a Registration initiated by the Company hereunder unless such Person (i) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, custody agreements, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 4.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

4.4               Suspension of Sales; Adverse Disclosure.

4.4.1          Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, or upon the advice of counsel for the Company, the Company determines it is necessary to supplement or amend the prospectus to comply with applicable law, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to use commercially reasonable efforts to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time (i) would require the Company to make an Adverse Disclosure, (ii) would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control or (iii) in the good faith judgement of a majority of the Board, would be seriously detrimental to the Company and the Board concludes, as a result, that it is necessary to defer such filing, initial effectiveness, or continued use at such time, or (iv) if the majority of the Board, in its good faith judgment, determines to delay the filing or initial effectiveness of, or suspend the use of, a Registration Statement and such delay or suspension arises out of or is a result of, or is related to or is in connection with any publicly available written guidance of the Commission, or any comments requirements, or requests of the Commission Staff related to accounting, disclosure or other matters, then the Company may, upon giving prompt written notice of such action to the Holders, delay, postpone or suspend (i) the filing or initial effectiveness of, or suspend use of, such Registration Statement, and/or (ii) the launch of any Underwritten Offering, in each case, for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 4.4.

4.4.2          [Subject to subsection 4.4.3, during the period starting during the period starting with the date thirty (30) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date ninety (90) days (or such shorter time as the managing Underwriters may agree) after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all reasonable efforts to maintain the effectiveness of the applicable Shelf, or (b) if, pursuant to subsection 3.1.5, Holders have requested an Underwritten Shelf Takedown and the Company and Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to subsection 3.1.5.]

4.4.3          The right to delay, postpone or suspend any filings, initial effectiveness or launch of any Underwritten Offering pursuant to subsection 4.4.1 shall be exercised by the Company, in the aggregate, for not more than ninety (90) consecutive days or more than one hundred and eighty (150) total days in any twelve-month period

4.5               Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 4.5. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission, to the extent that such rule or such successor rule is available to the Company), including providing any customary legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

4.6               Other Obligations. In connection with any sale or other disposition of the Registrable Securities by a Holder pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) and upon compliance by the Holder with the requirements of this Section 4.6, if requested by the Holder, the Company shall use commercially reasonable efforts to cause the transfer agent for the Registrable Securities (the “Transfer Agent”) to remove any restrictive legends related to the book entry account holding such Registrable Securities and make a new, unlegended entry for such book entry shares sold or disposed of without restrictive legends within two (2) trading days of any such request therefor from the Holder; provided that the Company and the Transfer Agent have timely received from the Holder customary representations and other documentation reasonably acceptable to the Company and the Transfer Agent in connection therewith. Subject to receipt from the Holder by the Company and the Transfer Agent of customary representations and other documentation reasonably acceptable to the Company and the Transfer Agent in connection therewith, the Holder may request that the Company remove any legend from the book entry position evidencing its Registrable Securities and the Company will, if required by the Transfer Agent, use its commercially reasonable efforts cause an opinion of the Company’s counsel be provided, in a form reasonably acceptable to the Transfer Agent, to the effect that the removal of such restrictive legends in such circumstances may be effected under the Securities Act, following the earliest of such time as such Registrable Securities (i) are subject to or have been or are about to be sold pursuant to an effective registration statement or (ii) have been or are about to be sold pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission).

4.7               Transfer Restrictions.

4.7.1          During the Lock-Up Period, none of the Holders shall offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of or distribute any Equity Securities that are subject to the Lock-Up Period or any securities convertible into, exercisable for, exchangeable for or that represent the right to receive Equity Securities that are subject to the Lock-Up Period, whether now owned or hereinafter acquired, that is owned directly by such Holder (including securities held as a custodian) or with respect to which such Holder has beneficial ownership within the rules and regulations of the Commission (such securities that are subject to the Lock-Up Period, the “Restricted Securities”), other than (i) if the Holder is an entity, transfers to (A) such entity’s officers or directors or any affiliate or immediate family (as defined below) of any of such entity’s officers or directors, (B) any shareholder, partner or member of such entity or their affiliates, (C) any affiliate of such entity, or (D) any employees of such entity or of its affiliates; (ii) if the Holder is an individual, transfers by gift to members of the individual’s immediate family or to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of the undersigned or any other person with whom the undersigned has a relationship by blood, marriage or adoption not more remote than first cousin (such family members “immediate family”); (iii) if the Holder is an individual, transfers by will or intestate succession or by virtue of Laws of descent and distribution upon the death of the individual; (iv) if the Holder is an individual, transfers by operation of Law or pursuant to a qualified domestic order, court order or in connection with a divorce settlement, divorce decree or separation agreement; (v) if the Holder is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (A) transfers to another corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by or is under common control or management with the Holder, or (B) distributions of Restricted Securities to partners, limited liability company members or shareholders of the Holder, including, for the avoidance of doubt, where the Holder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership; (vi) if the Holder is a trust or a trustee of a trust, transfers to a trustor or beneficiary of the trust, to the designated nominee of a beneficiary of such trust or to the estate of a beneficiary of such trust; (vii) if the Holder is an entity, transfers by virtue of the Laws of the jurisdiction of the entity’s organization and the entity’s organizational documents upon dissolution of the entity; (viii) transfers to a nominee or custodian of a person to whom a transfer would be permitted under the foregoing clauses (i) through (vii); (ix) pledges of any Restricted Securities to a financial institution that create a mere security interest in such Restricted Securities pursuant to a bona fide loan or indebtedness transaction so long as the relevant Holder continues to control the exercise of the voting rights of such pledged securities as well as any foreclosures on such pledged securities; (x) the exercise of stock options, including through a “net” or “cashless” exercise, or receipt of shares upon vesting of restricted stock units granted pursuant to an equity incentive plan; (xi) the entry, by the Holder of any trading plan providing for sale of shares of Restricted Securities by the Holder, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act, provided however that such plan does not provide for, or permit, the sale of any Restricted Securities during the Lock-up Period and no public announcement or filing is voluntarily made or required regarding such plan during the Lock-up Period; (xii) pursuant to any liquidation, successful takeover bid under Chapter 6 of the Corporations Act, merger by scheme of arrangement under Part 5.1 of the Corporations Act, share exchange or other similar transaction which results in all of the shareholders of the Company having the right to exchange their Company Shares for cash, securities or other property subsequent to the Closing; (xiii) transfers in connection with any legal, regulatory or other order; (xiv) transfers to the officers or directors of the Company or the Sponsor or their respective affiliates or (xv) any transfer or sale to enable Sponsor or its direct or indirect owners to pay taxes (including estimated taxes) arising in connection with the transactions described in the Transaction Agreement or the Sponsor Support Agreement (as defined in the Transaction Agreement) or make tax distributions in respect thereof. The foregoing restriction is expressly agreed to preclude each Holder, as applicable, from engaging in any hedging or other transaction with respect to Restricted Securities which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Restricted Securities even if such Restricted Securities would be disposed of by someone other than such Holder. Such prohibited hedging or other transactions include any short sale or any purchase, sale or grant of any right (including any put or call option) with respect to any of the Restricted Securities of the applicable Holder, or with respect to any security that includes, relates to, or derives any significant part of its value from such Restricted Securities. Notwithstanding the foregoing, in each case (i) through (xv) such transfer shall be conditioned on the transferee entering into a written agreement with the Company agreeing to be bound by the transfer restrictions of this Section 4.7. For the purposes of this subsection 4.7.1, “successful takeover bid” means one where the holders of at least 50% of the bid class securities that are not subject to the Lock-Up Period, and to which the offers under the bid relate, have accepted. For the avoidance of doubt, where a takeover bid does not become unconditional, the securities will revert to being subject to the Lock-Up Period.

4.7.2          Each Holder hereby represents and warrants that it now has and, except as contemplated by subsection 4.7.1 or this subsection 4.7.2 for the duration of the Lock-Up Period, will have good and marketable title to its Restricted Securities, free and clear of all liens, encumbrances, and claims that could impact the ability of such Holder to comply with the foregoing restrictions. Each Holder agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of any Restricted Securities during the Lock-Up Period. The Company shall reasonably cooperate with Holders to permit any transfer or sale described in clauses (i) through (xv) of subsection 4.7.1, including by causing the temporary removal of any such stop transfer instructions to the extent reasonably necessary to permit any such transfer or sale.

4.7.3          The provisions in this Section 4.7 shall supersede the lock-up provisions contained in Section 7 of the Letter Agreement, which provision in Section 7 of the Letter Agreement shall be of no further force or effect.

4.7.4          This provisions in this Section 4.7 shall be binding on the undersigned and the successors, heirs, personal representatives and assigns of the undersigned.

Article V
INDEMNIFICATION AND CONTRIBUTION

5.1               Indemnification.

5.1.1          In connection with any Registration Statement in which a holder of Registrable Securities is participating, the Company agrees to indemnify, to the extent permitted by law, each such Holder of Registrable Securities, its officers and directors and each Person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses (including reasonable and documented attorneys’ fees) caused by any Misstatement or alleged Misstatement contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in the case of the Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto, in light of the circumstances under which it was made, not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

5.1.2          In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by Law, shall, severally and not jointly, indemnify the Company, its directors, officers and agents and each Person who controls the Company (within the meaning of the Securities Act) and any other Holders of Registrable Securities participating in the Registration, against any losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses (including without limitation reasonable and documented attorneys’ fees) resulting from any Misstatement or alleged Misstatement contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the case of the Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto, in light of the circumstances under which it was made, not misleading, but only to the extent that such Misstatement or omission is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

5.1.3          Any Person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim (and, if necessary, one local counsel), unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

5.1.4          The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of securities.

5.1.5          If the indemnification provided under Section 5.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and documented out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall to the extent permitted by law contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and documented out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 5.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability, except in the case of fraud or willful misconduct by such Holder. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 5.1.1, 5.1.2 and 5.1.3 above, any legal or other fees, charges or documented out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 5.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 5.1.5. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 5.1.5 from any Person who was not guilty of such fraudulent misrepresentation.

Article VI
MISCELLANEOUS

6.1               Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third Business Day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail, telecopy, telegram or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company to: [ ], Attn: [ ], E-mail: [ ], and, if to any Holder, at such Holder’s address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 6.1.

6.2               Representations and Warranties of the Parties. Each of the Parties hereby represents and warrants to each of the other Parties as follows:

6.2.1          Such Party, to the extent applicable, is duly organized or incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation and has all requisite power and authority to conduct its business as it is now being conducted and is proposed to be conducted.

6.2.2          Such Party has the full power, authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action, corporate or otherwise, of such Party. This Agreement has been duly executed and delivered by such Party and constitutes its, his or her legal, valid and binding obligation, enforceable against it, him or her in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally.

6.2.3          The execution and delivery by such Party of this Agreement, the performance by such Party of its, his or her obligations hereunder by such Party does not and will not violate (i) in the case of Parties who are not individuals, any provision of its by-laws, charter, articles of association, partnership agreement or other similar organizational document, (ii) any provision of any material agreement to which it, he or she is a Party or by which it, he or she is bound or (iii) any law, rule, regulation, judgment, order or decree to which it, he or she is subject.

6.2.4          Such Party is not currently in violation of any law, rule, regulation, judgment, order or decree, which violation could reasonably be expected at any time to have a material adverse effect upon such Party’s ability to enter into this Agreement or to perform its, his or her obligations hereunder.

6.2.5          There is no pending legal action, suit or proceeding that would materially and adversely affect the ability of such Party to enter into this Agreement or to perform its, his or her obligations hereunder.

6.3               Not a Group; Independent Nature of Holders’ Obligations and Rights. The Holders and the Company agree that the arrangements contemplated by this Agreement are not intended to constitute the formation of a “group” (as defined in Section 13(d)(3) of the Exchange Act). Each Holder agrees that, for purposes of determining beneficial ownership of such Holder, it shall disclaim any beneficial ownership by virtue of this Agreement of the Company’s Equity Securities owned by the other Holders, and the Company agrees to recognize such disclaimer in its Exchange Act and Securities Act reports. The obligations of each Holder under this Agreement are several and not joint with the obligations of any other Holder, and no Holder shall be responsible in any way for the performance of the obligations of any other Holder under this Agreement. Nothing contained herein, and no action taken by any Holder pursuant hereto, shall be deemed to constitute the Holders as, and the Company acknowledges that the Holders do not so constitute, a partnership, an association, a joint venture or any other kind of group or entity, or create a presumption that the Holders are in any way acting in concert or as a group or entity with respect to such obligations or the transactions contemplated by this Agreement, and the Company acknowledges that the Holders are not acting in concert or as a group, and the Company shall not assert any such claim, with respect to such obligations or the transactions contemplated by this Agreement. The decision of each Holder to enter into this Agreement has been made by such Holder independently of any other Holder. Each Holder acknowledges that no other Holder has acted as agent for such Holder in connection with such Holder making its investment in the Company and that no other Holder will be acting as agent of such Holder in connection with monitoring such Holder’s investment in Company Shares or enforcing its rights under this Agreement. The Company and each Holder confirms that each Holder has had the opportunity to independently participate with the Company and its subsidiaries in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. Each Holder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement, and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose. The use of a single agreement to effectuate the rights and obligations contemplated hereby was solely in the control of the Company, not the action or decision of any Holder, and was done solely for the convenience of the Company and its subsidiaries and not because it was required to do so by any Holder. It is expressly understood and agreed that each provision contained in this Agreement is between the Company and a Holder, solely, and not between the Company and the Holders collectively and not between and among the Holders.

6.4               Assignment; No Third Party Beneficiaries.

6.4.1          This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

6.4.2          Prior to the expiration of any Lock-up Period, no Holder subject to any such Lock-Up Period may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a transfer to a Permitted Transferee; provided that such Permitted Transferee agrees to be bound by the terms of this Agreement.

6.4.3          After the expiration of the Lock-up Period to the extent applicable to such Holder, a Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, to (a) Permitted Transferees, provided, however, that each such Permitted Transferee holds, after giving effect to such assignment or delegation, at least five percent (5%) of the then-outstanding Company Shares, (b) an Affiliate of such Holder, or (c) any Person with the prior written consent of the Company.

6.4.4          This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

6.4.5          This Agreement shall not confer any rights or benefits on any Persons that are not parties hereto, other than as expressly set forth in this Agreement.

6.4.6          No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 6.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 6.6 shall be null and void.

6.4.7          A transferee receiving Registrable Securities from a SPAC Holder shall become a SPAC Holder under this Agreement, and a transferee receiving Registrable Securities from a Vast Holder shall become a Vast Holder under this Agreement.

6.5               Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

6.6               Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written.

6.7               Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or .PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

6.8               Governing Law; Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any action relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the action in any such court is brought in an inconvenient forum, (B) the venue of such action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

6.9               TRIAL BY JURY. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

6.10           Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party. Any amendment, termination, or waiver effected in accordance with this Section 6.10 shall be binding on each party hereto and all of such party’s successors and permitted assigns, regardless of whether or not any such party, successor or assignee entered into or approved such amendment, termination, or waiver.

6.11           Other Registration Rights. The Company represents and warrants that no Person, other than (a) a Holder of Registrable Securities, (b) the subscriber parties to that certain Subscription Agreement, dated as of [ ], 2023, by and among SPAC, Vast and the subscriber parties thereto and (c) the holders of warrants pursuant to that certain Private Warrant Agreement, dated as of November 16, 2021, by and between SPAC and Continental Stock Transfer & Trust Company, and that certain Public Warrant Agreement, dated as of November 16, 2021, by and between SPAC and Continental Stock Transfer & Trust Company (as assumed by the [Warrant Assumption Agreement]), has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other Person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions, including the Original RRA and, to the extent set forth in Section 4.7, the Letter Agreement, and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail. The Company agrees that (i) it shall not hereafter enter into any agreement with respect to its securities which is inconsistent with or violates the rights granted to the Holders hereunder, and (ii) it shall not grant any registration rights to third parties which are more favorable than the rights granted hereunder unless are such more favorable rights are concurrently added to the rights granted hereunder.

6.12           Waivers and Extensions. Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided, that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

6.13           Termination of Original RRA. Upon the Closing, SPAC, Sponsor, and the other SPAC Holders party thereto hereby agree that the Original RRA and all of the respective rights and obligations of the parties thereunder are hereby terminated in their entirety and shall be of no further force or effect.

6.14           Term. This Agreement shall terminate upon the earlier of (i) the fourth anniversary of the date of this Agreement and (ii) with respect to and as to any Holder, when such Holder, following the Closing, ceases to Beneficially Own any Registrable Securities or any securities which are convertible or exchangeable into Registrable Securities.

6.15           Remedies Cumulative. In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Holders may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

6.16           Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder for the purposes of the filing of a Registration Statement or Prospectus or otherwise as reasonably determined by the Company.

6.17           Legends. Each of the Holders acknowledges that (i) no transfer, hypothecation or assignment of any Registrable Securities Beneficially Owned by such Holder may be made except in compliance with applicable federal and state securities laws and (ii) the Company shall place customary restrictive legends on the certificates or book entries representing the Registrable Securities subject to this Agreement.

6.18           Adjustments. If, and as often as, there are any changes in Company Shares by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or sale, or by any other means, equitable adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to Company Shares as so changed.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

VAST SOLAR PTY LTD

By:
Name:
Title:

SPAC:

NABORS ENERGY TRANSITION CORP.

By:
Name:
Title:

SPONSOR:

NABORS ENERGY TRANSITION SPONSOR LLC

By:
Name:
Title:

SPAC HOLDERS

By:
Name:
Title:

VAST HOLDERS

By:
Name:
Title:

[Signature Page to Shareholder and Registration Rights Agreement]

Schedule I

Investors

EXHIBIT B

Form of Second Amended and Restated Certificate of Incorporation of Surviving Corporation

[Attached]

Exhibit B-1

EXHIBIT C

Form of Amended and Restated Bylaws of Surviving Corporation

[Attached]

Exhibit C-1

EXHIBIT D

Form of Constitution of Company

Exhibit D-1

Exhibit D

Constitution

Vast Solar Limited

ACN 136 258 574

Page

1.	Definitions and interpretation	1
2.	Share capital	3
3.	Lien	6
4.	Calls on shares	7
5.	Forfeiture of shares	9
6.	Transfer of shares	10
7.	Transmission of shares	12
8.	General meetings	13
9.	Proceedings at general meetings	20
10.	The Directors	28
11.	Powers and duties of Directors	31
12.	Proceedings of Directors	31
13.	Officers	35
14.	Inspection of records	36
15.	Dividends and reserves	36
16.	Capitalisation of profits	38
17.	Notices	39
18.	Winding up	40
19.	Indemnity and insurance	41
20.	General	41

Schedule 1	Terms of preference shares	44

1.	Dividend rights and priority of payment	44
2.	Entitlement to payment of capital sum	45
3.	Bonus issues and capitalisation of profits	45
4.	Voting rights	45
5.	Meeting	46
6.	Foreign Currency	46
7.	Conversion to ordinary shares	46
8.	Amendment to the terms	47
9.	Variation of rights	47
10.	Further issue of shares	47

(i)

Date of adoption: [    ], 2023

Vast Solar Limited

ACN 136 258 574

A public company limited by shares

1.	Definitions and interpretation

1.1	Definitions

In this constitution:

“Act” means the Corporations Act 2001 (Cth);

“Applicable Law” means the laws, rules and regulations applicable to the Company, including the Companies Act, the Securities Act, the Exchange Act, the rules of the SEC, the Listing Rules of any stock exchange and FINRA Rules;

“Board” means the board of Directors.

“Business Day” means a day other than a Saturday or Sunday on which banks are generally open for business in Sydney, New South Wales;

“Committee” means a committee of Directors constituted under rule 11.5(a);

“Company” means Vast Solar Ltd (ACN 136 258 574), as that name may be changed from time to time;

“Directors” means the directors of the Company acting as a body, and includes any person occupying the position of a director, by whatever name called;

“Exchange” means any stock exchange on which shares (or securities) in the Company are listed;

“Listing Rules” means the rules and regulations (including operating rules) of any Exchange;

“Members” means the shareholders of the Company entered in the Register as a holder of shares in the capital of the Company;

“Ordinary Resolution” means a resolution that is passed by more than 50% of the votes cast by shareholders entitled to vote (either on a show of hands at the meeting or by the inclusion of proxies if on a poll) being in favour of the resolution;

“Prescribed Interest Rate” means the rate determined by the Directors for the purpose of this constitution, and in the absence of a determination means the daily buying rate displayed at or about 10:30am (Sydney, New South Wales time) on the Reuter screen BBSW page for Australian bank bills of a three month duration;

“Register” means the register of Members of the Company; and

“Secretary” means any person appointed to perform the duties of a secretary of the Company and includes any person to act as such temporarily.

“Special Resolution” means a resolution that is passed by 75% (i.e., at least three quarters) of the votes cast by shareholders entitled to vote (either on a show of hands at the meeting or by the inclusion of proxies if on a poll) being in favour of the resolution.

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1.2	Interpretation

In this constitution, unless the context otherwise requires:

(a)	headings are for convenience only and do not affect the interpretation of this constitution;

(b)	words in the singular include the plural and vice versa;

(c)	a gender includes all genders;

(d)	if a word or phrase is defined all its other grammatical forms have a corresponding meaning;

(e)	references to “include” or “including” are to be construed without limitation;

(f)	references to this “constitution” or any document are to this constitution or document as amended, varied, supplemented novated or replaced (in each case, other than in breach of the provisions of this constitution or such other document);

(g)	each schedule forms part of this constitution and has effect as if set out in full in the body of this constitution and any reference to this constitution includes each schedule;

(h)	references to a “person” include any individual, corporation, trust, joint venture, organisation, government, committee, department, authority, partnership, unincorporated body or other entity (whether or not having separate legal personality) and that person’s representatives, successors, permitted substitutes or permitted assigns;

(i)	references to a “person” include that party’s representatives, successors, permitted substitutes or permitted assigns;

(j)	references to legislation or a legislative instrument are to that legislation or legislative instrument as amended, varied, supplemented, replaced or re-enacted;

(k)	references to conduct include an omission, statement or undertaking, whether or not in writing;

(l)	references to time are to Sydney, New South Wales, Australia time;

(m)	references to “writing” or “written” include any method of reproducing words, figures, drawings or symbols in a visible and tangible form and include communication by email;

(n)	references to “dollars”, “$”, “AUD” or “A$” is to the lawful currency of Australia;

(o)	a power, an authority or a discretion given to a Director, the Directors or the Company in general meeting or a Member may be exercised at any time and from time to time;

(p)	a chairperson appointed under this constitution may be referred to as chairperson, chairwoman, or as chair, as appropriate; and

(q)	a reference to a person being “present” at a meeting includes participating using technology approved by the Directors in accordance with this constitution.

1.3	Business Day

In this constitution, unless otherwise stated:

(a)	subject to rule 1.3(b), where the day on which a thing is to be done is not a Business Day, that thing must be done on the preceding Business Day; and

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(b)	where the day on which a payment is to be made is not a Business Day, that payment must be made on the next Business Day in the same calendar month or, if none, the preceding Business Day and any interest must be adjusted accordingly.

1.4	Constitution

In this constitution unless the contrary intention appears:

(a)	a word or discussion defined or used in the Act or the Listing Rules has the same meaning when used in this constitution; and

(b)	“section” means a section of the Act.

1.5	Effect of the Listing Rules

While the Company is listed on any Exchange, the following provisions apply:

(a)	nothing contained in this Constitution prevents an act being done that the Listing Rules require to be done;

(b)	if the Listing Rules require an act to be done or not to be done, authority is given for that act to be done or not done (as the case may be);

(c)	if the Listing Rules require this Constitution to contain a provision and it does not contain such a provision, this Constitution is deemed to contain that provision;

(d)	if the Listing Rules require this Constitution not to contain a provision and it contains such a provision, this Constitution is deemed not to contain that provision; and

(e)	if any provision of this Constitution is or becomes inconsistent with the Listing Rules, this Constitution is deemed not to contain that provision to the extent of the inconsistency.

1.6	Replaceable rules not to apply

The provisions of the Act that apply as replaceable rules are dispatched by this constitution and do not apply to the Company.

2.	Share capital

2.1	Directors to issues shares

The issue of shares in the Company is under the control of the Directors who may:

(a)	issue, allot and cancel or otherwise dispose of shares in the Company or grant options over any unissued shares in the Company to any person, on any terms and conditions and having attached to them such rights and restrictions as the Directors think fit; and

(b)	settle the manner in which fractions of a share, however arising, are to be dealt with,

subject to the Act, the Listing Rules and any special rights conferred on the holders of any shares or class of shares.

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2.2	Preference shares

(a)	The Company may issue preference shares and issued shares may be converted into preference shares provided that the rights of the holders of the preference shares with respect to the repayment of capital, participation in surplus assets and profits, cumulative or non-cumulative dividends, voting and priority of payment of capital and dividends in relation to other shares or other classes of preference shares are:

(i)	as set out in Schedule 1; or

(ii)	as approved by Special Resolution.

(b)	The rights of holders of preference shares issued by the Company other than pursuant to Schedule 1, but in accordance with the Act, are determined by the terms of issue of those preference shares and the relevant resolution of the Company and are not determined by or affected by the rights set out in Schedule 1.

(c)	Subject to the Act and the Listing Rules, the Company may issue preference shares which are, or are at the option of the Company to be liable, to be redeemed or to be converted into other shares on such conditions and in such a manner as the Directors decide under the terms of issue of the preference shares.

(d)	Subject to the Act and the Listing Rules, the Company may issue any combination of fully paid, partly paid or unpaid preference shares.

(e)	Despite this rule 2.2 and Schedule 1, the Company may not issue a preference share that confers on the holder rights that are inconsistent with those specified in the Listing Rules, except to the extent of any waiver or modification of the Listing Rules.

2.3	Certificates

(a)	If the Company participates in a computerised or electronic share transfer system conducted in accordance with the Listing Rules, the Company is not required to issue a certificate for the shares held by a holder and may cancel a certificate without issuing another certificate where permitted to do so by the Listing Rules.

(b)	Share certificates representing shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other persons authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process or as otherwise permissible under Applicable Law. All certificates for shares shall be consecutively numbered or otherwise identified and shall specify the shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and subject to this constitution, no new certificate shall be issued until the former certificate representing a like number of relevant shares shall have been surrendered and cancelled.

(b)	The Company shall not be bound to issue more than one certificate for shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

(c)	If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred or sustained by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

(d)	Every share certificate sent in accordance with this constitution will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

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2.4	Variation of rights

Subject to the Act and the terms of issue of a class of shares, the Company may vary all or any of the rights or privileges attached to that class of shares, whether or not the Company is being wound up by Special Resolution:

(a)	being passed at a separate meeting of the Members holding the issued shares of that class; or

(b)	with the consent in writing of the Members holding 75% of the issued shares of that class.

2.5	Class meetings

The provisions of this constitution relating to general meetings apply so far as they are capable of application (with any necessary changes) to a separate meeting of the holders of a class of shares except that:

(a)	a quorum is constituted by at least two persons who, between them, hold or represent at least one-third of the issued shares of the class (unless only one person holds all of the shares of the class, in which case that person constitutes a quorum); and

(b)	any holder of shares of the class, present in person or by proxy, or attorney or representative, may demand a poll.

2.6	Alteration of share capital

(a)	The Company may alter its share capital in any manner permitted by law.

(b)	Where fractions of shares are or would otherwise be created by an alteration of share capital under rule 2.6(a), the Directors may:

(i)	make cash payments;

(ii)	decide that fractions of shares are to be disregarded or rounded down to the nearest whole share; or

(iii)	decide that fractions of shares are to be rounded up to the nearest whole share by capitalising any amount available for capitalisation under rule 16 even though only some of the Members may participate in that capitalisation.

2.7	Non-recognition of interests

(a)	Except as required by law, the Company is entitled to treat the registered holder of a share as the absolute owner of that share and is not required to recognise:

(i)	a person as holding a share on any trust; or

(ii)	any other interest in any share or any other right in respect of a share except as an absolute right of ownership in the registered holder,

whether or not it has notice of the trust, interest or right.

(b)	With the consent of the Directors, shares held by a trustee may be marked in the Register in such a way as to identify them as being held subject to the relevant trust, provided that nothing in this rule 2.7(b) limits the operation of rule 2.7(a).

2.8	Joint holder of shares

Where two or more persons are registered as the joint holders of shares then they are taken to hold the shares as joint tenants with rights of survivorship. However, the Company is not bound:

(a)	to register more than three persons as joint holders of a share; or

(b)	issue more than one certificate or holding statement for shares jointly held.

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3.	Lien

3.1	Lien on shares, loans and distributions

(a)	The Company has a first and paramount lien on every share for:

(i)	all due and unpaid calls and instalments in respect of that share;

(ii)	all money which the Company is required by law to pay, and has paid, in respect of that share;

(iii)	reasonable interest on the amount due from the date it becomes due until payment;

(iv)	on each share acquired under an employee incentive scheme for any money payable to the Company by the holder for the acquisition of the share, including, subject to Applicable Law, any loan under an employee incentive scheme; and

(v)	reasonable expenses of the Company in respect of the default on payment.

(b)	A lien on a share under rules 3.1(a) extends to all distributions for that share, including dividends.

3.2	Exemption or extinguishment

(a)	The Directors may at any time exempt a share wholly or in part from the provisions of rules 3.1(a).

(b)	The Company’s lien on a share is extinguished if a transfer of the share is registered without the Company giving notice of the lien to the transferee.

3.3	Company’s right to recover payments

(a)	A Member must reimburse the Company on demand in writing for all payments the Company makes to a government or taxing authority in respect of the Member, the death of a Member or the Member’s shares, including dividends, where the Company is either:

(i)	required by law to make the relevant payment; or

(ii)	advised by a lawyer qualified to practice in the jurisdiction of the relevant government or taxing authority that the Company is obliged by law to make the relevant payment.

(b)	The Company is not obliged to advise the Member in advance of its intention to make the payment.

3.4	Reimbursement is a debt due

(a)	The obligation of a Member to reimburse the Company is a debt due to the Company as if it were a call on all the Member’s shares, duly made at the time when the written demand for reimbursement is given by the Company to the Member.

(b)	The provisions of this constitution relating to non-payment of calls in respect of shares, including payment of interest and sale of the Member’s shares under lien, apply to the debt.

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3.5	Sale under lien

(a)	Subject to the Act, the Company may sell, in any manner the Directors think fit, any share on which the Company has a lien, provided that:

(i)	an amount in respect of which the lien exists is presently payable; and

(ii)	the Company has, not less than fourteen (14) days before the date of sale, given to the registered holder of the share or the person entitled to the share by reason of the death or bankruptcy of the registered holder, a notice setting out, and demanding payment of, the amount which is presently payable in respect of which the lien exists.

(b)	For the purposes of giving effect to a sale under rule 3.5(a), the Company may receive the consideration, if any, given for the share so sold and may execute a transfer of the share sold in favour of the purchaser of the share, or do all such other things as may be necessary or appropriate for it to do to effect the transfer. The purchaser is not bound to see to the application of the purchase money.

(c)	The title of the purchaser to the share is not affected by any irregularity or invalidity in connection with the sale of the share under rule 3.5(a).

(d)	The proceeds of a sale under rule 3.5(a) must be applied by the Company in payment of the amount in respect of which the lien exists as is presently payable, and the residual, if any, must be paid to the person entitled to the share immediately before the sale.

3.6	Continuing liability

If the net proceeds from the sale or other disposal under this rule 3 are less than the sum of:

(a)	the amount due but unpaid in respect of that share;

(b)	the costs and expenses paid or payable in connection with the enforcement of the lien and the sale or other disposal; and

(c)	interest on those amounts,

(together the “Shortfall”) the person whose share has been sold or otherwise disposed of continues to be liable and must pay to the Company an amount equal to the Shortfall together with interest at the Prescribed Interest Rate.

4.	Calls on shares

4.1	Directors to make calls

Subject to this constitution and to the terms on which any shares are issued, the Directors may:

(a)	make calls on a Member for any amount unpaid on the shares of that Member, if the money is not by the terms of issue of those shares made payable at fixed times;

(b)	on the issue of shares, differentiate between the holders of the shares as to the amount of calls to be made and the times of payment;

(c)	make a call payable by instalments; and

(d)	revoke or postpone a call.

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4.2	Time of call

A call is taken to be made at the time when the resolution of the Directors authorising the call is passed.

4.3	Members’ liability

(a)	On receiving not less than twenty (20) Business Days’ notice specifying the time(s) and place of payment, each Member must pay to the Company by the time(s) and at the place specified in the notice, the amount called on that Member’s shares.

(b)	The joint holders of a share are jointly and individually liable to pay all calls and other amounts due and payable in respect of the share.

(c)	The non-receipt of notice of any call by, or the accidental omission to give notice of a call to, a Member does not invalidate the call.

4.4	Interest on default

(a)	If a sum called in respect of a share is not paid before or on the day appointed for payment of the sum, the person from whom the sum is due must pay interest on the sum from the day it is due to the time of actual payment at the Prescribed Interest Rate, calculated daily and payable monthly in arrears.

(b)	The Directors may waive payment of that interest wholly or in part.

4.5	Fixed instalments

If the terms of a share make a sum payable on issue of the share or at a fixed date:

(a)	this is taken to be a call duly made and payable on the date on which by the terms of the issue the sum becomes payable; and

(b)	in the case of non-payment, all the relevant provisions of this constitution as to payment of interests and expenses, forfeiture or otherwise apply as if the sum had become payable by virtue of a call duly made and notified.

4.6	Proceedings for recovery of calls

(a)	In an action or other proceedings to recover a call, or interest or costs or expenses incurred because of the failure to pay or late payment of a call, proof that:

(i)	the name of the defendant is entered in the Register as the holder or one of the holders of the share on which the call is claimed;

(ii)	the resolution making the call is recorded in the minute book; and

(iii)	notice of the call was given to the defendant complying with this constitution,

is conclusive evidence of the debt and it is not necessary to prove the appointment or Committee membership of the Directors who made the call or any other matter.

(b)	In rule 4.6(a), ‘defendant’ includes a person against whom the Company alleges a set-off or counterclaim and ‘action or other proceedings to recover a call’ is to be interpreted accordingly.

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4.7	Prepayment of calls and interest

The Directors may:

(a)	accept from a Member the whole or a part of the amount unpaid on a share although no part of that amount has been called; and

(b)	authorise payment by the Company of interest on the whole or any part of an amount so accepted, until the amount becomes payable, at such rate, not exceeding the Prescribed Interest Rate, as is agreed between the Directors and the Member paying the sum.

5.	Forfeiture of shares

5.1	Notice requiring payment of call

If a Member fails to pay the whole or any part of any call or instalment, on or before the day appointed for payment of that call or instalment, the Directors may give a notice to the Member requiring payment of so much of the call or instalment as is unpaid, together with any interest that has accrued and all costs and expenses that may have been incurred by the Company by reason of that non-payment or late payment of the call or instalment.

5.2	Contents of notice

The notice must:

(a)	name a further day (at least ten (10) Business Days from the date of service of the notice) by which the payment required by the notice is to be made;

(b)	identify the place where payment is to be made; and

(c)	state that, in the event of non-payment at or before the time appointed, the shares in respect of which the call was made will be liable to be forfeited.

5.3	Forfeiture for failure to comply with notice

(a)	If a notice under rule 5.1 has not been complied with by the date specified in the notice, the Directors may by resolution forfeit the relevant shares, at any time before the payment required by the notice has been made.

(b)	A forfeiture under rule 5.3(b) includes all dividends and other distributions to be made in respect of the forfeited shares which have not been paid or distributed before the forfeiture.

5.4	Sale or re-issue of forfeited shares

Subject to the Act, a share forfeited under rule 5.3 may be sold, re-issued or otherwise disposed of to such persons and on such terms as the Directors think fit.

5.5	Notice of forfeiture

(a)	If any share is forfeited under rule 5.3,

(i)	notice of the forfeiture must be given to the Member holding the share immediately before the forfeiture; and

(ii)	subject to rule 5.5(a), an entry of the forfeiture and its date must be made in the Register.

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(b)	Any failure to give notice or enter the forfeiture in the Register does not invalidate the forfeiture.

5.6	Surrender instead of forfeiture

The Directors may accept the surrender of any share which they are entitled to forfeit on any terms they think fit and any share so surrendered is deemed to be a forfeited share.

5.7	Cancellation of forfeiture

The Directors may, at any time before a sale, re-issue or disposal of a share under rule 5.4, cancel the forfeiture of that share on such terms as the Directors think fit.

5.8	Effect of forfeiture on former holder’s liability

A person whose shares have been forfeited:

(a)	ceases to be a Member in respect of the forfeited shares; and

(b)	remains liable to pay the Company all money that, at the date of forfeiture, was payable by that person to the Company in respect of the shares (including costs associated with the forfeiture and all proceedings instituted against the Member to recover the amount due, and interest up to the date of actual payment).

5.9	Balance to former holder

(a)	The Company must account to the former holder of the forfeited share for any balance remaining after deducting from proceeds the Company receives, the amount owing to the Company and the reasonable costs of the sale including interest.

(b)	The Company is not liable for any loss suffered by the former holder as a result of the sale.

5.10	Evidence of forfeiture

A written statement by a Director or Secretary that a share has been forfeited in accordance with this constitution on the date declared in the statement is evidence of the facts in the statement as against all persons claiming to be entitled to the share.

5.11	Transfer of forfeited share

(a)	The Company may receive any consideration given for a forfeited share on any sale, re-issue or disposal of the share under rule 5.4 and may execute or effect a transfer of the share in favour of the person to whom the share is sold, re-issued or disposed.

(b)	On the execution of the transfer, the transferee must be registered as the holder of the share and is not bound to see to the application of any money paid as consideration.

(c)	The title of the transferee to the share is not affected by any irregularity or invalidity in connection with the forfeiture, sale, re-issue or disposal of the share.

6.	Transfer of shares

6.1	Participation in computerised or electronic systems

The Directors may do anything that they consider necessary or desirable and that is permitted by Applicable Law to facilitate the Company’s participation in any computerised or electronic system for the purposes of facilitating dealings in shares (or securities).

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6.2	Forms of instrument of transfer

Subject to this constitution and the terms on which the shares are issued, a share in the Company may be transferred by an instrument in writing in any usual or common form or in any other form that the Directors approve.

6.3	Execution and delivery of transfer

A duly completed instrument of transfer:

(a)	must be executed by or on behalf of both the transferor and transferee unless the instrument of transfer relates only to fully paid shares and the Directors have dispensed with signature by the transferee or the transfer of shares is effected by a document which is, or documents which together are, a sufficient transfer of shares under the Act;

(b)	if required by Applicable Law to be stamped, be duly stamped;

(c)	in the case of a transfer of partly paid shares, be endorsed by, or accompanied by an instrument of transfer executed by, the transferee to the effect that the transferee agrees to accept the shares subject to the terms and conditions on which the transferor held them and to become a Member and to be bound by the constitution; and

(d)	be left for registration at the share registry of the Company, accompanied by any information that the Directors properly require to show the right of the transferor to make the transfer,

and in that event, the Company must, subject to the powers vested in the Directors by this constitution, register the transferee as the holder of the share.

6.4	Effect of registration

A transferor of a share remains the holder of the share transferred until the transfer is registered and the name of the transferee is entered in the Register in respect of the share.

6.5	Company to register forms without charge

No fee may be charged for registering any instrument of transfer or other document relating to or affecting the title to any share.

6.6	Power to refuse to register

(a)	The Directors may decline to register, or prevent registration of, a transfer of shares where:

(i)	the transfer is not in registrable form;

(ii)	the Company has a lien on any of the shares which are the subject of the transfer;

(iii)	the transfer is paper-based and registration of the transfer will result in a holding which is less than a marketable parcel;

(iv)	the registration of the transfer may breach Applicable Law or would be in breach of any order of any applicable court;

(v)	the transfer is not permitted under the terms of issue of the shares (including the terms of any employee incentive scheme of the Company); or

(vi)	the Company is otherwise permitted or required to do so under Applicable Law or the terms of issue of the shares.

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(b)	If the Company refuses to register a paper-based transfer under rule 6.6(a), it must tell the lodging party in writing of the refusal and the reason for it, within five (5) Business Days after the date on which the transfer was lodged.

6.7	Company to retain instrument of transfer

The Company must retain every instrument of transfer which is registered for any period determined by the Directors.

7.	Transmission of shares

7.1	Transmission of shares on death

If a Member who does not hold shares jointly dies, the Company will recognise only the personal representative of the Member as being entitled to the Member’s interest in the shares.

7.2	Information given by personal representative

(a)	If the personal representative of the Member who has died gives the Company the information they reasonably require to establish the representative’s entitlement to be registered as a holder of the shares:

(i)	the personal representative may:

(A)	by giving a signed notice to the Company, elect to be registered as the holder of the shares; or

(B)	by giving a completed transfer form to the Company, transfer the shares to another person; and

(ii)	the personal representative is entitled, whether or not registered as the holder of the shares, to the same rights as the Member.

(b)	On receiving an election under rule 7.2(a)(i)(A), the Company must register the personal representative as the holder of the shares.

(c)	A transfer under rule 7.2(a)(i)(B) is subject to the rules that apply to transfers generally.

7.3	Death of joint owner

(a)	Subject to rule 7.3(b), if a Member who holds shares jointly dies, the Company will recognise only the survivor as being entitled to the Member’s interest in the shares.

(b)	The estate of the Member is not released from any liability in respect of the shares.

7.4	Bound by prior notice

Despite rules 7.1 and 7.3, the Directors may register a transfer of shares signed by a Member before a transmission event even though the Company has notice of the transmission event.

7.5	Transmission of shares on bankruptcy

(a)	If a person entitled to shares because of the bankruptcy of a Member gives the Directors the information they reasonably require to establish the person’s entitlement to be registered as the holder of the shares, the person may:

(i)	by giving a signed notice to the Company, elect to be registered as the holder of the shares; or

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(ii)	by giving a completed transfer form to the Company, transfer the shares to another person.

(b)	On receiving an election under rule 7.5(a)(i), the Company must register the person as the holder of the shares.

(c)	A transfer under rule 7.5(a)(ii) is subject to the rules that apply to transfers generally.

(d)	This rule has effect subject to the Bankruptcy Act 1966 (Cth).

7.6	Transmission of shares on mental incapacity

(a)	If a person entitled to shares because of the mental incapacity of a Member gives the Directors the information they reasonably require to establish the person’s entitlement to be registered as the holder of the shares:

(i)	the person may:

(A)	by giving a signed notice to the Company, elect to be registered as the holder of the shares; or

(B)	by giving a completed transfer form to the Company, transfer the shares to another person; and

(ii)	the person is entitled, whether or not registered as the holder of the shares, to the same rights as the Member.

(b)	On receiving an elec3tion under rule 7.6(a)(i)(A), the Company must register the person as the holder of the shares.

(c)	A transfer under rule 7.6(a)(i)(B) is subject to the articles that apply to transfers generally.

8.	General meetings

8.1	Annual general meeting

Annual general meetings must be held in accordance with Applicable Law.

8.2	Convening a general meeting

(a)	The Directors may convene and arrange to hold a general meeting of the Company whenever they think fit and must do so if required to do so under Applicable Law.

(b)	Subject to the Act, the Board shall designate the date and time of the general meeting and may postpone, reschedule or cancel any previously scheduled general meeting, before or after the notice for such meeting has been sent.

(c)	Except as provided for in this Constitution in the case of annual general meetings, business transacted at any general meeting shall be limited to the matters stated in the notice of meeting given by or at the direction of the Board.

8.3	No action by written resolutions of Members

Any action required or permitted to be taken by the Members may be taken only upon the vote of the Members at a general meeting (including an annual general meeting) and may not be taken by written resolution of Members without a meeting.

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8.4	Record dates

(a)	For the purpose of determining the Members entitled to notice of or to vote at any general meeting, or any adjournment thereof, or entitled to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of shares or for the purpose of any other lawful action, the Board may fix, a minimum of ten (10) days in advance, a date as the record date for any such determination of Members.

(b)	If the Board does not fix a record date for any general meeting, the record date for determining the Members entitled to a notice of or to vote at such meeting shall be the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such dividend or other distribution is passed, as the case may be, or, if in accordance with this Constitution any such notice is waived, on the day next preceding the day on which the meeting is held. The record date for determining the Members for any other purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

(c)	A determination of the Members of record entitled to notice of or to vote at a meeting of the Members shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

8.5	Notice of general meetings

(a)	Notice of a general meeting must be given to the Members, Directors and the auditor in accordance with the Act, and while the Company is listed on an Exchange to the extent required by the Listing Rules, notice must also be given to the Exchange within the time limits prescribed by the Listing Rules.

(b)	At least forty (40) days’ notice of a general meeting must be given in accordance with rule 17.

(c)	In computing the period of notice under rule 17, both the day on which the last notice to Members is given or taken to be given and the day of the meeting convened by it are to be disregarded.

(d)	The contents of a notice of a general meeting called by Directors is to be decided by the Directors, but must state the general nature of the business to be transacted at the meeting and any other matters required by the Act.

8.6	Advance notice procedures for any business brought before general meeting by Members

(a)	For purposes of this Section, the term “Proposing Person” shall mean:

(i)	the Member or Members providing the notice of business proposed to be brought before a general meeting;

(ii)	the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made; or

(iii)	any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A under rules of the SEC) with such Member in such solicitation.

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(b)	Members may give notice of a resolution that they propose to move at a general meeting in accordance with the Act. To be in proper form to meet the requirements of this section, a Member’s notice shall set forth, with respect to business to be brought before a general meeting:

(i)	as to each Proposing Person:

(A)	the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Company’s books and records);

(B)	the number of shares of each class or series of shares of the Company that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person or any of its affiliates or associates (for purposes of this Constitution, as such terms are defined in Rule 12b-2 promulgated under the Exchange Act), except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of shares of the Company as to which such Proposing Person or any of its affiliates or associates has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (A) and (B) are referred to as “Member Information”);

(C)	any performance-related fee (other than an asset-based fee) that such Proposing Person, directly or indirectly, is entitled to based on any increase or decrease in the value of shares of any class or series of share capital of the Company;

(D)	any rights to dividends on the shares of any class or series of shares of the Company owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation;

(E)	any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Company or any of its officers or Directors, or any affiliate of the Company;

(F)	any other material relationship between such Proposing Person, on the one hand, and the Company or any affiliate of the Company, on the other hand;

(G)	any direct or indirect material interest in any material contract or agreement of such Proposing Person with an affiliate of the Company (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement);

(H)	any proxy, agreement, arrangement, understanding or relationship pursuant to which such Proposing Person has or shares a right to, directly or indirectly, vote any shares of any class or series of share capital of the Company; and

(I)	any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Applicable Law (the disclosures to be made pursuant to the foregoing clauses (C) through (H) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the shareholder or directed to prepare and submit the notice required by this Constitution on behalf of a beneficial owner; and

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(ii)	as to each item of business that a Proposing Person proposes to bring before a general meeting:

(A)	a brief description of the business desired to be brought before the annual general meeting, the reasons for conducting such business at the annual general meeting and any material interest in such business of each Proposing Person;

(B)	the text of the proposal or business (including the text of any resolutions proposed for consideration and, if such business includes a proposal to amend this Constitution, the text of such proposed amendment);

(C)	a reasonably detailed description of all agreements, arrangements and understandings:

(1)	between or among any of the Proposing Persons; or

(2)	between or among any Proposing Person and any other Person (including their names) in connection with the proposal of such business by such Member or in connection with acquiring, holding, disposing or voting of any shares of any class or series of share capital of the Company;

(D)	identification of the names and addresses of other Members (including beneficial owners) known by any of the Proposing Persons to support such business, and to the extent known, the class and number of all shares of the Company’s share capital owned of record or beneficially by such other Member(s) or other beneficial owner(s);

(E)	any other information relating to such item of business that would be included in disclosure filed or furnished with the SEC; provided, however, that the disclosures required by this rule shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the Member directed to prepare and submit the notice required by this Constitution on behalf of a beneficial owner; and

(F)	a statement whether or not the Member giving the notice and/or the other Proposing Person(s), if any, will deliver a proxy statement and form of proxy to holders of at least the percentage of voting power of all of the shares of share capital of the Company required under Applicable Law to approve the business proposal.

(c)	A Proposing Person shall update and supplement its notice to the Company of its intent to propose business at an annual general meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this rule 8.6 shall be true and correct as of the record date for the annual general meeting and as of the date that is ten (10) Business Days prior to the annual general meeting or any adjournment or postponement thereof, and such update and supplement shall be promptly delivered to, or mailed and received by, the Secretary at the principal executive offices of the Company

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(d)	The Board or a designated Committee thereof shall have the discretion, authority and power to determine whether business proposed to be brought before the annual general meeting was made in accordance with the provisions of this Constitution. If neither the Board nor such designated Committee makes a determination as to whether any business was made in accordance with the provisions of these this Constitution, the presiding officer at the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting, and if he or she should so determine, he or she shall so declare to the meeting. If the Board or a designated Committee thereof or the presiding officer, as applicable, determines that any Member proposal was not made in accordance with the provisions of this Constitution, any such business not properly brought before the meeting shall not be transacted.

8.7	Advance Notice Procedures for Any Nomination Brought Before Annual General Meeting

(a)	For a nomination to be properly brought before an annual general meeting by a Member, the notice of nomination must be presented by a Member, no earlier than the close of business on the 120th day before the general meeting and no later than the close of business on the 90th day before the meeting, who:

(i)	is present in person and who was a Member of record of the Company both at the time of giving the notice for the annual general meeting and at the time of the annual general meeting;

(ii)	is entitled to vote at the annual general meeting; and

(iii)	has complied with all requirements for proposing a nomination as set forth herein, including the requirements for notice and any other qualifications.

(b)	The number of nominees a nominating Member may nominate for election at an annual general meeting pursuant to this Constitution shall not exceed the number of Directors to be elected at such meeting.

(c)	Without qualification, for a Member to make any nomination of a person or persons for election to the Board at an annual general meeting pursuant to this Section, the Member must:

(i)	provide the information, agreements and questionnaires with respect to such Member and its candidate for nomination as required by the Board or this Constitution; and

(ii)	provide any updates or supplements to such notice at the times and in the forms required by this Constitution.

(d)	To be in proper form for purposes of this Constitution, a Member’s notice to the Secretary of a nomination shall set forth:

(i)	As to each Nominating Person (as defined below), the Member Information (as defined in rule 8.6(b)(i)(B)) except that for purposes of a nomination, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all appropriate places;

(ii)	As to each Nominating Person, any Disclosable Interests (as defined in rule 8.6(b)(i)(I)), except that for purposes of a nomination, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all appropriate places (and the disclosure with respect to the business to be brought before the meeting shall be made with respect to the nomination of each Person for election as a Director at the meeting);

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(iii)	A statement whether or not the Nominating Person will deliver a proxy statement and form of proxy to holders of at least the percentage of voting power of all of the shares of share capital of the Company reasonably believed by such Nominating Person to be sufficient to elect the nominee or nominees proposed to be nominated by such Nominating Person; and

(iv)	As to each candidate whom a Nominating Person proposes to nominate for election as a Director:

(A)	all information with respect to such candidate for nomination requested by the Board and included in disclosure filed or furnished with the SEC, including, but not limited to, the candidate’s name, age, business address and residential address, principal occupation or employment and the class or series and number of shares of capital stock of the Company, if any, that are owned beneficially or of record by the candidate;

(B)	all information relating to such candidate for nomination that is required under Applicable Law;

(C)	the candidate’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected;

(D)	a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed under Applicable Law (the disclosures to be made pursuant to the foregoing rules 8.7(d)(iv)(A) to 8.7(d)(iv)(D) are referred to as “Nominee Information”); and

(E)	a completed and signed questionnaire, representation and agreement as provided for below.

(v)	A Member providing notice of any nomination proposed to be made at the applicable meeting of Members shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the annual general meeting and as of the date that is ten (10) Business Days prior to the annual general meeting or any adjournment or postponement thereof, and such update and supplement shall be promptly delivered to, or mailed and received by, the Secretary at the principal executive offices of the Company.

(vi)	To be eligible to be a candidate for election as a Director of the Company at the applicable annual general meeting, a candidate must be nominated in the manner prescribed in this Constitution and the candidate for nomination, whether nominated by the Board or by a Member of record, must have previously delivered (in accordance with the time period requested by the Board), to the Secretary at the principal executive offices of the Company:

(A)	a completed written questionnaire (in the form provided by the Company) with respect to the background, qualifications, share ownership and independence of such candidate for nomination; and

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(B)	a written representation and agreement (in the form provided by the Company) that such candidate for nomination:

(1)	is not, and will not become a party to, any agreement, arrangement or understanding with any Person other than the Company with respect to any direct or indirect compensation or reimbursement for service as a Director of the Company that has not been disclosed therein;

(2)	understands his or her duties as a Director under Applicable Law and agrees to act in accordance with those duties while serving as a Director;

(3)	is not or will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any Person as to how such nominee, if elected as a Director, will act or vote as a Director on any issue or question to be decided by the Board, in any case, to the extent that such arrangement, understanding, commitment or assurance:

(I)	could limit or interfere with his or her ability to comply, if elected as Director of the Company, with his or her fiduciary duties under Applicable Law or with policies and guidelines of the Company applicable to all Directors; or

(II)	has not been disclosed to the Company prior to or concurrently with the Nominating Person’s submission of the nomination; and

(4)	if elected as a Director of the Company, will comply with all applicable corporate governance, conflict of interest, confidentiality, share ownership and trading and other policies and guidelines of the Company applicable to Directors and in effect during such Person’s term in office as a Director (and, if requested by any candidate for nomination, the Secretary of the Company shall provide to such candidate for nomination all such policies and guidelines then in effect).

(C)	The Board may also require any proposed candidate for nomination as a Director to furnish such other information as may reasonably be requested by the Board in writing prior to the applicable annual general meeting of Members at which such candidate’s nomination is to be acted upon in order for the Board to determine the eligibility of such candidate for nomination to be an independent Director of the Company in accordance with the Company’s policies and charters, including any Corporate Governance Guidelines or Board Committee charter(s).

(vii)	The Board or a designated Committee thereof shall have the power to determine whether a nomination proposed to be brought before the annual general meeting was made in accordance with the provisions of this Constitution. If neither the Board nor such designated Committee makes a determination as to whether any nomination was made in accordance with the provisions of this Constitution, the presiding officer at the annual general meeting shall, if the facts warrant, determine that the nomination was not properly brought before the annual general meeting, and if he or she should so determine, he or she shall so declare to the meeting. If the Board or a designated Committee thereof or the presiding officer, as applicable, determines that any nomination was not made in accordance with the provisions of this Constitution, any such Director nominee not properly brought before the meeting shall not be nominated or elected.

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8.8	Cancellation or postponement of general meetings

(a)	Subject to rule 8.8(b), if the Directors in their absolute discretion decide that it is unreasonable or impracticable to hold a general meeting at the time or place specified in the notice of that general meeting, they may cancel or postpone the general meeting to another time or place by giving notice of the cancellation or postponement to all the Members.

(b)	A general meeting called and arranged under section 249D of the Act may not be postponed beyond the date by which section 249D requires it to be held and may not be cancelled without the consent of the requisitioning Member or Members.

(c)	Notice of cancellation or postponement or change of place of a general meeting must state the reason for cancellation or postponement and be:

(i)	while the Company is listed on an Exchange and to the extent required by the Listing Rules, be given to the Exchange or otherwise in accordance with the Listing Rules; or

(ii)	subject to the Act, given in any other manner determined by the Directors.

8.9	Non-receipt of notice

The non-receipt of notice of a general meeting or cancellation or postponement of a general meeting by, or the accidental omission to give notice of a general meeting or cancellation or postponement of a general meeting to, a person entitled to receive notice does not invalidate any resolution passed at the general meeting or at a postponed meeting or the cancellation or postponement of a meeting.

8.10	Director entitled to notice of meeting

A Director is entitled to receive notice of and to attend all general meetings and all separate meetings of the holders of any class of shares in the capital of the Company.

9.	Proceedings at general meetings

9.1	Number for a quorum

(a)	No business other than the appointment of the chairperson of the general meeting is to be transacted at a general meeting if the persons attending it do not constitute a quorum.

(b)	A quorum consists of:

(i)	At least one-third of the voting power of the shares entitled to vote at a general meeting;

(ii)	if and for so long as the Company has one Member only, one Member entitled to vote on the business to be transacted; or

(iii)	if and for so long as the Company has two or more Members, two Members who are entitled to vote of the business to be transacted.

in each case present in person, or by one or more proxies, attorneys or representatives.

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(c)	In determining whether a quorum is present, each individual attending as a proxy, attorney or representative is to be counted, except that:

(i)	where a Member has appointed more than one proxy, attorney or representative, only one is to be counted; and

(ii)	where an individual is attending both as a Member and as a proxy, attorney or representative, that individual is to be counted only once.

(d)	If a quorum is present at the time the first item of business is transacted, it is taken to be present when the meeting proceeds to consider each subsequent item of business unless the chairperson of the meeting (on the chairperson’s own motion or at the request of a Member, proxy, attorney or representative who is present) declares otherwise.

(e)	If, within thirty (30) minutes after the time appointed for a meeting a quorum is not present, the meeting:

(i)	if convened at the request of Members, is dissolved; and

(ii)	in any other case, stands adjourned to the same day in the next week and the same time and place, or to such other day, time and place as the Directors determine and if, at the adjourned meeting, a quorum is not present within thirty (30) minutes after the time appointed for the meeting, the meeting must be dissolved.

9.2	Admission to general meetings

Subject to the Act, the chairperson of a general meeting may take any action he or she considers appropriate for the safety of persons attending the meeting and the orderly conduct of the meeting and may refuse admission to, or require to leave and remain out of the meeting, any person, including but not limited to a person:

(a)	in possession of a pictorial-recording or sound-recording device;

(b)	in possession of a place card or banner;

(c)	in possession of an article considered by the chairperson to be dangerous, offensive or liable to cause disruption;

(d)	who refuses to produce or to permit examination of any article, or the contents of any article, in the person’s possession;

(e)	who behaves or threatens to behave in a dangerous, offensive or disruptive manner; or

(f)	who is not:

(i)	a Member or a proxy, attorney or representative of a Member;

(ii)	a Director;

(iii)	an auditor of the Company; or

(iv)	a person requested by the Directors or chairperson to attend the meeting.

9.3	Appointment of chairperson of general meeting

(a)	The Chair of the Board shall preside as the Chair of every general meeting.

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(b)	If a general meeting is held and:

(i)	the Chair of the Board is not present at the meeting, or is not willing to act as Chair, and a chairperson has not been elected by the Directors; or

(ii)	the elected chairperson is not present within fifteen (15) minutes after the time appointed for the holding of the meeting or is unable or unwilling to act,

the following may preside as chairperson of the meeting (in order of precedence):

(iii)	any deputy chairperson;

(iv)	a Director chosen by a majority of the Directors present;

(v)	the only Director present; or

(vi)	(if no Directors are present), a Member chosen by a majority of the Members present in person or by proxy, attorney or representative.

9.4	Conduct of general meetings

(a)	The chairperson of a general meeting:

(i)	has charge of the general conduct of the meeting and the procedures to be adopted at the meeting;

(ii)	may require the adoption of any procedure which is in the chairperson’s opinion necessary or desirable for proper and orderly debate or discussion and the proper and orderly casting or recording of votes at the general meeting; and

(iii)	may, having regard where necessary in accordance with Applicable Law, terminate discussion or debate on any matter whenever the chairperson considers it necessary or desirable for the proper conduct of the meeting, and a decision by the chairperson under this rule 9.4(a) is final.

(b)	The Company may hold a meeting of Members at two or more venues or entirely virtually, in each case using any technology that gives the Members a reasonable opportunity to participate, and in this instance:

(i)	a Member participating in the meeting using technology is taken to be present in person at the meeting;

(ii)	all the provisions in this constitution relating to meetings of Members apply, so far as they can and with such changes as are necessary, to meetings of the Members using that technology; and

(iii)	the meeting is to be taken to be held at the place determined by the chairperson of the general meeting so long as at least one of the Members involved was at that place for the duration of the general meeting.

(c)	If the technology used in accordance with the requirement of rule 9.4(b) encounters a technical difficulty, whether before or during the meeting, which results in a Member not being able to participate in the meeting, the chairperson may, subject to Applicable Law, allow the meeting to continue, or may adjourn the meeting either for such reasonable period as may be required to fix the technology or to such other time and location as the chairperson deems appropriate.

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9.5	Adjournment of general meetings

(a)	The chairperson of a general meeting may at any time during the meeting adjourn the meeting or any business, motion, question, resolution, debate or discussion being considered or remaining to be considered by the meeting either to a later time at the same meeting or to an adjourned meeting at any time and place, but:

(i)	in exercising the discretion to do so, the chairperson may, but need not, seek the approval of the Members present in person or by representative; and

(ii)	only unfinished business is to be transacted at a meeting resumed after an adjournment.

(b)	Unless required by the chairperson, a vote may not be taken or demanded by the Members present in person or by proxy, attorney or representative in respect of any adjournment.

(c)	It is not necessary to give any notice of an adjournment or of the business to be transacted at any adjourned meeting unless a meeting is adjourned for one month or more.

(d)	Where a meeting is adjourned, the Directors may postpone, cancel or change the venue of the adjourned meeting.

(e)	Where a meeting is adjourned, to the extent required by the Listing Rules, notice of the adjourned meeting must be given to the Exchange, but need not be given to any other person.

9.6	Voting at general meetings

(a)	Subject to the requirements of Applicable Law, a resolution is taken to be carried if a simple majority of the votes cast on the resolution are in favour of it.

(b)	A resolution put to the vote of a general meeting must be decided on show of hands unless a poll is demanded by:

(i)	the chairperson of the meeting; or

(ii)	any Member present and having the right to vote at the meeting,

before a show of hands on that resolution or immediately after the result of a show of hands on that resolution is declared.

(c)	A declaration by the chairperson that a resolution has on a show of hands been carried or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the book containing the minutes of the proceedings of the Company, is conclusive evidence of the fact.

(d)	Neither the chairperson nor the minutes need state, and it is not necessary to prove, the number or proportion of the votes recorded in favour of or against the resolution.

(e)	A poll may be demanded on any resolution at a general meeting other than the election of a chair or the question of an adjournment.

(f)	A demand for a poll may be made by:

(i)	at least five Members entitled to vote on the resolution; or

(ii)	Members with at least five percent of the votes that may be cast on the resolution on a poll.

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(g)	If a poll is demanded:

(i)	it must be taken in the manner and at the date and time directed by the chairperson and the result of the poll is a resolution of the meeting at which the poll was demanded;

(ii)	on the election of a chairperson or on a question of adjournment, it must be taken immediately;

(iii)	it may be withdrawn if:

(A)	the poll has not yet been taken; and

(B)	the chairperson of the general meeting consents to the withdrawal,

and a demand so withdrawn shall not invalidate the result of a show of hands declared before the demand was made; and

(iv)	the demand does not prevent the continuance of the meeting for the transaction of any business other than the question on which the poll has been demanded.

(h)	If there is an equality of votes, either on a show of hands or on a poll, the chairperson of the general meeting is not entitled to a casting vote, in addition to any votes to which the chairperson is entitled as a Member or proxy, attorney or representative of a Member.

9.7	Entitlement to vote

(a)	Subject to this constitution, Applicable Law and to any rights or restrictions attached to any class or classes of shares:

(i)	on a show of hands, each:

(A)	Member present in person has one vote; and

(B)	each other person present as a proxy, attorney or representative of a Member or Members has one vote, provided that if that person represents personally or by proxy, attorney or representative more than one Member:

(1)	that one vote will be taken as having been cast for all the Members the person represents; and

(2)	the person must not exercise that vote in a way that would contravene any directions given to that person in accordance with rule 9.11(g) in any instrument appointing the person as a proxy, attorney or representative; and

(ii)	on a poll, each:

(A)	Member present in person has one vote for each fully paid share held by the Member; and

(B)	person present as proxy, attorney or representative of a Member has one vote for each fully paid share held by the Member that the person represents;

(b)	If a share is held jointly and more than one Member votes in respect of that share, only the vote of the Member whose name appears first in the Register counts.

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(c)	A Member is not entitled to vote at a general meeting unless all calls and other amounts presently payable by that Member in respect of the shares in the Company have been paid.

9.8	Unpaid calls and partly paid Shares

(a)	A Member is not entitled to vote in respect of any share on which a call or instalment of a call is due and payable but is unpaid.

(b)	If a Member holds any partly paid share, the aggregate number of votes that Member is entitled to cast on a poll in respect of those partly paid shares is equal to A.

A is determined as follows:

Where:

(i)	B is the number of partly paid shares held by the Member;

(ii)	C is the amount actually partly paid up (not credited) on the shares; and

(iii)	D is an amount equal to the fully paid up issue price of the number of partly paid shares held by the Member.

If A is not a whole number, the number of votes must be rounded down to the next whole number.

9.9	Transmission event

A person entitled to a share because of a transmission event may vote at any general meeting in respect of that share in the same way as if that person were the registered holder of the share if, before the meeting, the Directors have:

(a)	admitted that person’s right to vote at that meeting in respect of the share; or

(b)	been satisfied of that person’s right to be registered as the holder of, or to transfer, the share under rule 7.2(a),

and any vote so tendered by that person must be accepted to the exclusion of the vote of the registered holder of the share.

9.10	Objection to voting qualification

(a)	An objection to the right of a person to attend or vote at the meeting or adjourned meeting:

(i)	may not be raised except at that meeting or adjourned meeting; and

(ii)	must be referred to the chairperson of the meeting, whose decision is final.

(b)	A vote not disallowed under the objection is valid for all purposes.

9.11	Representation at general meetings

(a)	Subject to this constitution, each Member entitled to vote at a meeting of Members may vote:

(i)	in person or, where a Member is a body corporate, by its representatives;

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(ii)	by not more than 2 proxies; or

(iii)	by not more than 2 attorneys.

(b)	A proxy, attorney or representative may, but need not, be a Member.

(c)	A proxy, attorney or representative may be appointed for all general meetings, or for any number of general meetings, or for a particular general meeting.

(d)	Unless otherwise provided in the instrument, an instrument appointing a proxy, attorney or representative is to be taken to confer authority:

(i)	to agree to a meeting being convened by shorter notice than is required by Applicable Law or by this constitution;

(ii)	to agree to a resolution being proposed and passed as a Special Resolution at a meeting of which less than the period of notice required by Applicable Law has been given; and

(iii)	even though the instrument may refer to specific resolutions and may direct the proxy, attorney or representative how to vote on those resolutions, to do any of the acts specified in rule 9.11(e).

(e)	The acts referred to in rule 9.11(d)(iii) are:

(i)	to vote on any amendment moved to the proposed resolutions and on any motion that the proposed resolutions not be put or any similar motion;

(ii)	to vote on any procedural motion, including any motion to elect the chairperson to vacate the chair or to adjourn the meeting; and

(iii)	to act generally at the meeting.

(f)	Where a Member appoints 2 proxies or attorneys to vote at the same general meeting, the following rules apply:

(i)	if the appointment does not specify the proportion or the number of votes that each proxy or attorney (as applicable) may exercise, each proxy or attorney (as applicable) half of the Member’s vote;

(ii)	on a show of hands, neither proxy or attorney may vote;

(iii)	on a poll, each proxy or attorney may only exercise the voting rights the proxy or attorney represents; and

(iv)	if both appointments cannot be validly exercised at the meeting, the later appointment revokes the earlier appointment of a proxy or attorney.

(g)	An instrument appointing a proxy or attorney may direct the manner in which the proxy or attorney is to vote in respect of a particular resolution and, where an instrument so provides, the proxy or attorney is not entitled to vote on the proposed resolution except as directed in the instrument.

(h)	Subject to rule 9.11(i), an instrument appointing a proxy or attorney need not be in any particular form as long as it is in writing, legally valid and signed by or on behalf of the appointer or the appointer’s attorney.

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(i)	A proxy or attorney may not vote at a general meeting or adjourned meeting or on a poll unless the instrument appointing the proxy or attorney, and the authority under which the instrument is signed or a certified copy of the authority, are:

(i)	received at the registered office of the Company, a fax number at the Company’s registered office or at another place, fax number or electronic address specified for that purpose in the notice convening the meeting or in the materials distributed to Members for the meeting;

(ii)	in the case of a meeting or an adjourned meeting, tabled at the meeting or adjourned meeting at which the person named in the instrument proposed to vote; or

(iii)	in the case of a poll, produced when the poll is taken.

(j)	The Directors may waive all or any of the requirements of rules 9.11(g) and 9.11(i) and in particular may, on the production of such other evidence as the Directors require to prove the validity of the appointment of a proxy or attorney, accept:

(i)	an oral appointment of a proxy or attorney;

(ii)	an appointment of a proxy or attorney which is not signed in the manner required by rule 9.11(h); and

(iii)	the deposit, tabling or production of a copy (including a copy sent by fax, email or presented in electronic format) of an instrument appointing a proxy or attorney or of the power of attorney or other authority under which the instrument is signed.

(k)	A vote given in accordance with the terms of an instrument appointing a proxy or attorney is valid despite:

(i)	a transmission event occurring in relation to the appointer; or

(ii)	the revocation of the instrument or of the authority under which the instrument was executed,

if no written notice of the transmission event or revocation has been received by the Company by the time and at one of the places at which the instrument appointing the proxy or attorney is required to be deposited, tabled or produced under rule 9.11(i).

(l)	A vote given in accordance with the terms of an instrument appointing a proxy or attorney is valid despite the transfer of the share in respect of which the instrument was given, if the transfer is not registered by the time at which the instrument appointing the proxy or attorney is required to be deposited, tabled or produced under rule 9.11(i).

(m)	The appointment of a proxy or attorney is not revoked by the appointer attending and taking part in the general meeting but, if the appointer votes on a resolution, the person acting as proxy or attorney for the appointer is not entitled to vote, and must not vote, as the appointer’s proxy or attorney on the resolution.

9.12	Minutes

(a)	Within one month after each general meeting, the Directors must record or cause to be recorded in the minute book of the Company:

(i)	the proceedings and resolutions of each general meeting;

(ii)	any declarations at each general meeting; and

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(iii)	any information in relation to proxy votes which is required by the Act.

(b)	The minute books must be kept at the registered office.

10.	The Directors

10.1	Number of Directors

(a)	The number of Directors which shall constitute the whole Board shall be fixed exclusively by one or more resolutions adopted from time to time by the Board however such number shall not be less than three (3). No reduction of the authorised number of Directors shall have the effect of removing any Director before that Director’s term of office expires.

(b)	At least two of the Directors must ordinarily reside in Australia.

10.2	Appointment and removal of Directors

(a)	Subject to Applicable Law, the Company may by Ordinary Resolution elect any natural person, willing and permitted under Applicable Law to act as a Director, to be a Director either to fill a vacancy or as an addition to the existing Board. The Directors shall be divided into three (3) classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board. Class I Directors shall initially serve until the first annual general meeting following the time that the Company is first listed on an Exchange (the “Classification Effective Time”); Class II Directors shall initially serve until the second annual general meeting following the Classification Effective Time; and Class III Directors shall initially serve until the third annual general meeting following the Classification Effective Time. At each succeeding annual general meeting of the Company, Directors shall be elected for a full term of three (3) years to succeed the Directors of the class whose terms expire at such annual general meeting. Notwithstanding the foregoing provisions of this Article, each Director shall hold office until the expiration of his term, until his successor shall have been duly elected and qualified or until his earlier death, resignation or removal. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.

(b)	Except as otherwise expressly required by Applicable Law, and subject to the special rights of the holders of one or more series of preferred shares to elect Directors, any vacancies on the Board resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of Directors shall be filled only by the affirmative vote of a majority of the Directors then in office, even though less than a quorum, or by a sole remaining Director, and shall not be filled by the shareholders. Any Director appointed in accordance with the preceding sentence shall hold office for a term that shall coincide with the remaining term of the class to which the Director shall have been appointed and until such Director’s successor shall have been elected and qualified or until his or her death, resignation, disqualification, retirement or removal. A vacancy in the Board shall be deemed to exist under this Constitution in the case of the death, removal or resignation of any Director. Subject to any provision to the contrary in this Constitution, a Director may be removed by an Ordinary Resolution of the Company at a general meeting or in accordance with the Act or for Cause (as defined in below), at any time before the expiration of his or her period of office, notwithstanding anything in this Constitution or in any agreement between the Company and such Director (but without prejudice to any claim for damages under any such agreement). “Cause” for removal of a Director shall be deemed to exist only if the Director, as determined by the Board:

(i)	has been convicted of an arrestable offence by a court of competent jurisdiction and such conviction is no longer subject to direct appeal;

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(ii)	is disqualified from acting as a Director under the Act;

(iii)	personally becomes bankrupt or insolvent or makes any arrangement or composition with his or her creditors generally;

(iv)	is absent from Board meetings for a continuous period of six consecutive months without leave of absence from the Directors and a majority of the other Directors have not, within ten (10) Business Days of having been given a notice by the Secretary giving details of the absence, resolve that a leave of absence be granted; or

(v)	such Director has been adjudicated by a court of competent jurisdiction to be mentally incompetent, which mental incompetency directly affects such Director’s ability to perform his or her obligations as a Director, in each case at any time before the expiration of his or her term notwithstanding anything in this Constitution or in any agreement between the Company and such Director (but without prejudice to any claim for damages under such agreement).

(c)	An appointment of a person as a Director is not effective unless a signed consent to the appointment is provided by that person to the Company. The appointment of a person as a Director will take effect on the later of the date of appointment and the date on which the Company receives the signed consent.

10.3	Termination of Director’s appointment

A person ceases to be a Director as soon as that person:

(a)	ceases to be a Director by virtue of any provision of the Act;

(b)	becomes of unsound mind or a person whose person or estate is liable to be dealt with in any way under the law relating to mental health;

(c)	resigns from the office by notice in writing to the Company or is removed under this constitution; or

(d)	has been absent either personally or by proxy or Alternate Director at meetings of the Directors for more than six consecutive months without leave of absence from the Directors.

10.4	Remuneration of Directors

To the extent permitted by Applicable Law, the Directors shall receive such remuneration as the Board may from time to time determine. Each Director shall be entitled to be repaid or prepaid all traveling, hotel and incidental expenses reasonably incurred or expected to be incurred by him or her in attending meetings of the Board or Committees of the Board or general meetings or separate meetings of any class of shares of the Company or otherwise in connection with the discharge of his duties as a Director.

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10.5	Directors’ interests

(a)	Any Director who has a material personal interest in a contract or proposed contract of the Company, holds any office or owns any property such that the Director might have duties or interests which conflict with, or which may conflict, either directly or indirectly, with the Director’s duties or interests as a Director, must give the Directors notice of the interest at a meeting of Directors.

(b)	A notice of a material personal interest must set out:

(i)	the nature and extent of the interest; and

(ii)	the relation of the interest to the affairs of the Company.

(c)	The notice must be provided to the Directors at a Board meeting as soon as practicable.

(d)	A Director who has a material personal interest in a matter that is being considered at a Board meeting must not, except where permitted under the Act:

(i)	vote on the matter at the meeting; or

(ii)	be present while the matter is being considered at the meeting, and accordingly will not count for the purposes of determining whether there is a quorum.

(e)	Subject to the Act, no Director is disqualified from office due to the fact that such Director holds any other office or association:

(i)	with the Company;

(ii)	with any of the Company’s subsidiaries;

(iii)	with any company in which the Company is or becomes a shareholder or otherwise interested; or

(iv)	arising from contracting or arranging with the Company or any other company referred to in rules 10.5(e)(ii) or 10.5(e)(iii), either as vendor, purchaser or otherwise.

(f)	A contract or arrangement entered into by or on behalf of the Company in which a Director is in any way interested (including any contract referred to in rule 10.5(e)) is not invalid or voidable merely because the Director holds office as a Director or because of the fiduciary obligations arising from that office.

(g)	A Director who is interested in any arrangement involving the Company is not liable to account to the Company for any profit realised under the arrangement merely because the Director holds office as a Director or because of the fiduciary obligations arising from that office, provided that the Director complies with the disclosure requirements applicable under rules 10.5(a) and 10.5(b) and under the Act regarding that interest.

(h)	A reference to the Company in this rule 10.5 is also a reference to each related body corporate of the Company.

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11.	Powers and duties of Directors

11.1	Directors to manage Company

The Directors are responsible for overseeing the proper management of the business of the Company and they may exercise all the powers of the Company as are not by the Act or by this constitution required to be exercised by the Company in general meeting.

11.2	Specific powers of Directors

Without limiting the generality of rule 11.1, the Directors may exercise all the powers of the Company to borrow or raise money, to charge any property or business of the Company or all or any of its uncalled capital and to issue debentures or other securities or give any other security for a debt, liability or obligation of the Company or of any other person.

11.3	Power of attorney

(a)	The Directors may, by power of attorney, appoint any person or persons to be the attorney or attorneys of the Company for the purposes and with the powers, authorities and discretions vested in or exercisable by the Directors for such period and subject to such conditions as they think fit.

(b)	A power of attorney granted under rule 11.3(a) may contain such provisions for the protection and convenience of persons dealing with the attorney as the Directors think fit and may also authorise the attorney to delegate (including by way of appointment of a substitute attorney) all or any of the powers, authorities and discretions vested in the attorney.

11.4	Signing of receipts and negotiable instruments

The Directors may determine the manner in which and persons by whom cheques, promissory notes, bankers’ drafts, bills of exchange and other negotiable instruments, and receipts for money paid to the Company, may be signed, drawn, accepted, endorsed or otherwise executed (as applicable).

11.5	Committees

(a)	The Directors may delegate any of their powers, other than powers required by Applicable Law to be dealt with by Directors as a Board, to a Committee or Committees consisting of one or more of their number as they think fit.

(b)	A Committee to which any powers have been delegated under rule 11.5(a) must exercise those powers in accordance with any directions of the Directors.

11.6	Delegation of Directors’ powers

(a)	The Directors may delegate any of their powers to any persons they select for any period, to be exercised for any objects and purposes on any terms and subject to any conditions and restrictions as they think fit, and may revoke, withdraw, alter or vary the delegation of any of those powers.

(b)	The powers of delegation expressly or impliedly conferred by this constitution on the Directors are conferred in substitution for, and to the exclusion of, the power conferred by section 198D of the Act.

12.	Proceedings of Directors

12.1	Directors’ meetings

(a)	The Directors may meet together for the dispatch of business and adjourn and otherwise regulate their meetings as they think fit.

(b)	A Director may at any time, and the Secretary must on the written request of a Director, convene a meeting of the Directors.

(c)	A Directors’ meeting may be called or held using any technology consented to by all the Directors (“Approved Technology”). The consent may be a standing one. A Director may only withdraw their consent within a reasonable period before the meeting. The contemporaneous linking together by Approved Technology of a number of the Directors sufficient to constitute a quorum, constitutes a meeting of Directors and all the provisions of this constitution relating to meetings of the Directors apply, so far as they can and with such changes as are necessary, to meetings of Directors by Approved Technology.

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(d)	A Director participating in a meeting by Approved Technology is to be taken to be present in person at the meeting.

(e)	A meeting by Approved Technology is to be taken to be held at the place determined by the chairperson of the meeting as long as at least one of the Directors involved was at that place for the duration of the meeting.

(f)	If, before or during the meeting, any technical difficulty occurs as a result of which one or more Directors cease to participate, the chairperson may adjourn the meeting until the difficulty is remedied or may, where a quorum remains present, continue with the meeting.

12.2	Notice of meetings of Directors

(a)	Subject to this constitution, notice of a meeting of Directors must be given to each person who is at the time of giving the notice a Director, other than a Director on leave of absence approved by the Directors.

(b)	A notice of a meeting of Directors:

(i)	must specify the time and place of the meeting;

(ii)	need not state the nature of the business to be transacted at the meeting;

(iii)	may be given immediately before the meeting; and

(iv)	may be given in person or by post or by telephone, fax or other electronic means.

(c)	A Director may waive notice of any meeting of Directors by notifying the Company to that effect in person or by post, telephone, fax or other electronic means.

(d)	The non-receipt of notice of a meeting of Directors by, or a failure to give notice of a meeting of Directors to, a Director does not invalidate any thing done or resolution passed at the meeting if:

(i)	the non-receipt of failure occurred by accident or error;

(ii)	before or after the meeting, the Director or an Alternate Director appointed by the Director has waived or waives notice of that meeting under rule 12.2(c) or has notified or notifies the Company of his or her agreement to that thing or resolution personally or by post, telephone, fax or other electronic means; or

(iii)	the Director or an Alternate Director appointed by the Director attended the meeting.

(e)	A person who attends a meeting of Directors waives any objection that person may have to a failure to give notice of the meeting.

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12.3	Voting

(a)	A question arising at a meeting of Directors is to be decided by a majority of votes of Directors present and entitled to vote and that decision is for all purposes a decision of the Directors.

(b)	If there are an equal number of votes for and against a question, the chairperson of the Directors’ meeting does not have a casting vote in addition to any deliberative vote.

12.4	Chairperson and deputy chairperson of Directors

(a)	The Directors may elect one of their number as chairperson of their meetings and one of their number as deputy chairperson or lead independent Director and may also determine the periods for which the chairperson and deputy chairperson or lead independent Director are to hold office.

(b)	If a Directors’ meeting is held and:

(i)	a chairperson has not been elected under rule 12.4(a); or

(ii)	the chairperson is not present within ten (10) minutes after the time appointed for the holding of the meeting or is unable or unwilling to act,

the deputy chairperson or lead independent Director will be the chairperson of the meeting. If a deputy chairperson or lead independent Director has not been elected, or is not present or willing to act, the Directors present must elect one of their number to be chairperson of the meeting.

12.5	Quorum at meetings of Directors

(a)	At a meeting of Directors, the number of Directors whose presence in person or by proxy is necessary to constitute a quorum is:

(i)	if the Directors have fixed a number for the quorum, that number of Directors as determined by the Directors; and

(ii)	in any other case, two Directors.

(b)	Subject to rule 12.5(c), the continuing Directors may act despite a vacancy in their number.

(c)	If their number is reduced below any minimum number fixed by the Board, if applicable the continuing Directors may, except in an emergency, act only for the purpose of filling vacancies to the extent necessary to bring their number up to that minimum or to convene a general meeting.

12.6	Committee

(a)	The Members of a Committee may elect one of their number as chairperson of their meetings. If a meeting of a Committee is held and:

(i)	a chairperson has not been elected; or

(ii)	the chairperson is not present within fifteen (15) minutes after the time appointed for the holding of the meeting or is unable or unwilling to act,

the Members involved may elect one of their number to be chairperson of the meeting.

(b)	A Committee may meet and adjourn as it thinks proper.

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(c)	Questions arising at a meeting of a Committee are to be determined by a majority of votes of the Members of the Committee present and voting.

12.7	Circulating resolutions

(a)	The Directors may pass a resolution without a Directors’ meeting being held if:

(i)	all of the Directors entitled to vote on the resolution have consented to the resolution in accordance with this rule 12.7; and

(ii)	the Directors who assent to the document would have constituted a quorum at a meeting of Directors held to consider that resolution.

(b)	For the purposes of rule 12.7(a):

(i)	the resolution is passed when the last participating Director consents to the resolution in accordance with this rule 12.7; and

(ii)	the resolution is not invalidated if it is consented to by a Director who is not entitled to vote.

(c)	A Director may consent to a resolution by:

(i)	any technology, including telephone or email;

(ii)	signing a document that sets out the terms of the resolution and contains a statement to the effect that the Director is in favour of the resolution; or

(iii)	by giving the Company a written notice (including by fax or other electronic means) addressed to and received by the Secretary or the chairperson:

(A)	that signifies the Director’s assent to the resolution;

(B)	that sets out the terms of the resolution or identifies those terms; and

(C)	if the Director has notified the Company in writing of a specified means by which his or her consent must be authenticated (including by providing particular personal information or an allocated code), that authenticates the Director’s consent by those specified means.

(d)	Where a Director signifies assent to a resolution pursuant to rule 12.7(c)(i) the Director must, by way of confirmation, sign a document that sets out the terms of the resolution and contains a statement to the effect that the Director is in favour of the resolution before or at the next meeting of Directors attended by that Director. The resolution, the subject of the assent under rule 12.7(c)(i) is not invalid if the Director does not comply with this rule 12.7(d).

(e)	Any document referred to in this rule 12.7 may be in the form of a fax or electronic notification. Separate copies of a document (including in electronic form) may be signed by the Directors if the wording of the resolution and statement is identical in each copy.

(f)	This rule 12.7 applies to resolutions of Committees as if the references to Directors were references to Committee Members.

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12.8	Validity of acts of Directors

All acts done at a meeting of the Directors or of a Committee, or by a person acting as a Director are, even if it is afterwards discovered that:

(a)	there was a defect in the appointment or continuance in office of a person as a Director or of the person so acting; or

(b)	a person acting as a Director was disqualified or was not entitled to vote,

as valid as if the relevant person had been duly appointed or had duly continued in office and was qualified and entitled to vote.

12.9	Minutes

(a)	Within one month after each Directors’ meeting, the Directors must record or cause to be recorded in the minute book:

(i)	the proceedings and resolutions of each Directors’ meeting; and

(ii)	all resolutions passed without a Directors’ meeting.

(b)	The minute book must be kept at the registered office of the Company.

13.	Officers

(a)	The officers of the Company shall consist of the chief executive officer, the chief financial officer, and Secretary, and such additional officers as the Board may from time to time determine, all of whom shall be deemed to be officers for the purposes of Applicable Law and this Constitution.

(b)	The officers shall receive such remuneration as the Directors or a Committee designated by the Board (or, if and as determined by the Directors or such Committee with respect to the compensation of officers other than the chief executive officer, by the chief executive officer) may from time to time determine.

(c)	The Company must have at least one Secretary who ordinarily resides in Australia.

(d)	The Secretary and additional officers, if any, shall be appointed by the Board and shall hold office on such terms and for such period as the Board may determine. If thought fit, two or more persons may be appointed as joint Secretaries. The Board may also appoint from time to time on such terms as it thinks fit one or more assistant or deputy Secretaries.

(e)	The officers of the Company shall have such powers and perform such duties in the management, business and affairs of the Company as may be delegated to them by the Directors from time to time.

(f)	All acts done by an executive officer are not invalidated merely because of:

(i)	a defect in the appointment or continuance in office of an executive officer; or

(ii)	the executive officer being disqualified from being an executive officer,

if that circumstance was not known by the executive officer when the act was done.

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14.	Inspection of records

(a)	Subject to the Act, the Directors may determine whether, to what extent, at what time and places, and under what conditions, the accounting records, Board papers, books and other documents of the Company or any of them will be open to the inspection of Members (other than Directors).

(b)	A Member or other person (other than a Director) does not have the right to inspect any Board papers, books, records or documents of the Company except as provided by Applicable Law or as authorised by the Directors.

15.	Dividends and reserves

15.1	Payment of dividend

(a)	Subject to Applicable Law, this constitution and the terms of issue or rights of any shares with special rights to dividends, the Directors may determine that a dividend is payable, fix the amount and the time for payment and authorise the payment or crediting by the Company to, or at the direction of, each Member entitled to that dividend.

(b)	The Directors may rescind or alter any such determination made in accordance with rule 15.1(a) before payment is made.

15.2	No interest on dividends

Interest is not payable by the Company on a dividend.

15.3	Reserves

(a)	The Directors may set aside out of the Company’s profits any reserves or provisions they decide.

(b)	The Directors may appropriate to the profits of the Company any amount previously set aside as a reserve or provision.

(c)	Setting aside an amount as a reserve or provision does not require the Directors to keep the amount separate from the Company’s other assets or prevent the amount being used in the Company’s business or being invested as the Directors decide.

15.4	Carry forward of profits

The Directors may carry forward any part of the profits remaining that they consider should not be distributed as dividends or capitalised, without transferring those profits to a reserve or provision.

15.5	Calculation and apportionment of dividends

(a)	Subject to the rights of persons, if any, entitled to shares with special rights as to dividends and to the terms of issue of any shares to the contrary, all dividends are divisible among the Members so that, on each occasion on which a dividend is paid:

(i)	the same sum is paid on each fully paid share; and

(ii)	the sum paid on a partly paid share is the proportion of the sum referred to in rule 15.5(a)(i) that the amount paid on the shares bears to the total of the amounts paid and payable on the share.

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To determine the amount paid on a share, exclude any amount:

(iii)	paid or credited as paid in advance of a call; and

(iv)	credited as paid on a share to the extent that it exceeds the value (ascertained at the time of issue of the share) of the consideration received for the issue of the share.

(b)	All dividends are to be apportioned and paid pro rata to the amounts paid on the shares during any portion or portions of the period for which the dividend is paid, but, if any share is issued on terms providing that it will rank for dividend as from a particular date, that share ranks for dividend accordingly.

15.6	Deductions from dividends

The Directors may deduct from any dividend payable to, or at the direction of, a Member any sums presently payable by that Member to the Company on account of calls or otherwise in relation to shares.

15.7	Non-cash distributions

(a)	When resolving to pay a dividend, the Directors may:

(i)	resolve that the dividend be satisfied either wholly or partly by the distribution of specific assets to some or all of the persons entitled to the dividend, including shares, debentures or other securities of the Company or any other body corporate or trust; and

(ii)	direct that the dividend payable in respect of any particular shares be satisfied wholly or partly by such distribution, and that the dividend payable in respect of other shares be paid in cash.

(b)	For the purposes of paying a non-cash distribution, the Directors may make whatever arrangements they think fit, including, where any difficulty arises regarding the distribution:

(i)	fixing the value for distribution of any specific assets;

(ii)	paying cash or issue shares, debentures or other securities to any Member in order to adjust the rights of all parties; and

(iii)	vesting any of those specific assets, cash, shares, debentures or other securities in a trustee or nominee on trust for the persons entitled to the distribution or capitalised amount, on such terms that seem expedient to the Directors.

15.8	Payments in respect of shares

(a)	A dividend, interest or other money payable in cash in respect of shares may be paid using any payment method chosen by the Company, including:

(i)	by means of a direct credit as determined by the Directors to the latest payment account details for the relevant holding as provided in writing by the holder or holders shown on the Register; or

(ii)	by cheque sent through the post directed to the address in the Register of the holder or, in the case of joint holders, to the address of the joint holder first named in the Register or to such other address as the holder or joint holder directs in writing.

(b)	Payment of money is at the risk of the holder or holders to whom it is sent.

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15.9	Effectual receipt from one joint holder

Any one of two or more joint holders may give an effectual receipt for any dividend, interest or other money payable in respect of the shares held by them as joint holders.

15.10	Election to accept shares instead of dividends

The Directors may determine for any dividend which it is proposed to pay on any shares of the Company that holders of the shares may elect:

(a)	to forego the right to share in the proposed dividend or part of such proposed dividend; and

(b)	to receive instead an issue of shares credited as fully paid on such terms as the Directors think fit.

15.11	Unclaimed dividends

All dividends or other sums which are:

(a)	payable in respect of shares; and

(b)	unclaimed after having been declared or become payable,

may be invested or otherwise made use of by the Directors for the benefit of the Company until claimed or until required to be dealt with in accordance with any law relating to unclaimed moneys.

16.	Capitalisation of profits

16.1	Capitalisation of reserves and profits

Subject to Applicable Law, the Directors:

(a)	may resolve to capitalise any sum, being the whole or a part of the amount for the time being standing to the credit of any reserve account or the profit and loss account or otherwise available for distribution to Members; and

(b)	may, but need not, resolve to apply the sum in any of the ways mentioned in rule 16.2, for the benefit of Members in the proportions to which those Members would have been entitled in a distribution of that sum by way of dividend.

16.2	Applying a sum for the benefit of Members

The ways in which a sum may be applied for the benefit of Members under rule 16.1 are:

(a)	in paying up any amounts unpaid on shares held by Members;

(b)	in paying up in full unissued shares or debentures to be issued to Members as fully paid; or

(c)	partly as mentioned in rule 16.2(a) and partly as mentioned in rule 16.2(b).

16.3	Implementing the resolution

The Directors may do all things necessary to give effect to the resolution under rule 16.1 and in particular, to the extent necessary to adjust the rights of the Members among themselves, may:

(a)	make cash payments in cases where shares or debentures become issuable in fractions;

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(b)	authorise any person to make, on behalf of all or any of the Members entitled to any further shares or debentures on the capitalisation, an agreement with the Company providing for:

(i)	the issue to them, credited as fully paid up, of any further shares or debentures; or

(ii)	the payment by the Company on their behalf of the amounts or any part of the amounts remaining unpaid on their existing shares by the application of their respective proportions of the sum resolved to be capitalised, and any agreement so made is effective and binding on all the Members concerned;

(c)	fix the value of specified assets; or

(d)	vest property in trustees.

17.	Notices

17.1	Document includes notice

In this rule 17, a reference to a document includes a notice and a notification by electronic means.

17.2	Form of document

Unless expressly stated otherwise in this constitution, all notices, certificates, statements, demands, appointments, directions and other documents referred to in this constitution must be in writing.

17.3	Methods of service

The Company may give a document to a Member:

(a)	personally;

(b)	by delivering it or sending it by post to the address for the Member in the Register or an alternative address nominated by the Member;

(c)	by sending it to a fax number or electronic address nominated by the Member; or

(d)	by notifying the Member by an electronic means nominated by the Member that:

(i)	the document is available; and

(ii)	how the Member may use the nominated access means to access the document.

17.4	Post

A document sent by post:

(a)	if sent to an address in Australia, may be sent by ordinary post; and

(b)	if sent to an address outside Australia, must be sent by airmail,

and, in either case, is taken to have been given and received on the day after the day of its posting.

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17.5	Fax or other electronic means

A document sent or given by fax or other electronic means:

(a)	is taken to be effected by properly addressing and transmitting the fax or other electronic transmission; and

(b)	is taken to have been given and received one hour after its transmission if the sender has not received a notice of non-delivery.

17.6	Evidence of service

Proof of actual receipt is not required. A certificate signed by a Director or a Secretary stating that a document was sent, delivered or given to a Member personally, by post, fax or other electronic means on a particular date is evidence that the document was sent, delivered or given on that date and by those means.

17.7	Joint holders

A document may be given by the Company to the joint holders of a share by giving it to the joint holder first named in the Register for the share.

17.8	Persons entitled to shares

A person who by operation of law, transfer or other means whatsoever becomes entitled to any share is absolutely bound by every document given in accordance with this rule 17 to the person from whom that person derives title prior to registration of that person’s title in the Register.

18.	Winding up

18.1	Distribution of assets

If the Company is wound up, the liquidator may, with the sanction of a Special Resolution of the Company:

(a)	divide among the Members in kind the whole or any part of the property of the Company; and

(b)	for that purpose set such value as the liquidator considers fair on any property to be so divided and may determine how the division is to be carried out as between the Members or different classes of Members.

18.2	Powers of liquidator to vest property

The liquidator may, with the sanction of a Special Resolution of the Company, vest the whole or any part of any such property in trustees on such trusts for the benefit of the contributories as the liquidator thinks fit, but so that no Member is compelled to accept any shares or other securities in respect of which there is any liability.

18.3	Shares issued on special terms

Rules 18.1 and 18.2 do not prejudice or affect the rights of a Member holding shares issued on special terms and conditions.

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19.	Indemnity and insurance

19.1	Indemnity

To the maximum extent permitted by law, the Company shall indemnify any current or former Director or Secretary or officer of the Company or a subsidiary of the Company out of the property of the Company against:

(a)	any liability incurred by the person in that capacity (except a liability for legal costs);

(b)	legal costs incurred in defending or resisting (or otherwise in connection with) proceedings, whether civil or criminal or of an administrative or investigatory nature, in which the person becomes involved because of that capacity; and

(c)	legal costs incurred in good faith in obtaining legal advice on issues relevant to the performance of their functions and discharge of their duties as an officer of the Company or a subsidiary, if that expenditure has been approved in accordance with the Company’s policy, except to the extent that:

(d)	the Company is forbidden by law to indemnify the person against the liability or legal costs; or

(e)	an indemnity by the Company of the person against the liability or legal costs, if given, would be made void by law.

19.2	Insurance

The Company may pay or agree to pay, whether directly or through an interposed entity, a premium for a contract insuring a person who is or has been a Director or Secretary or officer of the Company or of a subsidiary of the Company against liability incurred by the person in that capacity, including a liability for legal costs, unless:

(a)	the Company is forbidden by law to pay or agree to pay the premium; or

(b)	the contract would, if the Company paid the premium, be made void by law.

19.3	Contract

The Company may enter into an agreement with a person referred to in rules  19.1 and 19.2 with respect to the matters covered by those rules. An agreement entered into pursuant to this rule 19.3 may include provisions relating to rights of access to the books of the Company conferred by the Act, the Listing Rules or otherwise by law.

20.	General

20.1	Governing law, jurisdiction and exclusive forum

(a)	This constitution is governed by the laws of New South Wales, Australia.

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(b)	Each party submits to the non-exclusive jurisdiction of the courts of New South Wales, Australia, and to the fullest extent permitted by Applicable Law, any person or entity purchasing or otherwise acquiring any interest in any security of the Company shall be deemed to have notice of and consented to the provisions of this rule 20.1, including the following provisions:

(i)	Unless the Company consents in writing to the selection of an alternative forum, New South Wales, Australia. shall be the sole and exclusive forum for any Member (including a beneficial owner) to bring:

(A)	any derivative action or proceeding brought on behalf of the Company;

(B)	any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former Director, officer or other employee, agent or stockholder of the Company to the Company or to the Company’s Members;

(C)	any action, suit or proceeding asserting a claim against the Company, its current or former Directors, officers, employees, agents or Members arising pursuant to Applicable Law or this Constitution; or

(D)	any action, suit or proceeding asserting a claim against the Company, its current or former Directors, officers, employees, agents or Members governed by the internal affairs doctrine.

(ii)	If any action the subject matter of which is within the scope of this rule 20.1 is filed in a court other than in a court of New South Wales, Australia (a “Foreign Action”) by any Member (including any beneficial owner), to the fullest extent permitted by Applicable Law, such stockholder shall be deemed to have consented to:

(A)	the personal jurisdiction of New South Wales, Australia. in connection with any action brought in any such court to enforce this rule 20.1; and

(B)	having service of process made upon such stockholder in any such action by service upon such Member’s counsel in the Foreign Action as agent for such Member;

(c)	Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by Applicable Law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act; and

(d)	Notwithstanding the foregoing, the provisions of this section 21.1 of the Constitution shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act, or any other claim for which the U.S. federal courts have exclusive jurisdiction.

20.2	Corporate Opportunity

(a)	To the fullest extent permitted by Applicable Law, no individual serving as a Director who is not employed by the Company (“Outside Director”), and AgCentral Energy Pty Ltd and its affiliates and Nabors Industries, Ltd. and its affiliates (together with each Outside Director, the “Exempted Persons”) shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for the Exempted Persons, on the one hand, and the Company, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, the Exempted Persons shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty solely by reason of the fact that an Exempted Person pursues or acquires such corporate opportunity, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company.

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(b)	Notwithstanding the foregoing provisions, the Company does not renounce any interest or expectancy it may have in any business opportunity that is expressly offered to any Outside Director solely in his or her capacity as an Outside Director of the Company, and not in any other capacity, unless the disinterested Members of the Board determine that the Company renounces such interest or expectancy in accordance with Applicable Law.

(c)	To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this rule 20.2 to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this rule 20.2 apply equally to activities conducted in the future and that have been conducted in the past.

20.3	Severability

(a)	Any provision of this constitution that is or becomes prohibited or unenforceable in any jurisdiction is ineffective as to that jurisdiction to the extent of the prohibition or unenforceability.

(b)	This rule 20.3 does not invalidate the remaining provisions of this constitution nor affect the validity or enforceability of that provision in any other jurisdiction.

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Schedule 1         Terms of preference shares

The Company may issue preference shares under rule 2.2 on the following terms.

1.	Dividend rights and priority of payment

(a)	Each preference share confers on the holder a right to receive a dividend (“Dividend”) at the rate or in the amount and on the conditions decided by the Directors under the terms of issue unless, and to the extent that, the Directors decide under the terms of issue that there is no right to receive a Dividend.

(b)	Without limiting the conditions which, under the terms of issue, the Directors may impose upon any right to receive a Dividend, the Directors may under the terms of issue, impose conditions upon the right to receive a Dividend which may be changed or reset at certain times or upon certain events and in the manner and to the extent the Directors decide under the terms of issue.

(c)	Any Dividend:

(i)	is non-cumulative unless, and to the extent that, the Directors decide otherwise under the terms of issue; and

(ii)	will rank for payment:

(A)	in priority to ordinary shares unless, and to the extent that, the Directors decide otherwise under the terms of issue;

(B)	in priority to shares in any other class of shares or class of preference shares expressed under the terms of issue to rank behind for the payment of dividends;

(C)	equally with shares in any other class of shares or class of preference shares expressed under the terms of issue to rank equally for the payment of dividends; and

(D)	behind shares in any other class of shares or class of preference shares expressed under the terms of issue to rank in priority for the payment of dividends.

(d)	If, and to the extent that, the Directors decide under the terms of issue, each preference share may, in addition to any right to receive a Dividend, participate equally with the ordinary shares in distribution of profits available as dividends.

(e)	Each preference share confers on its holder:

(i)	if, and to the extent that the Dividend is cumulative, the right in a winding up or on redemption to payment of the amount of any Dividend accrued but unpaid on the share at the commencement of the winding up or the date of redemption, whether earned or determined or not;

(ii)	if, and to the extent that the Dividend is non-cumulative, and if, and to the extent that, the Directors decide under the terms of issue, the right in a winding up or on redemption to payment of the amount of any Dividend accrued but unpaid for the period commencing on the dividend payment date which has then most recently occurred and ending on the commencement of the winding up or the date of redemption, whether earned or determined or not,

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with the same priority in relation to each other class of shares as the priority that applies in relation to the payment of the Dividend.

2.	Entitlement to payment of capital sum

(a)	Each preference share confers on its holder the right in a winding up or on a redemption to payment of:

(i)	any amount paid on the share, or any amount fixed by the Directors under the terms of issue or capable of determination pursuant to a mechanism adopted by the Directors under the terms of issue; and

(ii)	a further amount out of the surplus assets and profits of the Company on the conditions decided by the Directors under the terms of issue unless, and to the extent that, the Directors decide under the terms of issue that there is no right to any payment of a further amount out of the surplus assets and profits of the Company, in priority to ordinary shares and, unless the Directors decide otherwise under the terms of issue, in priority to shares in any other class of shares or class of preference shares expressed to rank behind on a winding up, equally with shares in any other class of shares or class of preference shares expressed to rank equally on a winding up, and behind shares in any other class of shares or class of preference shares expressed to rank in priority on a winding up.

(b)	Unless otherwise decided by the Directors under the terms of issue, a preference share does not confer on its holder any right to participate in the profits or property of the Company except as set out in this Schedule 1.

3.	Bonus issues and capitalisation of profits

If, and to the extent that the Directors decide under the terms of issue, a preference share may confer a right to a bonus issue or capitalisation of profits in favour of holders of those shares only.

4.	Voting rights

(a)	A preference share does not entitle its holder to vote at any general meeting of the Company except on the questions, proposals or resolutions or during periods of time or in circumstances identified by the Directors in the terms of issue, which, unless the Directors decide otherwise under the terms of issue, are as follows:

(i)	a proposal:

(A)	to reduce the share capital of the Company;

(B)	that affects rights attached to the share;

(C)	to wind up the Company; or

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(D)	for the disposal of the whole of the property, business and undertaking of the Company;

(ii)	a resolution to approve the terms of a buy-back agreement;

(iii)	during a period in which a Dividend or part of a Dividend on the share is in arrears;

(iv)	during the winding up of the Company.

(b)	Each holder of a preference share who has a right to vote on a resolution is entitled to the number of votes specified in rule 9.7 of the Constitution.

5.	Meeting

Each preference share confers on its holder the same rights as those conferred by the Constitution upon the holders of ordinary shares in relation to receiving notices (including notices of general meetings), reports, balance sheets and audited accounts and of attending and being heard at all general meetings of the Company.

6.	Foreign Currency

Where any amount is payable by the Company to the holder of a preference share in a currency other than Australian dollars, and the amount is not paid when due or the Company has commenced winding up, the holder may give notice to the Company requiring payment of an amount in Australian dollars equal to the foreign currency amount calculated by applying the reference rate on the date of payment for the sale of the currency in which the payment is to be made for Australian dollars. Reference rate means the rate applicable in the market and at the time determined by the Directors before allotment of those preference shares and specified in the terms of issue for those preference shares.

7.	Conversion to ordinary shares

Subject to the Corporations Act, any other Applicable Law and the terms of issue of a preference share as determined by the Directors:

(a)	a preference share which may be converted into an ordinary share in accordance with its terms of issue, at the time of conversion and without any further act:

(i)	has the same rights as a fully paid ordinary share; and

(ii)	ranks equally with other fully paid ordinary shares on issue,

however, the terms of issue of the preference share may provide otherwise including for the issue of additional ordinary shares on conversion as determined by the Directors; and

(b)	the conversion does not constitute a cancellation, redemption or termination of the preference share or the issue, allotment or creation of new shares, but has the effect of varying the status of, and the rights attaching to, the preference share so that it becomes an ordinary share.

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8.	Amendment to the terms

Subject to complying with all Applicable Law, the Company may, without the consent of preference shareholders, amend or add to the terms of the preference shares if, in the opinion of the Company, the amendment or addition is:

(a)	of a formal, minor or technical nature;

(b)	to correct a manifest error;

(c)	made to comply with any Applicable Law;

(d)	convenient for the purpose of obtaining or maintaining the listing of the Company or quotation of the preference shares; or

(e)	is not likely to be or become materially prejudicial to the preference shareholders.

9.	Variation of rights

Subject to paragraph 8 and the terms of issue of a preference share as determined by the Directors, the rights attaching to a preference share may only be varied or cancelled by a Special Resolution of the Company and:

(a)	by a Special Resolution passed at a meeting of preference shareholders entitled to vote and holding shares in that class; or

(b)	with the written consent of holders of at least 75% of the issued shares of that class.

10.	Further issue of shares

If the Company issues new preference shares that rank equally with existing preference shares, the issue will not be taken to vary the rights attached to the existing preference shares unless otherwise determined by the Directors in the terms of issue of the existing shares.

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